MANAGEMENT'S DISCUSSION AND ANALYSIS

This Management's Discussion and Analysis (MD&A) dated October 26, 2022 is provided to enable readers to assess the results of operations, liquidity, and capital resources of AltaGas Ltd. ("AltaGas", the "Company" or the "Corporation") as at and for the three and nine months ended September 30, 2022. This MD&A should be read in conjunction with the accompanying unaudited condensed interim Consolidated Financial Statements and notes thereto of AltaGas as at and for the three and nine months ended September 30, 2022 and the audited Consolidated Financial Statements and MD&A as at and for the year ended December 31, 2021.

The Consolidated Financial Statements and comparative information have been prepared in accordance with United States (U.S.) generally accepted accounting principles (U.S. GAAP) and in Canadian dollars, unless otherwise indicated. Throughout this MD&A, references to GAAP refer to U.S. GAAP and dollars refer to Canadian dollars, unless otherwise indicated.

Abbreviations, acronyms, and capitalized terms used in this MD&A without express definition shall have the same meanings given to those terms in the MD&A as at and for the year ended December 31, 2021 or the Annual Information Form for the year ended December 31, 2021.

This MD&A contains forward-looking information (forward-looking statements). Words such as “expect”, “anticipate”, “will”, “continues”, “estimate”, “growth”, “plans”, "may" and similar expressions suggesting future events or future performance, as they relate to the Corporation or any affiliate of the Corporation, are intended to identify forward-looking statements. In particular, this MD&A contains forward-looking statements with respect to, among other things, business objectives, expected growth, results of operations, performance, business projects and opportunities, and financial results. Specifically, such forward-looking statements included in this document include, but are not limited to, statements with respect to the following: AltaGas' belief in the role and importance of global resource exports; expected annual consolidated normalized EBITDA of approximately $1.50 to $1.55 billion and expected 2022 normalized earnings per share of approximately $1.80 to $1.95 per share; expectation that Utilities will contribute 60 percent of 2022 normalized EBITDA; expectation that Midstream will contribute 40 percent of 2022 normalized EBITDA; growth levels and drivers expected in the Utilities and Midstream segments; expectation that AltaGas will continue to be impacted by acquisition related contingencies; expectation for normalized EBITDA to be higher in the Corporate/Other segment in 2022 than in 2021; expectation that growth will offset lost EBITDA from a full year impact of asset sales completed in 2021 and the impact of expected 2022 asset sales; expectation for timing of asset sales, including the sale of AltaGas' Alaskan Utilities; expected savings of approximately $39 million over the initial five-year term of the 7.35 percent Fixed-to-Fixed Rate Subordinated Notes, Series 2, due to lower taxes and financing charges; the percentage of AltaGas' expected 2022 frac exposed volumes that are hedged; expectation for an active hedging program in 2022; plan to underpin a growing portion of annual capacity at AltaGas' export facilities by tolling arrangements over the next several years; estimated impact of changes in commodity prices, exchange rates, and weather on normalized annual EBITDA; expected net capital expenditures of $995 million in 2022; anticipated segment allocation and focus of capital expenditures in 2022; expectation that growth capital will be funded through internally-generated cash flow and normal course borrowings on existing committed credit facilities; expected cost, completion, and in-service dates for growth capital projects; anticipated timing of applications, hearings, and decisions of rate cases before Utilities regulators; expected spending and first year energy savings goal under the SEMCO EWR Plan; expected impacts of Washington Gas' dividend restrictions on AltaGas' ability to meet its obligations; AltaGas' long-term objectives for managing capital; potential risks and impacts associated with the COVID-19 pandemic and current political uncertainty; payment of dividends; future changes in accounting policies and adoption of new accounting standards; and the anticipated settlement of AltaGas' wind-up of its Canadian defined benefit pension plan.

These statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events, and achievements to differ materially from those expressed or implied by such statements. Such statements reflect AltaGas’

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current expectations, estimates, and projections based on certain material factors and assumptions at the time the statement was made. Material assumptions include: anticipated timing of asset sale closings, effective tax rates, the expected duration and impact of the COVID-19 pandemic, financing initiatives, degree day variance from normal, pension discount rate, the performance of the businesses underlying each sector, impacts of the hedging program, expected commodity supply, demand and pricing, volumes and rates, exchange rates, inflation, interest rates, credit ratings, regulatory approvals and policies, future operating and capital costs, capacity expectations, weather, frac spread, access to capital, planned and unplanned plant outages, timing of in-service dates of new projects and acquisition and divestiture activities, returns on investments, and dividend levels.

AltaGas’ forward-looking statements are subject to certain risks and uncertainties which could cause results or events to differ from current expectations, including, without limitation: risk related to COVID-19; health and safety risks; operating risks; natural gas supply risks; volume throughput; infrastructure; service interruptions; cyber security, information, and control systems; climate-related risks, including carbon pricing; regulatory risks; litigation; changes in law; political uncertainty and civil unrest; decommissioning, abandonment and reclamation costs; reputation risk; weather data; Indigenous and treaty rights; capital market and liquidity risks; general economic conditions; internal credit risk; foreign exchange risk; integration of Petrogas; debt financing, refinancing, and debt service risk; interest rates; counterparty and supplier risk; technical systems and processes incidents; dependence on certain partners; growth strategy risk; construction and development; transportation of petroleum products; underinsured and uninsured losses; impact of competition in AltaGas' businesses; counterparty credit risk; market risk; composition risk; collateral; rep agreements; market value of common shares and other securities; variability of dividends; potential sales of additional shares; labor relations; key personnel; risk management costs and limitations; commitments associated with regulatory approvals for the acquisition of WGL; cost of providing retirement plan benefits; failure of service providers; and the other factors discussed under the heading "Risk Factors" in the Corporation’s Annual Information Form for the year ended December 31, 2021 and set out in AltaGas’ other continuous disclosure documents.

Many factors could cause AltaGas' or any particular business segment's actual results, performance, or achievements to vary from those described in this MD&A, including, without limitation, those listed above and the assumptions upon which they are based proving incorrect. These factors should not be construed as exhaustive. Should one or more of these risks or uncertainties materialize, or should assumptions underlying forward-looking statements prove incorrect, actual results may vary materially from those described in this MD&A as intended, planned, anticipated, believed, sought, proposed, estimated, forecasted, expected, projected, or targeted, and such forward-looking statements included in this MD&A should not be unduly relied upon. The impact of any one assumption, risk, uncertainty, or other factor on a particular forward-looking statement cannot be determined with certainty because they are interdependent and AltaGas’ future decisions and actions will depend on Management’s assessment of all information at the relevant time. Such statements speak only as of the date of this MD&A. AltaGas does not intend, and does not assume any obligation, to update these forward-looking statements except as required by law. The forward-looking statements contained in this MD&A are expressly qualified by these cautionary statements.

Financial outlook information contained in this MD&A about prospective financial performance, financial position, or cash flows is based on assumptions about future events, including economic conditions and proposed courses of action, based on AltaGas Management's assessment of the relevant information currently available. Readers are cautioned that such financial outlook information contained in this MD&A should not be used for purposes other than for which it is disclosed herein.

Additional information relating to AltaGas, including its quarterly and annual MD&A and Consolidated Financial Statements, Annual Information Form, and press releases are available through AltaGas' website at www.altagas.ca or through SEDAR at www.sedar.com.

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AltaGas Business Overview and Organization

AltaGas is a leading North American energy infrastructure company that connects natural gas and natural gas liquids (NGLs) to domestic and global markets. The Company operates a diversified, lower-risk, high-growth energy infrastructure business that is focused on delivering resilient and durable value for its stakeholders. AltaGas has three reporting segments - Utilities, Midstream, and Corporate/Other.

Utilities Segment

AltaGas' Utilities segment owns and operates franchised, cost-of-service, rate-regulated natural gas distribution and storage utilities that focuses on providing safe, reliable, and affordable energy to approximately 1.7 million residential and commercial customers.

This includes operating four utilities, two of which are pending sale, that operate across five major U.S. jurisdictions with a rate base of approximately US$5.0 billion. This includes:

▪Washington Gas, which is the Company’s largest operating utility that serves approximately 1.2 million customers across Maryland, Virginia and the District of Columbia;
▪SEMCO Energy, which delivers essential energy to approximately 321,000 customers in Southern Michigan and Michigan’s Upper Peninsula;
▪ENSTAR, which is pending sale, is the largest gas utility in Alaska and delivers energy to approximately 151,000 customers in Greater Anchorage and the surrounding Cook Inlet region; and
▪Cook Inlet Natural Gas Storage Alaska (CINGSA), which is pending sale, is a regulated storage utility that provides reliable access to natural gas.

The Utilities business also includes other storage facilities and contracts for interstate natural gas transportation and storage services, as well as WGL Energy Services, an affiliated retail energy marketing business, which sells natural gas and electricity directly to residential, commercial, and industrial customers located in Maryland, Virginia, Delaware, Pennsylvania, Ohio, and the District of Columbia.

Midstream Segment

AltaGas’ Midstream segment is a leading North American platform that connects customers and markets. From wellhead to tidewater and beyond, the Company is focused on providing its customers with safe and reliable service and connectivity that facilitates the best outcomes for their businesses. This includes global market access for North American Liquified Petroleum Gases (LPGs), which provides North American producers and aggregators with attractive netbacks for propane and butane while delivering diversity of supply and supporting stronger energy security in Asia.

Throughout AltaGas’ Midstream operations, the Company believes it is playing a vital role within the larger energy ecosystem that keeps the global economy moving forward and is providing key resources to society, and doing so in a safe, reliable and affordable manner.

AltaGas’ Midstream platform is heavily focused on the Montney resource play in Northeastern B.C. and centers around global exports, which is where the Company believes the market is headed for resource development over the long-term. AltaGas

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also operates a broader set of midstream infrastructure assets across the Western Canadian Sedimentary Basin (WCSB) and select regions in the U.S., which are all focused on connecting customers and markets in the most efficient manner possible.

There are three core pillars to AltaGas’ Midstream platform that are integral to each other and facilitate the Company’s wellhead to tidewater and beyond value chain. These include:

▪Global Exports, which includes AltaGas’ two LPG export terminals where the Company has capacity to export up to 150,000 Bbl/d of propane and butane to key markets in Asia;
▪Natural Gas Gathering and Extraction, which includes 1.2 Bcf/d of extraction processing capacity and approximately 1.2 Bcf/d of raw field gas processing capacity, which is heavily focused on the Montney; and
▪Fractionation and Liquids Handling platform, which includes 65 MBbl/d of fractionation capacity and a sizable liquids handling footprint that operates under the AltaGas and Petrogas banners.

The Midstream segment also consists of natural gas and NGL marketing business, domestic logistics, trucking and rail terminals, and approximately 3.2 million barrels of liquid storage capability through a network of underground salt caverns through the Company’s Strathcona Storage JV with ATCO Energy Solutions Ltd, as well as AltaGas’ 10 percent interest in the Mountain Valley Pipeline (MVP).

Corporate/Other Segment

AltaGas’ Corporate/Other segment consists of the Company’s corporate activities and a small portfolio of gas-fired power generation and distribution assets capable of generating 508 MW of power primarily in the state of California.

Subsidiary Entities

The businesses of AltaGas are operated by the Company and a number of its subsidiaries including, without limitation, AltaGas Services (U.S.) Inc., AltaGas Utility Holdings (U.S.) Inc., WGL Holdings, Inc. (WGL), Wrangler 1 LLC, Wrangler SPE LLC, Washington Gas Resources Corporation, WGL Energy Services, Inc. (WGL Energy Services), and SEMCO Holding Corporation; in regard to the Utilities business, Washington Gas Light Company (Washington Gas), Hampshire Gas Company, and SEMCO Energy, Inc. (SEMCO); and in regard to the Midstream business, AltaGas Extraction and Transmission Limited Partnership, AltaGas Pipeline Partnership, AltaGas Processing Partnership, AltaGas Northwest Processing Limited Partnership, Harmattan Gas Processing Limited Partnership, Ridley Island LPG Export Limited Partnership, AltaGas Pacific Partnership, AltaGas LPG Limited Partnership, Petrogas Energy Corporation (Petrogas), Petrogas Holdings Partnership, and Petrogas Inc. In the Corporate/Other segment, subsidiaries include AltaGas Power Holdings (U.S.) Inc., WGL Energy Systems, Inc. (WGL Energy Systems), and Blythe Energy Inc. (Blythe). SEMCO conducts its Michigan natural gas distribution business under the name SEMCO Energy Gas Company (SEMCO Gas), its Alaska natural gas distribution business under the name ENSTAR Natural Gas Company (ENSTAR) and its 65 percent interest in an Alaska regulated gas storage utility under the name Cook Inlet Natural Gas Storage Alaska LLC (CINGSA). ENSTAR and CINGSA (the Alaskan Utilities) are currently pending sale.

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Third Quarter Highlights
(Normalized EBITDA, normalized funds from operations, normalized net income, and net debt are non-GAAP financial measures. Normalized funds from operations per share and normalized net income per share are non-GAAP ratios. Please see Non‑GAAP Financial Measures section of this MD&A.)

▪On July 5, 2022, AltaGas closed the purchase of the remaining 25.97 percent equity ownership of Petrogas from Idemitsu Canada Corporation, a wholly owned subsidiary of Idemitsu Kosan Co., Ltd. (Idemitsu), for total cash consideration of approximately $285 million. AltaGas now owns 100 percent of Petrogas;
▪On August 17, 2022, AltaGas closed its offering of $250 million of 7.35 percent Fixed-to-Fixed Rate Subordinated Notes, Series 2, due August 17, 2082. The subordinated notes were offered under AltaGas' short form base shelf prospectus dated February 22, 2021, as supplemented by a prospectus supplement dated August 4, 2022. On September 30, 2022, AltaGas used the proceeds of this issuance to redeem all of its issued and outstanding Series C Preferred Shares for US$25 per Series C Share, together with all accrued and unpaid dividends to, but excluding, the redemption date. AltaGas expects to save approximately $39 million over the initial five-year term of the Series 2 notes due to lower taxes and financing charges;
▪Normalized EBITDA was $233 million compared to $239 million1 in the third quarter of 2021;
•Normalized EBITDA for the Utilities segment was $115 million compared to $62 million in the third quarter of 2021;
•Normalized EBITDA for the Midstream segment was $108 million compared to $181 million1 in the third quarter of 2021;
▪Income before income taxes was $48 million compared to $89 million in the third quarter of 2021;
▪Cash used by operations was $384 million ($1.37 per share) compared to cash from operations of $209 million ($0.75 per share) in the third quarter of 2021;
▪Normalized funds from operations were $170 million ($0.60 per share) compared to $165 million1 ($0.59 per share) in the third quarter of 2021;
▪Net loss applicable to common shares was $48 million ($0.17 per share) compared to income of $25 million ($0.09 per share) in the third quarter of 2021;
▪Normalized net income was $27 million ($0.10 per share) compared to $1 million1 ($0.01 per share) in the third quarter of 2021;
▪Net debt, including subordinated hybrid notes, was $9.2 billion as at September 30, 2022, compared to $8.3 billion at December 31, 2021; and
▪Total long-term debt, including subordinated hybrid notes, was $9.0 billion as at September 30, 2022, compared to $8.2 billion at December 31, 2021.

1 Prior periods have been revised to reflect a change in the composition of AltaGas' normalized measures made in the third quarter of 2022. See discussion in the Non‑GAAP Financial Measures section of this MD&A.

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Consolidated Financial Review

	Three Months Ended September 30		Nine Months Ended September 30
($ millions, except effective income tax rates)	2022	2021	2022	2021
Revenue	3,056	2,339	10,190	7,433
Normalized EBITDA (1) (2)	233	239	1,083	1,137
Income before income taxes	48	89	638	608
Net income (loss) applicable to common shares	(48)	25	345	386
Normalized net income (1) (2)	27	1	352	381
Total assets	23,504	21,303	23,504	21,303
Total long-term liabilities	11,991	11,302	11,991	11,302
Invested capital (1) (3)	532	205	907	545
Cash used by investing activities	(534)	(263)	(661)	(242)
Dividends declared (4)	74	70	223	211
Cash from (used by) operations	(384)	209	827	895
Normalized funds from operations (1) (2)	170	165	832	899
Normalized effective income tax rate (%) (1) (2)	12.5	29.3	19.7	21.7
Effective income tax rate (%)	14.3	33.2	20.5	22.1

	Three Months Ended September 30		Nine Months Ended September 30
($ per share, except shares outstanding)	2022	2021	2022	2021
Net income (loss) per common share - basic	(0.17)	0.09	1.23	1.38
Net income (loss) per common share - diluted	(0.17)	0.09	1.22	1.37
Normalized net income - basic (1) (2)	0.10	0.01	1.25	1.36
Normalized net income - diluted (1) (2)	0.10	0.01	1.24	1.35
Dividends declared (4)	0.27	0.25	0.80	0.75
Cash from (used by) operations	(1.37)	0.75	2.94	3.20
Normalized funds from operations (1) (2)	0.60	0.59	2.96	3.21
Shares outstanding - basic (millions)
During the period (5)	281	280	281	280
End of period	282	280	282	280
(1)Non‑GAAP financial measure or non-GAAP financial ratio; see discussion in Non-GAAP Financial Measures section of this MD&A.
(2)In the third quarter of 2022, Management changed AltaGas' non-GAAP policy to remove normalization adjustments relating to acquired contingencies. Prior periods have been restated to reflect this change. Please refer to the Non-GAAP Financial Measures section of this MD&A for additional details.
(3)In prior periods, invested capital did not include adjustments for the cost of removal of utility assets; however, beginning in the fourth quarter of 2021, Management adjusted for these costs to better align with the investing section of the Consolidated Statements of Cash Flows. Comparative periods have been restated to reflect this change.
(4)Effective March 31, 2022, common share dividends are declared and paid on a quarterly basis. The dividend declared each quarter is $0.265 per share beginning March 2022, which represents a 6 percent increase on an annual basis from the previous monthly dividends declared of $0.0833 per share beginning December 2020.
(5)Weighted average.

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Three Months Ended September 30

Normalized EBITDA for the third quarter of 2022 was $233 million, compared to $239 million for the same quarter in 2021. Factors positively impacting normalized EBITDA included an increase in asset optimization activities at Washington Gas, higher earnings at the processing and extraction facilities driven by higher frac spreads and the recovery of turnaround costs from customers, higher revenue from accelerated pipe replacement program spend, higher gas margins from WGL's retail marketing business, and lower expenses relating to employee incentive plans as a result of the decreasing share price in the third quarter of 2022. Factors negatively impacting AltaGas' normalized EBITDA in the third quarter of 2022 included lower earnings from the export facilities as strong volumes and hedge gains were more than offset by lower Asian-to-Canadian butane spreads and elevated rail and freight logistics costs, lower NGL marketing margins and volumes, lower crude marketing margins, the absence of a one-time contract termination payout related to a railcar sublease agreement in the third quarter of 2021, the impact of the sale of AltaGas' interest in the Aitken Creek processing facilities in the second quarter of 2022, lower power margins from WGL's retail marketing business, and higher operating and administrative expenses at certain of the utilities. For the three months ended September 30, 2022, the average Canadian/U.S. dollar exchange rate increased to 1.31 from an average of 1.26 in the same period of 2021, resulting in an increase in normalized EBITDA of approximately $5 million.

Income before income taxes for the third quarter of 2022 was $48 million, compared to $89 million for the same quarter in 2021. The decrease was mainly due to lower unrealized gains on risk management contracts, higher interest expense, the same previously referenced factors impacting normalized EBITDA, and higher pre-tax losses on the disposition of assets, partially offset by higher foreign exchange gains and lower depreciation and amortization expense. Net loss applicable to common shares for the third quarter of 2022 was $48 million ($0.17 per share), compared to income of $25 million ($0.09 per share) for the same quarter in 2021. The decrease was mainly due to the loss on the redemption of the U.S. dollar denominated Series C preferred shares on September 30, 2022, which was primarily comprised of a foreign exchange loss of $69 million, and the same previously referenced factors impacting income before income taxes, partially offset by lower income taxes and lower net income applicable to non-controlling interests due to the purchase of the remaining 25.97 percent equity ownership of Petrogas on July 5, 2022.

Normalized funds from operations for the third quarter of 2022 was $170 million ($0.60 per share), compared to $165 million ($0.59 per share) for the same quarter in 2021. The increase was mainly due to lower current income tax expense partially offset by the same previously referenced factors impacting normalized EBITDA and higher interest expense.

Cash used by operations in the third quarter of 2022 was $384 million ($1.37 per share), compared to cash from operations of $209 million ($0.75 per share) for the same quarter in 2021. The decrease was mainly due to unfavourable variances in the net change in operating assets and liabilities, primarily as a result of fluctuations in commodity prices and sales volumes, partially offset by higher net income after taxes after adjusting for non-cash items. Please refer to the Liquidity section of this MD&A for further details on the variance in cash from operations.

In the third quarter of 2022, AltaGas recorded a pre-tax loss on disposition of assets of approximately $3 million which was primarily due to expenses incurred related to asset sales which closed in previous periods. In the third quarter of 2021, AltaGas recorded a pre-tax gain on disposition of assets of $3 million mainly due to cash proceeds received from an escrow account related to the 2019 disposition of AltaGas' investment in Meade Pipeline Co. LLC (Meade), which held WGL Midstream's indirect, non-operating interest in the Central Penn pipeline (Central Penn). In addition, in the third quarter of 2021, AltaGas completed the sale of certain Petrogas propane distribution assets for proceeds less than $1 million, resulting in pre-tax gain on disposition of assets of less than $1 million.

Operating and administrative expenses for the third quarter of 2022 were $387 million, compared to $360 million for the same quarter in 2021. The increase was mainly due to higher crude and NGL marketing expenses, higher power and fuel costs at the extraction facilities, elevated rail and freight logistics related costs at the export facilities, and higher expenses at the

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utilities, partially offset by lower expenses relating to employee incentive plans as a result of the decreasing share price in the third quarter of 2022. Depreciation and amortization expense for the third quarter of 2022 was $106 million, compared to $111 million for the same quarter in 2021. Factors impacting depreciation and amortization expense in the third quarter of 2022 included the impact of the pending sale of the Alaskan Utilities, partially offset by the impact of new assets placed in-service. Interest expense for the third quarter of 2022 was $85 million, compared to $69 million for the same quarter in 2021. The increase in interest expense included $7 million of interest related to the subordinated hybrid notes, higher average interest rates, and a higher average Canadian/U.S. dollar exchange rate.

AltaGas recorded income tax expense of $7 million for the third quarter of 2022, compared to income tax expense of $30 million for the same quarter of 2021. The decrease was mainly due to lower income before income taxes compared to the same quarter of 2021. Current tax recovery of $13 million was recorded in the third quarter of 2022, compared to current tax expense of $13 million recorded in the same quarter of 2021. The reduction in current tax expense was mainly due to lower income before income taxes compared to the same quarter of 2021.

Normalized net income was $27 million ($0.10 per share) for the third quarter of 2022, compared to $1 million ($0.01 per share) for the same quarter of 2021. The increase was mainly due to lower net income applicable to non-controlling interests, lower normalized income tax expense, and lower depreciation and amortization expense, partially offset by higher interest expense and the same previously referenced factors impacting normalized EBITDA. Normalizing items in the third quarter of 2022 decreased normalized net income by $75 million and included after-tax amounts related to transaction costs, losses on sales of assets, loss on redemption of preferred shares, including foreign exchange impact, reversal of provisions on investments accounted for by the equity method, and unrealized gains on risk management contracts. Normalizing items in the third quarter of 2021 reduced normalized net income by $24 million and included after‑tax amounts related to transaction costs, gains on sales of assets, non-controlling interest portion of non-GAAP adjustments, and unrealized gains on risk management contracts. Please refer to the Non-GAAP Financial Measures section of this MD&A for further details on normalization adjustments.

Nine Months Ended September 30

Normalized EBITDA for the first nine months of 2022 was $1,083 million, compared to $1,137 million for the same period in 2021. Factors positively impacting normalized EBITDA included an increase in asset optimization activities at Washington Gas, higher gas margins from WGL's retail marketing business, higher earnings at the processing and extraction facilities driven by higher frac spreads and the recovery of turnaround costs from customers, impacts from Washington Gas' 2020 Maryland and District of Columbia rate cases, higher revenue from accelerated pipe replacement program spend, favourable adjustments to certain accruals for contingencies related to the acquisition of Petrogas, and lower expenses relating to employee incentive plans as a result of the absence of the increase in share price in the first nine months of 2021. Factors negatively impacting normalized EBITDA included the impact of the sale of the U.S. transportation and storage business in April 2021, lower earnings from the export facilities as strong volumes were more than offset by lower Asian-to-Canadian butane spreads, hedge losses, and elevated rail and freight logistics costs, lower NGL marketing margins mainly due to the sale of NGL volumes in storage to the market at a premium in 2021, lower crude marketing margins, higher operating and administrative expenses at the utilities, the absence of a one-time contract termination payout related to a railcar sublease agreement in the third quarter of 2021, and lower power margins from WGL's retail marketing business. For the first nine months of 2022, the average Canadian/U.S. dollar exchange rate increased to 1.28 from an average of 1.25 in the same period of 2021, resulting in an increase in normalized EBITDA of approximately $10 million.

Income before income taxes for the first nine months of 2022 was $638 million, compared to $608 million for the same period in 2021. The increase was mainly due to the absence of the pre-tax provision related to the sale of the U.S. transportation and storage business in the first quarter of 2021, higher unrealized gains on risk management contracts, and higher foreign

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exchange gains, partially offset by the same previously referenced factors impacting normalized EBITDA, higher interest expense, and higher depreciation and amortization expense. Net income applicable to common shares for the first nine months of 2022 was $345 million ($1.23 per share), compared to $386 million ($1.38 per share) for the same period in 2021. The decrease was mainly due to the previously mentioned loss on the redemption of the U.S. dollar denominated Series C preferred shares in the third quarter of 2022 and the loss on the redemption of the Series K preferred shares in the first quarter of 2022, partially offset by the same previously referenced factors impacting income before income taxes and lower preferred share dividends due to the redemption of the Series K preferred shares on March 31, 2022.

Normalized funds from operations for the first nine months of 2022 was $832 million ($2.96 per share), compared to $899 million ($3.21 per share) for the same period in 2021. The decrease was mainly due to the same factors impacting normalized EBITDA and higher interest expense, partially offset by lower current income tax expense.

Cash from operations for the first nine months of 2022 was $827 million ($2.94 per share), compared to $895 million ($3.20 per share) for the same period in 2021. The decrease was mainly due to unfavourable variances in the net change in operating assets and liabilities, primarily as a result of fluctuations in commodity prices and sales volumes as well as lower net income after taxes after adjusting for non-cash items. Please refer to the Liquidity section of this MD&A for further details on the variance in cash from operations.

In the first nine months of 2022, AltaGas recorded pre-tax gains on dispositions of assets of approximately $3 million which was comprised of the previously mentioned expenses incurred related to asset sales which closed in previous periods, a pre-tax gain of $1 million on the sale of AltaGas' interest in the Aitken Creek processing facilities in the second quarter of 2022, a pre-tax loss of $2 million on the sale of a power plant in Brush, Colorado in the second quarter of 2022, and a pre-tax gain of $7 million on the sale of an energy storage development project in Goleta, California in the first quarter of 2022. In the first nine months of 2021, AltaGas recorded pre-tax gains on dispositions of assets of approximately $7 million. This was comprised of a pre-tax loss of $1 million on the last remaining U.S. distributed generation project which was sold in 2019 but was transferred to the purchaser during the second quarter of 2021, a pre-tax gain of $3 million on the sale of the U.S. transportation and storage business, a pre-tax gain of $1 million on other minor Midstream asset sales, and the previously mentioned gains recorded in the third quarter of 2021. In addition, in the first nine months of 2021, AltaGas recorded pre-tax provisions of approximately $57 million ($46 million after-tax) primarily related to the sale of the U.S. transportation and storage business.

Operating and administrative expenses for the first nine months of 2022 were $1,174 million, compared to $1,073 million for the same period in 2021. The increase was mainly due to higher expenses at the utilities, higher crude and NGL marketing expenses, higher power and fuel costs at the extraction facilities, and elevated rail and freight logistics related costs at the export facilities, partially offset by lower expenses relating to employee incentive plans as a result of the absence of the increase in share price in the first nine months of 2021. Depreciation and amortization expense for the first nine months of 2022 was $327 million, compared to $318 million for the same period in 2021. The increase was mainly due to the absence of depreciation and amortization adjustments made in the first quarter of 2021 related to the Petrogas purchase price allocation and WGL Midstream, and the impact of new assets placed in-service, partially offset by the impact of the pending sale of the Alaskan Utilities and the impact of the Aitken Creek sale. Interest expense for the first nine months of 2022 was $231 million, compared to $208 million for the same period in 2021. The increase was predominantly due to $14 million of interest on the subordinated hybrid notes, higher average interest rates, higher average debt balances, and a higher average Canadian/U.S. dollar exchange rate.

AltaGas recorded income tax expense of $131 million for the first nine months of 2022 compared to $134 million in the same period of 2021. The decrease in tax expense was mainly due to recognition of research and development tax credits, partially offset by higher income before income taxes in the first nine months of 2022. Current tax expense of approximately $30 million was recorded in the first nine months of 2022, which included $1 million of tax recovery related to asset sales, compared to current tax expense of $70 million in the same period of 2021, which included $18 million of tax expense on asset sales.

AltaGas Ltd. – Q3 2022 MD&A and Financial Statements – 9

Normalized net income was $352 million ($1.25 per share) for the first nine months of 2022, compared to $381 million ($1.36 per share) for the same period in 2021. The decrease was mainly due to the same previously referenced factors impacting normalized EBITDA, higher depreciation and amortization expense, and higher interest expense, partially offset by lower normalized income tax expense. Normalizing items in the first nine months of 2022 increased normalized net income by $7 million and included after‑tax amounts related to unrealized gains on risk management contracts, transaction costs, non-controlling interest portion of non-GAAP adjustments, loss on redemption of preferred shares, including foreign exchange impact, reversal of provisions on investments accounted for by the equity method, and gains on sale of assets. Normalizing items in the first nine months of 2021 reduced normalized net income by $5 million and included after‑tax amounts related to gains on sale of assets, transaction costs, restructuring costs, provisions on assets, non-controlling interest portion of non-GAAP adjustments, and unrealized gains on risk management contracts. Please refer to the Non-GAAP Financial Measures section of this MD&A for further details on normalization adjustments.

2022 Outlook

In 2022, AltaGas expects to achieve annual consolidated normalized EBITDA of approximately $1.50 to $1.55 billion compared to actual normalized EBITDA of $1.49 billion in 2021, and normalized earnings of approximately $1.80 to $1.95 per share compared to actual normalized earnings per share and net income per share of $1.78 per share and $0.82 per share, respectively in 2021, assuming an effective tax rate of approximately 21 percent. For the year ended December 31, 2021, income before income taxes and net income applicable to common shares were $446 million and $230 million, respectively.

The Utilities segment is expected to contribute approximately 60 percent of normalized EBITDA, with growth driven primarily by revenue growth from rate cases settled in 2021, increased spend on accelerated capital programs, ongoing commodity and cost optimization activities, improved retail margins combined with modest customer growth, and the discontinuation of COVID-19 related moratoriums in 2022. Midstream segment earnings are expected to comprise approximately 40 percent of normalized EBITDA and are largely underpinned through take-or-pay, cost-of-service, and fee-for-service contracts across the Midstream facilities and through tolling agreements and merchant throughput at the LPG export facilities, which are all partially de-risked through hedged NGL and frac margins. Normalized EBITDA in the Midstream segment is expected to benefit from the efforts to mitigate and reduce contingent liabilities acquired in the Petrogas acquisition. Normalized EBITDA from the Corporate/Other segment, which includes AltaGas' remaining power assets, is expected to be higher in 2022 than in 2021 mainly due to lower expected expenses related to employee incentive plans. Overall growth is expected to offset lost normalized EBITDA from a full year impact of asset sales completed in 2021 and the impact of 2022 asset sales.

The forecasted normalized EBITDA and normalized earnings per share include updated assumptions around the Canadian/U.S. dollar exchange rate. Within each segment, the performance of the underlying businesses has the potential to vary. Any variance from AltaGas’ current assumptions could impact the forecasted normalized EBITDA and normalized earnings per share. Please refer to the Risk Management section of this MD&A for further discussions of the risks to AltaGas arising from the COVID-19 pandemic.

At RIPET and Ferndale, NGL price margins are mostly protected through AltaGas' hedging programs. AltaGas is well hedged for the remainder of 2022 with approximately 74 percent of its expected remaining 2022 frac exposed volumes hedged at approximately $38/Bbl, prior to transportation costs. In addition, approximately 57 percent of AltaGas' expected export volumes for the remainder of 2022 are either tolled or financially hedged with an average FEI to North American financial hedge price of approximately US$12/Bbl for non-tolled propane volumes. AltaGas plans to manage the export facilities such that a growing portion of annual capacity will be underpinned by tolling arrangements, and expects to reach this objective over the next several years.

AltaGas Ltd. – Q3 2022 MD&A and Financial Statements – 10

Midstream Hedge Program	Remainder of 2022
Global Exports volumes hedged (%) (1)	57
Average propane/butane FEI to North America average hedge (US$/Bbl) (2)	11.91
Fractionation volumes hedged (%) (3)	74
Frac spread hedge rate (CAD$/Bbl) (3)	37.85
(1)Approximate expected volumes hedged. Includes contracted tolling volumes and financial hedges. Based on assumption of average exports of 98 MBbls/d for the fourth quarter of 2022 and slightly more than 100 Mbbls/d for the 2022 full-year average.
(2)Approximate average for the period. Does not include physical differential to FSK for C3 volumes. Butane is hedged as a percentage of WTI.
(3)Approximate average for the period.

Sensitivity Analysis

AltaGas’ financial performance is affected by factors such as changes in commodity prices, exchange rates, and weather. The following table illustrates the approximate effect of these key variables on AltaGas’ expected normalized EBITDA for 2022:

Factor	Increase or decrease	Approximate impact on normalized annual EBITDA ($ millions)
Degree day variance from normal - Utilities (1)	5 percent	9
Change in Canadian dollar per U.S. dollar exchange rate	0.05	45
Propane and butane Far East Index to Mont Belvieu spreads (2)	US$1/Bbl	5
Pension discount rate	1 percent	26
(1)Degree days – Utilities relate to SEMCO Gas, ENSTAR, and District of Columbia service areas. Degree days are a measure of coldness determined daily as the number of degrees the average temperature during the day in question is below 65 degrees Fahrenheit. Degree days for a particular period are the average of degree days during the prior 15 years for SEMCO Gas, during the prior 10 years for ENSTAR, and during the prior 30 years for Washington Gas.
(2)The sensitivity is net of hedges currently in place. The impact on normalized EBITDA due to changes in the spread will vary and is being managed through an active hedging program.

Growth Capital

Based on projects currently under review, development, or construction, AltaGas expects invested capital expenditures of approximately $995 million in 2022 compared to $798 million in 2021. The majority of 2022 capital expenditures are expected to focus on projects within the Utilities platform that are anticipated to deliver stable and transparent rate base growth, positive risk-adjusted returns, and safe, reliable service for customers. The Utilities segment is expected to account for approximately 70 to 80 percent of total capital expenditures, while the Midstream segment is expected to account for approximately 20 percent and the Corporate/Other segment is expected to account for the balance. In 2022, AltaGas’ capital expenditures for the Utilities segment will focus primarily on accelerated pipe replacement programs, customer growth, and system betterment. In the Midstream segment, capital expenditures are anticipated to primarily relate to facility turnarounds, maintenance and administrative capital, optimization of existing assets, investment in Environment, Social and Governance (ESG) initiatives related to greenhouse gas emission reduction, and new business development. Maintenance capital related to Midstream assets and remaining power assets in the Corporate/Other segment is expected to be approximately $70 to $80 million of the total capital expenditures in 2022. The decrease in expected maintenance capital compared to previous guidance of $90 to $100 million is primarily due to deferral of certain discretionary Midstream maintenance capital until 2023. The Corporation continues to focus on capital efficient organic growth and disciplined capital allocation while improving balance sheet strength and flexibility.

AltaGas' 2022 committed capital program is expected to be funded through internally-generated cash flow and normal course borrowings on existing committed credit facilities.

AltaGas Ltd. – Q3 2022 MD&A and Financial Statements – 11

Please refer to the Net Invested Capital and Non-GAAP Financial Measures sections of this MD&A for additional information on the components of AltaGas' invested capital.

Growth Capital Project Updates

The following table summarizes the status of AltaGas’ significant growth projects:

Project	AltaGas' Ownership Interest	Estimated Cost (1)	Expenditures to Date (2)	Status	Expected In-Service Date
Midstream Projects
Mountain Valley Pipeline (MVP)	10%	US$352 million	US$352 million
In the first quarter of 2022, the U.S. Fourth Circuit Court of Appeals (Fourth Circuit Court) issued separate decisions vacating and remanding, on specific issues, the U.S. Forest Service and Bureau of Land Management permits that allow the pipeline to pass through the Jefferson National Forest and the U.S. Fish and Wildlife Service Endangered Species Act Biological Opinion (Biological Opinion). Until the pipeline has a valid Biological Opinion, the Army Corps has stated they will not approve the necessary permits. After evaluating legal options and consulting with the relevant federal agencies, MVP is pursuing new authorizations and the permits required to complete construction of the project. MVP filed a request with the Federal Energy Regulatory Commission (FERC) to extend the time to complete construction by four years to October 13, 2026, which was approved by the FERC on August 23, 2022. Total project costs are expected to be US$6.6 billion. As of September 30, 2022, approximately 94 percent of the project is complete, which includes construction of all original interconnects and compressor stations. AltaGas' exposure is contractually capped to the original estimated contributions of approximately US$352 million. In the fourth quarter of 2021, AltaGas impaired its equity investment in MVP to a carrying value of US$352 million as a result of these ongoing legal and regulatory challenges.
					Second half of 2023
MVP Southgate Project	5%	US$20 million	US$4 million
Due to the evolving regulatory and legal environment for pipeline construction and ongoing challenges related to MVP and the MVP Southgate project, MVP is evaluating the MVP Southgate project, including engaging in discussions with the shipper regarding options for the project, including potential changes to the project design and timing in lieu of pursuing the project as originally contemplated. In the fourth quarter of 2021, AltaGas impaired its equity investment in the MVP Southgate project to a carrying value of $nil as a result of these ongoing legal and regulatory challenges.
					Completion date under review

AltaGas Ltd. – Q3 2022 MD&A and Financial Statements – 12

Project	AltaGas' Ownership Interest	Estimated Cost (1)	Expenditures to Date (2)	Status	Expected In-Service Date
Utilities Projects
Accelerated Utility Pipe Replacement Programs – District of Columbia	100%	Estimated US$150 million over the period from January 2021 to December 2023, plus additional expenditures in subsequent periods.	US$67 million (3)	The second phase of the accelerated utility pipe replacement programs in the District of Columbia (PROJECTpipes 2) began in January 2021.	Individual assets are placed into service throughout the program.
Accelerated Utility Pipe Replacement Programs – Maryland	100%	Estimated US$350 million over the five year period from January 2019 to December 2023, plus additional expenditures in subsequent periods.	US$260 million (3)	The second phase of the accelerated utility pipe replacement programs in Maryland (STRIDE 2.0) began in January 2019. On March 2, 2022, the Public Service Commission of Maryland (PSC of MD) issued an Order reducing the calendar year 2022 STRIDE surcharge by 14.7 percent for the remainder of the year. The Order noted that Washington Gas filed its revised surcharge in compliance with the Order on February 11, 2021. Recovery of STRIDE expenditures not included in this surcharge will be requested through the normal rate-making process.	Individual assets are placed into service throughout the program.
Accelerated Utility Pipe Replacement Programs – Virginia	100%	Estimated US$500 million over the five year period from January 2018 to December 2022 and US$878 million over the five year period from January 2023 to December 2027.	US$499 million (3)	The second phase of the accelerated pipe replacement programs in Virginia (SAVE 2.0) began in January 2018. On December 1, 2021, Washington Gas filed its proposed amendment for the 2023 to 2027 SAVE Plan, proposing to invest approximately US$889 million from 2023 to 2027 to replace higher risk pipeline and facilities in Virginia. On May 26, 2022, the Commonwealth of Virginia State Corporation Commission (SCC of VA) approved the proposed amendment with a total five-year spending cap of approximately US$878 million, which may be exceeded by up to 5 percent.	Individual assets are placed into service throughout the program.
Accelerated Mains Replacement and Infrastructure Reliability Improvement Programs – Michigan	100%	Estimated US$115 million over the five year period from 2021 to 2025.	US$36 million (3)	A new Main Replacement Program (MRP) was agreed to in SEMCO’s last rate case settled in December 2019. The new five-year MRP program began in 2021 with a total spend of approximately US$60 million. In addition to the new MRP program, SEMCO was also granted a new Infrastructure Reliability Improvement Program (IRIP), which is also a five-year program with a total spend of approximately US$55 million beginning in 2021.	Individual assets are placed into service throughout the program.
(1)These amounts are estimates and are subject to change based on various factors. Where appropriate, the amounts reflect AltaGas’ share of the various projects.
(2)Expenditures to date reflect total cumulative capital expenditures incurred from inception of the projects to September 30, 2022.
(3)The utility accelerated replacement programs are long-term projects with multiple phases for which expenditures are approved by the regulators and managed in multi-year increments. Expenditures to date only include amounts for the current programs described above, and exclude any expenditures made under prior increments of the programs. Actual regulatory filings may differ from reported amounts.

AltaGas Ltd. – Q3 2022 MD&A and Financial Statements – 13

Non‑GAAP Financial Measures

This MD&A contains references to certain financial measures used by AltaGas that do not have a standardized meaning prescribed by GAAP and may not be comparable to similar measures presented by other entities. Readers are cautioned that these non-GAAP measures should not be construed as alternatives to other measures of financial performance calculated in accordance with GAAP. The non‑GAAP measures and their reconciliation to GAAP financial measures are shown below. These non-GAAP measures provide additional information that Management believes is meaningful in describing AltaGas' operational performance, liquidity and capacity to fund dividends, capital expenditures, and other investing activities. The specific rationale for, and incremental information associated with, each non‑GAAP measure is discussed below.

References to normalized EBITDA, normalized net income, normalized funds from operations, normalized income tax expense, normalized effective income tax rate, net debt, and net debt to total capitalization, invested capital, and net invested capital throughout this MD&A have the meanings as set out in this section.

Change in Composition of Non-GAAP Measures

In the third quarter of 2022, Management has changed the composition of certain of AltaGas' non-GAAP measures such that adjustments for acquired contingencies are no longer included as normalization adjustments. This change was made as a result of Management's assessment that these contingencies are of a recurring and ongoing nature, and as such, the more appropriate methodology is to align the non-GAAP treatment of these costs and recoveries with the GAAP accounting treatment. Prior period calculations of the relevant non-GAAP measures have been restated to reflect this change. The following table summarizes the impact of this change on the periods presented in this MD&A:

Increase (decrease) as result of change	Three Months Ended September 30		Nine Months Ended September 30
($ millions, except where noted)	2022	2021	2022	2021
Normalized EBITDA	$—	$(5)	$30	$(11)
Normalized net income (1)	$—	$(4)	$17	$(8)
Normalized funds from operations (1)	$—	$(5)	$30	$(11)
Normalized income tax expense	$—	$(1)	$6	$(3)
Normalized effective tax rate (%)	—%	0.7%	0.1%	0.1%
(1)    Corresponding per share amounts have also been adjusted.

AltaGas Ltd. – Q3 2022 MD&A and Financial Statements – 14

Normalized EBITDA

	Three Months Ended September 30		Nine Months Ended September 30
($ millions)	2022	2021	2022	2021
Income before income taxes (GAAP financial measure)	$48	$89	$638	$608
Add:
Depreciation and amortization	106	111	327	318
Interest expense	85	69	231	208
EBITDA	$239	$269	$1,196	$1,134
Add (deduct):
Transaction costs related to acquisitions and dispositions (1)	2	1	4	5
Unrealized gains on risk management contracts (2)	(3)	(29)	(107)	(52)
Losses (gains) on sale of assets (3)	3	(3)	(3)	(7)
Restructuring costs (4)	—	—	—	1
Provisions on assets	—	—	—	57
Reversal of provisions on investments accounted for by the equity method (5)	(3)	—	(3)	—
Accretion expenses	2	1	5	2
Foreign exchange gains	(7)	—	(9)	(3)
Normalized EBITDA	$233	$239	$1,083	$1,137
(1)Comprised of transaction costs related to acquisitions and dispositions of assets and/or equity investments in the period. These costs are included in the "cost of sales" and "operating and administrative" line items on the Consolidated Statements of Income (Loss). Transaction costs include expenses, such as legal fees, that are directly attributable to the acquisition or disposition. As noted on page 14 of this MD&A, in the third quarter of 2022 AltaGas changed its non-GAAP policy to remove the normalization of acquisition related contingencies. The amounts presented in this table reflect the restated figures to align with the revised policy. Please refer to Note 4 of the unaudited condensed interim Consolidated Financial Statements as at and for the three and nine months ended September 30, 2022 for further details regarding AltaGas’ disposition of assets in the period.
(2)Included in the “revenue” and “cost of sales” line items on the Consolidated Statements of Income (Loss). Please refer to Note 16 of the unaudited condensed interim Consolidated Financial Statements as at and for the three and nine months ended September 30, 2022 for further details regarding AltaGas’ risk management activities.
(3)Included in the “other income” line item on the Consolidated Statements of Income (Loss). Please refer to Note 4 of the unaudited condensed interim Consolidated Financial Statements as at and for the three and nine months ended September 30, 2022 for further details regarding AltaGas’ disposition of assets in the period.
(4)Comprised of costs related to a workforce optimization program. These costs are included in the “operating and administrative” line item on the Consolidated Statements of Income (Loss).
(5)Relates to the return of certain costs associated with the Constitution pipeline project as a result of its cancellation in February 2020. These costs are included in the "income from equity investments" line item on the Consolidated Statements of Income (Loss).

EBITDA is a measure of AltaGas' operating profitability prior to how business activities are financed, assets are amortized, or earnings are taxed. EBITDA is calculated from the Consolidated Statements of Income (Loss) using income before income taxes adjusted for pre‑tax depreciation and amortization, and interest expense.

AltaGas presents normalized EBITDA as a supplemental measure. Normalized EBITDA is used by Management to enhance the understanding of AltaGas' earnings over periods, as well as for budgeting and compensation related purposes. The metric is frequently used by analysts and investors in the evaluation of entities within the industry as it excludes items that can vary substantially between entities depending on the accounting policies chosen, the book value of assets, and the capital structure.

AltaGas Ltd. – Q3 2022 MD&A and Financial Statements – 15

Normalized Net Income

	Three Months Ended September 30		Nine Months Ended September 30
($ millions)	2022	2021	2022	2021
Net income (loss) applicable to common shares (GAAP financial measure)	$(48)	$25	$345	$386
Add (deduct) after-tax:
Transaction costs related to acquisitions and dispositions (1)	1	1	2	4
Unrealized gains on risk management contracts (2)	(1)	(17)	(78)	(31)
Non-controlling interest portion of non-GAAP adjustments (3)	—	(6)	5	(11)
Losses (gains) on sale of assets (4)	3	(2)	(4)	(14)
Provisions on assets	—	—	—	46
Restructuring costs (5)	—	—	—	1
Loss on redemption of preferred shares, including foreign exchange impact (6)	74	—	84	—
Reversal of provisions on investments accounted for by the equity method (7)	(2)	—	(2)	—
Normalized net income	$27	$1	$352	$381
(1)Comprised of transaction costs related to acquisitions and dispositions of assets and/or equity investments in the period. The pre-tax costs are included in the "cost of sales" and "operating and administrative" line items on the Consolidated Statements of Income (Loss). Transaction costs include expenses, such as legal fees, that are directly attributable to the acquisition or disposition. As noted on page 14 of this MD&A, in the third quarter of 2022 AltaGas changed its non-GAAP policy to remove the normalization of acquisition related contingencies. The amounts presented in this table reflect the restated figures to align with the revised policy. Please refer to Note 4 of the unaudited condensed interim Consolidated Financial Statements as at and for the three and nine months ended September 30, 2022 for further details regarding AltaGas’ disposition of assets in the period.
(2)The pre-tax amounts are included in the “revenue” and “cost of sales” line items on the Consolidated Statements of Income (Loss). Please refer to Note 16 of the unaudited condensed interim Consolidated Financial Statements as at and for the three and nine months ended September 30, 2022 for further details regarding AltaGas’ risk management activities.
(3)The portion of non-GAAP adjustments applicable to non-controlling interests are excluded in the computation of normalized net income to ensure consistency of normalizations applied to controlling and non-controlling interests. The amounts are included in the “net income applicable to non-controlling interests” line item on the Consolidated Statements of Income (Loss). As noted on page 14 of this MD&A, in the third quarter of 2022 AltaGas changed its non-GAAP policy to remove the normalization of acquisition related contingencies. This includes the associated impact to the portion applicable to non-controlling interests. The amounts presented in this table reflect the restated figures to align with the revised policy.
(4)The pre-tax amounts are included in the “other income” line item on the Consolidated Statements of Income (Loss). Please refer to Note 4 of the unaudited condensed interim Consolidated Financial Statements as at and for the three and nine months ended September 30, 2022 for further details regarding AltaGas’ disposition of assets in the period.
(5)Comprised of costs related to a workforce reduction program. The pre-tax costs are included in the “operating and administrative” line item on the Consolidated Statements of Income (Loss).
(6)Comprised of losses on the redemption of Series K Preferred Shares on March 31, 2022 and the redemption of U.S. dollar denominated Series C Preferred Shares on September 30, 2022 including an associated foreign exchange loss of approximately $69 million. The loss on redemption of preferred shares is recorded on the "loss on redemption of preferred shares" line on the Consolidated Statements of Income (Loss).
(7)Relates to the return of certain costs associated with the Constitution pipeline project as a result of its cancellation in February 2020. These costs are included in the "income from equity investments" line item on the Consolidated Statements of Income (Loss).

Normalized net income and normalized net income per share are used by Management to enhance the comparability of AltaGas’ earnings, as these metrics reflect the underlying performance of AltaGas’ business activities.

AltaGas Ltd. – Q3 2022 MD&A and Financial Statements – 16

Normalized Funds from Operations

	Three Months Ended September 30		Nine Months Ended September 30
($ millions)	2022	2021	2022	2021
Cash from (used by) operations (GAAP financial measure)	$(384)	$209	$827	$895
Add (deduct):
Net change in operating assets and liabilities	550	(49)	(3)	(27)
Asset retirement obligations settled	2	4	5	7
Funds from operations	$168	$164	$829	$875
Add (deduct):
Transaction costs related to acquisitions and dispositions (1)	2	1	4	5
Restructuring costs (2)	—	—	—	1
Current tax expense (recovery) on asset sales (3)	—	—	(1)	18
Normalized funds from operations	$170	$165	$832	$899
(1)Comprised of costs related to acquisitions and dispositions of assets and/or equity investments in the period. These costs exclude any non-cash amounts and are included in the "cost of sales" and "operating and administrative" line items on the Consolidated Statements of Income (Loss). Transaction costs include expenses, such as legal fees, that are directly attributable to the acquisition or disposition. As noted on page 14 of this MD&A, in the third quarter of 2022 AltaGas changed its non-GAAP policy to remove the normalization of acquisition related contingencies. The amounts presented in this table reflect the restated figures to align with the revised policy. Please refer to Note 4 of the unaudited condensed interim Consolidated Financial Statements as at and for the three and nine months ended September 30, 2022 for further details regarding AltaGas’ disposition of assets in the period.
(2)Comprised of costs related to a workforce optimization program. These costs are included in the “operating and administrative” line item on the Consolidated Statements of Income (Loss).
(3)Included in the "current income tax expense (recovery)" line item on the Consolidated Statements of Income (Loss).

Normalized funds from operations and funds from operations are used to assist Management and investors in analyzing the liquidity of the Corporation. Management uses these measures to understand the ability to generate funds for capital investments, debt repayment, dividend payments, and other investing activities.

Funds from operations and normalized funds from operations as presented should not be viewed as an alternative to cash from (used by) operations or other cash flow measures calculated in accordance with GAAP.

Normalized Income Tax Expense

	Three Months Ended September 30		Nine Months Ended September 30
($ millions)	2022	2021	2022	2021
Income tax expense (GAAP financial measure)	$7	$30	$131	$134
Add (deduct) tax impact of:
Transaction costs related to acquisitions and dispositions (1)	1	—	2	1
Unrealized gains on risk management contracts	(1)	(12)	(29)	(20)
Losses (gains) on sale of assets	—	(1)	1	7
Provisions on assets	—	—	—	11
Reversal of provisions on investments accounted for by the equity method	(1)	—	(1)	—
Normalized income tax expense	$6	$17	$104	$133
(1)As noted on page 14 of this MD&A, in the third quarter of 2022 AltaGas changed its non-GAAP policy to remove the normalization of acquisition related contingencies. The amounts presented in this table reflect the restated figures to align with the revised policy.

The above table provides a reconciliation of normalized income tax expense from the GAAP financial measure, income tax expense. The reconciling items are comprised of the income tax impacts of normalizing items present in the calculation of

AltaGas Ltd. – Q3 2022 MD&A and Financial Statements – 17

normalized net income. For more information on the individual normalizing items, please refer to the normalized net income reconciliation above.

Normalized income tax expense is used by Management to enhance the comparability of the impact of income tax on AltaGas’ earnings, as it reflects the underlying performance of AltaGas’ business activities, and is presented to provide this perspective to analysts and investors.

Net Debt and Net Debt to Total Capitalization

Net debt and net debt to total capitalization are used by the Corporation to monitor its capital structure and financing requirements. It is also used as a measure of the Corporation’s overall financial strength and is presented to provide this perspective to analysts and investors. Net debt is defined as short-term debt (excluding third-party project financing obtained for the construction of certain energy management services projects), plus current and long-term portions of long-term debt (including debt classified as held for sale), and subordinated hybrid notes, less cash and cash equivalents. Total capitalization is defined as net debt plus shareholders’ equity and non-controlling interests. Additional information regarding these non-GAAP measures can be found under the Capital Resources section of this MD&A.

Net Invested Capital

	Three Months Ended September 30		Nine Months Ended September 30
($ millions)	2022	2021 (3)	2022	2021 (3)
Cash used in investing activities (GAAP financial measure)	$534	$263	$661	$242
Add (deduct):
Net change in non-cash capital expenditures (1)	(2)	(62)	1	(44)
Contributions from non-controlling interests (2)	—	—	—	(1)
Net invested capital	$532	$201	$662	$197
(1)Comprised of non-cash capital expenditures included in the "accounts payable and accrued liabilities" line item on the Consolidated Balance Sheets. Please refer to Note 22 of the unaudited condensed interim Consolidated Financial Statements as at and for the three and nine months ended September 30, 2022 for further details.
(2)Comprised of partner recoveries for capital expenditures incurred for the Ridley Island Propane Export Terminal. These recoveries are included in the "contributions from non-controlling interests" under financing activities in the Consolidated Statements of Cash Flows, however, as Management views this as part of AltaGas' invested capital, it has been included in the calculation of net invested capital.
(3)In prior periods, invested capital did not include adjustments for the cost of removal of utility assets; however, beginning in the fourth quarter of 2021, Management has adjusted for these costs to better align with the investing section of the Consolidated Statements of Cash Flows. As such, prior periods in 2021 have been restated to reflect this change.

Invested capital is a measure of AltaGas' use of funds for capital expenditure activities. It includes expenditures relating to property, plant, and equipment and intangible assets, capital contributed to long term investments, and contributions from non-controlling interests. Net invested capital is invested capital presented net of any proceeds from disposals of assets and equity investments in the period. Net invested capital is calculated based on the investing activities section in the Consolidated Statements of Cash Flows, adjusted for items such as non-cash capital expenditures, cash acquired in business acquisitions, and contributions from non-controlling interests. Invested capital and net invested capital are used by Management, investors, and analysts to enhance the understanding of AltaGas' capital expenditures from period to period and provide additional detail on the Company's use of capital.

AltaGas Ltd. – Q3 2022 MD&A and Financial Statements – 18

Supplemental Calculations

Reconciliation of Normalized EBITDA to Normalized Net Income

The below table provides a supplemental reconciliation of normalized EBITDA to normalized net income. Both of these non-GAAP measures have been previously reconciled to the relevant GAAP financial measures in the section above. This supplemental information is provided as additional information to assist analysts and investors in comparing normalized EBITDA to normalized net income and is not intended as a substitute for the reconciliations to the nearest comparable GAAP measures. Readers should not place undue reliance on this supplemental reconciliation.

	Three Months Ended September 30		Nine Months Ended September 30
($ millions)	2022	2021	2022	2021
Normalized EBITDA (1)	$233	$239	$1,083	$1,137
Add (deduct):
Depreciation and amortization	(106)	(111)	(327)	(318)
Interest expense	(85)	(69)	(231)	(208)
Income tax expense	(7)	(30)	(131)	(134)
Normalizing items impacting income taxes (2)	2	13	27	2
Accretion expenses	(2)	(1)	(5)	(2)
Foreign exchange gains	7	—	9	3
Non-controlling interest portion of non-GAAP adjustments (3)	—	(6)	5	(11)
Net income applicable to non-controlling interests	(5)	(21)	(45)	(48)
Preferred share dividends	(10)	(13)	(33)	(40)
Normalized net income (1)	$27	$1	$352	$381
(1)As noted on page 14 of this MD&A, in the third quarter of 2022 AltaGas changed its non-GAAP policy to remove the normalization of acquisition related contingencies. The amounts presented in this table reflect the restated figures to align with the revised policy.
(2)Represents the income tax impact related to the normalizing items included in the calculation of Normalized EBITDA.
(3)The portion of non-GAAP adjustments applicable to non-controlling interests are excluded in the computation of normalized net income to ensure consistency of normalizations applied to controlling and non-controlling interests. The amounts are included in the “net income applicable to non-controlling interests” line item on the Consolidated Statements of Income (Loss). As noted on page 14 of this MD&A, in the third quarter of 2022 AltaGas changed its non-GAAP policy to remove the normalization of acquisition related contingencies. This includes the associated impact to the portion applicable to non-controlling interests. The amounts presented in this table reflect the restated figures to align with the revised policy.

Calculation of Normalized Effective Income Tax Rate

The below table provides a calculation of normalized effective income tax rate from normalized net income and normalized income tax expense. Both of these non-GAAP measures have been previously reconciled to the relevant GAAP measures in the section above. This supplemental calculation is provided as additional information to assist analysts and investors in comparing normalized income tax expense to normalized net income and is not intended as a substitute for the reconciliations to the nearest comparable GAAP measures. Readers should not place undue reliance on this supplemental calculation.

AltaGas Ltd. – Q3 2022 MD&A and Financial Statements – 19

	Three Months Ended September 30		Nine Months Ended September 30
($ millions, except normalized effective income tax rate)	2022	2021	2022	2021
Normalized net income (1)	$27	$1	$352	$381
Add (deduct):
Normalized income tax expense (1)	6	17	104	133
Net income applicable to non-controlling interests	5	21	45	48
Non-controlling interest portion of non-GAAP adjustments (2)	—	6	(5)	11
Preferred share dividends	10	13	33	40
Normalized net income before taxes	$48	$58	$529	$613

Normalized effective income tax rate (%) (3)	12.5	29.3	19.7	21.7
(1)Calculated in the section above. As noted on page 14 of this MD&A, in the third quarter of 2022 AltaGas changed its non-GAAP policy to remove the normalization of acquisition related contingencies. The amounts presented in this table reflect the restated figures to align with the revised policy.
(2)The portion of non-GAAP adjustments applicable to non-controlling interests are excluded in the computation of normalized net income to ensure consistency of normalizations applied to controlling and non-controlling interests. The amounts are included in the “net income applicable to non-controlling interests” line item on the Consolidated Statements of Income (Loss). As noted on page 14 of this MD&A, in the third quarter of 2022 AltaGas changed its non-GAAP policy to remove the normalization of acquisition related contingencies. This includes the associated impact to the portion applicable to non-controlling interests. The amounts presented in this table reflect the restated figures to align with the revised policy.
(3)Calculated as normalized income tax expense divided by normalized net income before taxes.

Results of Operations by Reporting Segment

Normalized EBITDA (1) (2)	Three Months Ended September 30		Nine Months Ended September 30
($ millions)	2022	2021	2022	2021
Utilities	$115	$62	$639	$533
Midstream	108	181	444	621
Sub-total: Operating Segments	$223	$243	$1,083	$1,154
Corporate/Other	10	(4)	—	(17)
	$233	$239	$1,083	$1,137
(1)Non‑GAAP financial measure; see discussion in Non‑GAAP Financial Measures section of this MD&A.
(2)In the third quarter of 2022, Management changed AltaGas' non-GAAP policy to remove normalization adjustments relating to acquired contingencies. Prior periods have been restated to reflect this change. Please refer to the Non-GAAP Financial Measures section of this MD&A for additional details.

AltaGas Ltd. – Q3 2022 MD&A and Financial Statements – 20

Income (Loss) Before Income Taxes	Three Months Ended September 30		Nine Months Ended September 30
($ millions)	2022	2021	2022	2021
Utilities	$54	$102	$470	$476
Midstream	71	100	412	392
Sub-total: Operating Segments	$125	$202	$882	$868
Corporate/Other	(77)	(113)	(244)	(260)
	$48	$89	$638	$608

Revenue	Three Months Ended September 30		Nine Months Ended September 30
($ millions)	2022	2021	2022	2021
Utilities	$822	$578	$3,256	$2,674
Midstream	2,206	1,734	6,865	4,683
Sub-total: Operating Segments	$3,028	$2,312	$10,121	$7,357
Corporate/Other	28	27	69	78
Intersegment eliminations	—	—	—	(2)
	$3,056	$2,339	$10,190	$7,433

Utilities

Operating Statistics

	Three Months Ended September 30		Nine Months Ended September 30
	2022	2021	2022	2021
Natural gas deliveries - end-use (Bcf) (1)	12.6	12.2	110.3	107.2
Natural gas deliveries - transportation (Bcf) (1)	21.5	21.4	91.3	89.8
Service sites (thousands) (2)	1,695	1,676	1,695	1,676
Degree day variance from normal - SEMCO Gas (%) (3)	(3.7)	(41.8)	2.7	(7.4)
Degree day variance from normal - ENSTAR (%) (3)	12.6	16.9	(5.7)	10.5
Degree day variance from normal - Washington Gas (%) (3) (4) (5)	750.0	—	(0.5)	(4.1)
Retail energy marketing - gas sales volumes (Mmcf)	7,133	7,682	41,239	42,265
Retail energy marketing - electricity sales volumes (GWh)	3,670	3,738	9,889	10,187
(1)Bcf is one billion cubic feet.
(2)Service sites reflect all of the service sites of the utilities, including transportation and non‑regulated business lines.
(3)A degree day is a measure of coldness determined daily as the number of degrees the average temperature during the day in question is below 65 degrees Fahrenheit. Degree days for a particular period are determined by adding the degree days incurred during each day of the period. Normal degree days for a particular period are the average of degree days during the prior 15 years for SEMCO Gas, during the prior 10 years for ENSTAR, and during the prior 30 years for Washington Gas.
(4)In certain of Washington Gas’ jurisdictions (Virginia and Maryland) there are billing mechanisms in place which are designed to eliminate the effects of variance in customer usage caused by weather and other factors such as conservation. In the District of Columbia, there is no weather normalization billing mechanism nor does Washington Gas hedge to offset the effects of weather. As a result, colder or warmer weather will result in variances to financial results.
(5)The 750 percent degree day variance for Washington Gas in the third quarter of 2022 is a result of there being 2 normal degree days in the third quarter, compared to 17 actual degree days. Given that the normal degree days in the third quarter are so low compared to other quarters, any change causes a large variance when shown as a percentage.

During the third quarter of 2022, AltaGas’ Utilities segment experienced colder weather at SEMCO and Washington Gas and warmer weather at ENSTAR compared to the same quarter of 2021.

During the first nine months of 2022, AltaGas’ Utilities segment experienced colder weather at SEMCO and Washington Gas and warmer weather at ENSTAR compared to the same period in 2021.

AltaGas Ltd. – Q3 2022 MD&A and Financial Statements – 21

Service sites at September 30, 2022 increased by approximately 19,000 sites compared to September 30, 2021 primarily due to growth in customer base.

In the third quarter of 2022, U.S. retail gas sales volumes were 7,133 Mmcf, compared to 7,682 Mmcf in the same quarter of 2021. The decrease was primarily due to lower wholesale and interruptible sales compared to the same quarter of 2021. U.S. retail electricity sales volumes were 3,670 GWh in the third quarter of 2022, compared to 3,738 GWh in the same quarter of 2021. The decrease was primarily due to a decrease in customers served by the business, primarily residential accounts, compared to the same quarter of 2021.

In the first nine months of 2022, U.S. retail gas sales volumes were 41,239 Mmcf, compared to 42,265 Mmcf in the same period in 2021. The decrease was primarily due to a decrease in customers served by the business and warmer weather in the first nine months of 2022 compared to the same period in 2021. U.S. retail electricity sales volumes were 9,889 GWh in the first nine months of 2022, compared to 10,187 GWh in the same period in 2021. The decrease was primarily due to a decrease in customers served by the business.

Three Months Ended September 30

Normalized EBITDA in the Utilities segment was $115 million in the third quarter of 2022, compared to $62 million in the same quarter of 2021. The increase in normalized EBITDA was mainly due to an increase in asset optimization activities at Washington Gas, higher gas margins from WGL's retail marketing business, higher revenue from accelerated pipe replacement program spend, favourable usage in certain jurisdictions, higher collection of late payment fees, colder weather in Michigan, customer growth, and an impact of approximately $2 million due to the change in foreign exchange rates, partially offset by higher operating and administrative expenses and lower power margins from WGL's retail marketing business.

The Utilities segment income before income taxes was $54 million in the third quarter of 2022, compared to income before income taxes of $102 million in the same quarter of 2021. The decrease was mainly due to lower unrealized gains on risk management contracts, primarily within the retail marketing business, partially offset by the same previously referenced factors impacting normalized EBITDA.

Nine Months Ended September 30

The Utilities segment reported normalized EBITDA of $639 million in the first nine months of 2022, compared to $533 million in the same period in 2021. The increase in normalized EBITDA was mainly due to an increase in asset optimization activities at Washington Gas, higher gas margins from WGL's retail marketing business, the impact of Washington Gas' 2020 Maryland and District of Columbia rate cases, higher revenue from accelerated pipe replacement program spend, customer growth, favourable usage in certain jurisdictions, colder weather in Michigan, and an impact of approximately $5 million due to the change in foreign exchange rates, partially offset by higher operating and administrative expenses, lower power margins from WGL's retail marketing business, and warmer weather in Alaska.

The Utilities segment income before income taxes was $470 million in the first nine months of 2022, compared to $476 million in the same period of 2021. The decrease was mainly due to lower unrealized gains on risk management contracts primarily within the retail marketing business, partially offset by the same previously referenced factors impacting normalized EBITDA.

AltaGas Ltd. – Q3 2022 MD&A and Financial Statements – 22

Rate Case Updates

Utility/Jurisdiction	Date Filed	Request	Status	Expected Timing of Decision
Washington Gas - District of Columbia	April 2022
US$53 million increase in base rates, including US$5 million currently collected through the PROJECTpipes surcharge. Therefore, the incremental amount of the base rate increase requested was approximately US$48 million.

On April 4, 2022, Washington Gas filed an application for authority to increase charges for gas service in the District of Columbia. The requested rates are designed to collect approximately US$53 million in total annual revenues requesting a 10.4 percent rate of return on equity. Of the requested revenue increase, approximately US$5 million represents costs currently collected through the PROJECTpipes surcharge; therefore, the incremental amount of the base rate increase is approximately US$48 million. Washington Gas requests that new rates be implemented in February 2023. The PSC of DC adopted a procedural schedule on August 12, 2022 and supplemental testimony was filed on September 2, 2022. Discovery in the case is ongoing. The direct testimony of OPC and intervenors is due on November 4, 2022. Rebuttal testimony is due to be filed on January 6, 2023 and evidentiary hearings are scheduled for February 2023.
Timing of decision not yet known, however based on procedural schedule, decision could be around Q3 2023.
Washington Gas - Virginia	June 2022	US$48 million increase in base rates, plus the request to transfer an additional US$39 million currently collected in SAVE surcharge into base rates, for a total increase of approximately US$87 million.
On June 29, 2022, Washington Gas filed an application for authority to increase rates in the Commonwealth of Virginia. The requested rates are designed to collect an incremental US$48 million in total annual revenues requesting a 10.75 percent rate of return on equity. This base rate increase is separate from the US$39 million revenue requirement relating to transferring expenditures incurred under Washington Gas' Steps to Advance Virginia’s Energy (SAVE) Plan accelerated infrastructure replacement program to base rates and reset the surcharge. Washington Gas may implement the proposed rates (on an interim basis subject to refund) on November 26, 2022, which is 150 days after its application was filed. The staff testimony is due on March 10, 2023, Washington Gas' rebuttal testimony on April 7, 2023, and the hearing is scheduled for May 2, 2023.
Timing of decision not yet known. Interim rates will go into effect late November 2022, subject to refund.

AltaGas Ltd. – Q3 2022 MD&A and Financial Statements – 23

Utility/Jurisdiction	Date Filed	Request	Status	Expected Timing of Decision
Washington Gas - Maryland	August 2020	US$27 million increase in base rates, including US$6 million currently collected through the Strategic Infrastructure Development Enhancement Plan (STRIDE) surcharges for system upgrades. Therefore, the incremental amount of the base rate increase requested was approximately US$21 million.
On April 9, 2021, a final order was received from the Public Service Commission of Maryland (PSC of MD) related to this rate increase application, authorizing Washington Gas to increase its Maryland natural gas distribution rates by approximately US$13 million (including US$5 million currently collected through the STRIDE surcharge), reflecting a return on equity of 9.70 percent. The revenue increase became effective on March 26, 2021. On May 14, 2021, the Maryland Office of People's Counsel (MD OPC) filed a petition for re-hearing of the PSC of MD's finding on merger synergy savings and certain rate base additions. The request was denied and on August 31, 2021, the MD OPC filed an appeal of the PSC of MD's denial of their petition for a re-hearing with the Circuit Court of Baltimore City (Circuit Court). On February 25, 2022, the Circuit Court reversed the July 29, 2021 order from the PSC of MD and remanded two issues back to the PSC of MD. On March 10, 2022, the PSC of MD filed a Motion to Alter or Amend Judgement to the Circuit Court's ruling on the merger synergy savings issue and the MD OPC filed a response. On May 31, 2022, the Circuit Court granted the PSC of MD and Washington Gas’ joint motion, determining that the PSC of MD properly permitted Washington Gas’ recovery of corporate costs and relieving the PSC of MD of the obligation to rule on merger synergy savings on remand. The PSC of MD must still issue an order on the challenged rate base additions, per the Court’s original ruling. On June 30, 2022, the MD OPC appealed the Circuit Court’s new order on merger synergy savings to the Maryland Court of Special Appeals. Washington Gas anticipates a final decision from the Court of Special Appeals by the end of the first quarter of 2023.
Final order issued April 2021
CINGSA	July 2021	US$1.9 million revenue increase.	On July 1, 2021, CINGSA filed a rate case with the Regulatory Commission of Alaska (RCA) seeking approval for approximately US$1.9 million revenue increase based on US$105 million rate base, 11.9 percent return on equity (ROE) and 59.99 percent equity thickness. The filing proposed an across-the-board 2 percent interim rate increase to be effective August 1, 2021, which the RCA approved on July 29, 2021. Discovery on CINGSA's direct testimony closed on December 30, 2021, CINGSA filed supplemental testimony on January 31, 2022, and interveners' testimony was due on February 11, 2022. On June 14, 2022, CINGSA and interveners filed a partial stipulation settling all issues with the exception of the found gas matter. On August 19, 2022, the RCA approved the partial stipulation which established a US$100.5 million rate base and a US$18.9 million revenue requirement, resulting in an approximate US$0.1 million revenue increase based on a 10.6 percent return on equity, 4.87 percent cost of debt, and a capital structure consisting of 40.01 percent debt and 59.99 percent equity.	Final order issued August 2022

AltaGas Ltd. – Q3 2022 MD&A and Financial Statements – 24

Utility/Jurisdiction	Date Filed	Request	Status	Expected Timing of Decision
ENSTAR	August 2022	US$5.0 million revenue increase	On August 1, 2022, ENSTAR filed a rate application with the RCA seeking a permanent revenue increase of approximately US$5.0 million, representing a 5.68 percent increase in base rates based on a rate base of US$293 million. ENSTAR proposes an overall rate of return of 8.32 percent, which was calculated using its actual cost of debt of 2.86 percent, and a proposed 12.95 percent cost of equity with 54.11 percent equity thickness. ENSTAR is also asking for an across-the-board interim rate increase of 1.5 percent (approximately US$1.3 million), for billings on or after October 1, 2022. Interveners testimony is due in April 2023, with rebuttal testimony due in June 2023. Evidentiary hearing is scheduled for October 2023 and a final decision is expected in the first quarter of 2024.	First quarter of 2024

Other Regulatory Updates

On July 1, 2021, SEMCO submitted its 2022-2023 EWR Plan, a form of energy efficiency program for its customers, for MPSC approval. SEMCO proposes to spend approximately US$30 million on energy waste reduction over 2022 and 2023 to achieve a combined first year energy savings goal of approximately 10.1 million therms. SEMCO filed its Brief and Reply Brief on December 3, and December 22, 2021, respectively. On April 25, 2022, the MPSC approved the EWR Plan as filed. On April 29, 2022, SEMCO submitted its 2021 EWR Reconciliation filing which demonstrated it has achieved the goals and parameters established in its 2021 Commission-approved EWR Plan, and requested that it receive a performance incentive of approximately US$3 million. Settlement was reached and the MPSC approved the settlement on July 27, 2022, allowing SEMCO to collect the performance incentive as applied for.

On September 2, 2022, Washington Gas filed a request with the PSC of MD seeking permission to resume collections, late fees, and terminations on the basis that Washington Gas has substantially achieved the nine required operational metrics for three consecutive months.

On June 24, 2022, applications were made with the RCA seeking approval for the change of control and transfer of Certificate of Public Convenience and Necessity, relating to the pending sale of the Alaskan Utilities.

AltaGas Ltd. – Q3 2022 MD&A and Financial Statements – 25

Midstream

Operating Statistics

	Three Months Ended September 30		Nine Months Ended September 30
	2022	2021	2022	2021
LPG export volumes (Bbls/d) (1)	110,453	105,070	103,171	93,618
Total inlet gas processed (Mmcf/d) (1)	1,228	1,471	1,266	1,485
Extracted ethane volumes (Bbls/d) (1)	21,178	22,938	24,446	28,277
Extracted NGL volumes (Bbls/d) (1) (2)	31,483	34,671	32,203	36,577
Fractionation volumes (Bbls/d) (1)	35,578	29,130	32,547	28,542
Frac spread - realized ($/Bbl) (1) (3)	27.78	12.63	26.41	13.05
Frac spread - average spot price ($/Bbl) (1) (4)	36.25	36.32	35.20	26.83
Propane Far East Index (FEI) to Mont Belvieu spread (US$/Bbl) (1) (5)	10.48	9.00	12.10	9.00
Butane FEI to Mont Belvieu spread (US$/Bbl) (1) (6)	11.87	8.79	11.55	10.52
(1)Average for the period.
(2)NGL volumes refer to propane, butane and condensate.
(3)Realized frac spread or NGL margin, expressed in dollars per barrel of NGL, is derived from sales recorded by the segment during the period for frac spread exposed volumes plus the settlement value of frac hedges settled in the period less extraction premiums, divided by the total frac exposed volumes produced during the period.
(4)Average spot frac spread or NGL margin, expressed in dollars per barrel of NGL, is indicative of the average sales price that AltaGas receives for propane, butane and condensate less extraction premiums, before accounting for hedges, divided by the respective frac spread exposed volumes for the period.
(5)Average propane price spread between FEI and Mont Belvieu TET commercial index.
(6)Average butane price spread between FEI and Mont Belvieu TET commercial index.

LPG volumes exported to Asia from RIPET and Ferndale for the three months ended September 30, 2022 averaged 110,453 Bbls/d compared to 105,070 Bbls/d for the same period in 2021. There were 19 full shipments and one partial shipment in the third quarter of 2022 compared to 18 full shipments in the same period of 2021. Higher export volumes were primarily the result of increased offtake demand, higher available supply, and improved logistics.

LPG volumes exported to Asia from RIPET and Ferndale for the nine months ended September 30, 2022 averaged 103,171 Bbls/d compared to 93,618 Bbls/d for the same period in 2021. There were 52 full shipments and one partial shipment in the first nine months of 2022 compared to 47 full shipments in the same period of 2021. Higher export volumes and shipments were the result of increased offtake demand, higher available supply, and improved logistics.

Inlet gas processing volumes for the third quarter of 2022 decreased by 243 Mmcf/d compared to the same quarter of 2021. Lower inlet gas processing volumes in the third quarter of 2022 were primarily due to the impact of the Aitken Creek sale and lower producer volumes at the Townsend complex.

Inlet gas processing volumes for the first nine months of 2022 decreased by 219 Mmcf/d compared to the same period in 2021. Lower inlet gas processing volumes in the first nine months of 2022 were primarily a result of the Aitken Creek sale, scheduled turnarounds at the Harmattan, Townsend, and Gordondale facilities in the second quarter of 2022, and lower producer volumes at the Townsend complex

Average ethane volumes for the third quarter of 2022 decreased by 1,760 Bbls/d, while average extracted NGL volumes decreased by 3,188 Bbls/d compared to the same quarter of 2021. Lower ethane volumes were a result of lower co-stream production at Harmattan due to customer's downstream facility turnaround. Lower extracted NGL volumes were due to lower raw gas inlet volumes at the Townsend and Gordondale facilities.

AltaGas Ltd. – Q3 2022 MD&A and Financial Statements – 26

Average ethane volumes for the first nine months of 2022 decreased by 3,831 Bbls/d, while average extracted NGL volumes decreased by 4,374 Bbls/d compared to the same period in 2021. Lower ethane volumes were a result of the scheduled turnaround at Harmattan combined with lower contracted ethane volumes at the extraction facilities. Lower extracted NGL volumes were a result of scheduled turnarounds at the Townsend and Gordondale facilities and lower inlet volumes at the extraction facilities due to scheduled maintenance.

Fractionation volumes for the third quarter of 2022 increased by 6,448 Bbls/d compared to the same quarter of 2021 due to higher North Pine volumes and utilization, and higher Harmattan trucked-in NGL mix and raw gas volumes.

Fractionation volumes for the first nine months of 2022 increased by 4,005 Bbls/d compared to the same period in 2021. Higher fractionation volumes were a result of more available volumes as a result of upstream facility expansions, higher North Pine volumes and utilization, and higher Harmattan trucked-in NGL mix and raw gas volumes, partially offset by scheduled turnarounds at the Harmattan and North Pine facilities.

Three Months Ended September 30

The Midstream segment reported normalized EBITDA of $108 million in the third quarter of 2022, compared to $181 million in the same quarter of 2021. Third quarter 2022 results were reflective of strong liquids volumes across the platform but was more than offset by other factors, including commodity price volatility, lower Asian-to-Canadian butane spreads, and elevated rail and ocean freight logistical costs in the quarter, including fuel surcharges. The processing facilities were positively impacted by the recovery of turnaround costs from customers at the Townsend and Gordondale facilities and higher earnings at the extraction facilities driven by higher frac spreads, partially offset by the impact of the lost contribution from the Aitken Creek facility sale. Other factors negatively impacting normalized EBITDA in the Midstream segment in the third quarter of 2022 relative to the third quarter of 2021 included lower crude marketing margins, the absence of a one-time contract termination payout related to a railcar sublease agreement in the third quarter of 2021, and lower NGL marketing margins and volumes, including summer storage injection costs, partially offset by higher hedge gains at the export facilities.

Income before income taxes in the Midstream segment was $71 million in the third quarter of 2022, compared to $100 million in the same quarter of 2021. The decrease was mainly due to the same previously referenced factors impacting normalized EBITDA and higher losses on disposition of assets, partially offset by lower unrealized losses on risk management contracts.

In the third quarter of 2022, the Midstream segment recognized a pre-tax loss on disposition of assets of approximately $3 million primarily due to expenses incurred related to asset sales which closed in previous periods. In the third quarter of 2021, the Midstream segment recognized pre-tax gains on dispositions of assets of $3 million, mainly due to cash proceeds received from an escrow account related to the 2019 disposition of AltaGas' investment in Meade, which held WGL Midstream's indirect, non-operating interest in Central Penn. In addition, in the third quarter of 2021, AltaGas completed the sale of certain Petrogas propane distribution assets for proceeds of less than $1 million, resulting in a pre-tax gain of less than $1 million.

Nine Months Ended September 30

The Midstream segment reported normalized EBITDA of $444 million in the first nine months of 2022, compared to $621 million in the same period in 2021. The decrease in normalized EBITDA reflected the absence of strong contributions from WGL Midstream in the first quarter of 2021 as a result of the sale of the U.S. transportation and storage business in April 2021, and lower earnings from the export facilities as strong export volumes were more than offset by lower Asian-to-Canadian butane spreads, hedge losses, and elevated rail and freight logistics related costs including fuel surcharges. The processing facilities were positively impacted by the recovery of turnaround costs from customers at the Townsend and Gordondale facilities and higher earnings at the extraction facilities driven by higher frac spreads, partially offset by the impact of the lost contribution from the Aitken Creek facility sale. Normalized EBITDA in the Midstream segment for the first nine months of 2022 was also impacted by favourable adjustments to certain accruals for contingencies related to the acquisition of Petrogas,

AltaGas Ltd. – Q3 2022 MD&A and Financial Statements – 27

partially offset by lower crude marketing margins, the absence of a one-time contract termination payout related to a railcar sublease agreement in the third quarter of 2021, and lower NGL marketing margins due to the sale of NGL volumes in storage to the market at a premium in 2021.

Income before income taxes in the Midstream segment was $412 million in the first nine months of 2022, compared to $392 million in the first nine months of 2021. The increase was mainly due to higher unrealized gains on risk management contracts and the absence of the pre-tax provision related to the sale of the U.S. transportation and storage business in the first quarter of 2021, partially offset by the same previously referenced factors impacting normalized EBITDA, higher losses on disposition of assets, and higher depreciation expense.

In the first nine months of 2022, the Midstream segment recognized a pre-tax loss on disposition of assets of approximately $3 million related to the previously mentioned expenses incurred related to asset sales which closed in previous periods and the sale of AltaGas' interest in the Aitken Creek processing facilities in the second quarter of 2022. In the first nine months of 2021, the Midstream segment recognized pre-tax gains on dispositions of assets of approximately $7 million related to sale of the U.S. transportation and storage business, other minor Midstream asset sales, and the previously mentioned dispositions in the third quarter of 2021. In addition, in the first nine months of 2021, the Midstream segment recognized pre-tax provisions of approximately $57 million ($46 million after-tax) primarily related to the sale of the U.S. transportation and storage business.

Midstream Hedges

	Three Months Ended September 30		Nine Months Ended September 30
	2022	2021	2022	2021
Frac spread exposed volumes (Bbls/d)	9,885	9,320	10,276	10,158
NGL volumes hedged (Bbls/d)	8,000	8,740	8,273	9,345
Average price of NGL volumes hedged ($/Bbl) (1)	34	26	34	26
Average export volumes hedged (Bbls/d)	41,693	52,281	54,307	48,634
Average FEI to North American NGL price spread for volumes hedged (US$/Bbl)	15	12	17	13
(1)Excludes basis differential.

Corporate/Other

Three Months Ended September 30

In the Corporate/Other segment, normalized EBITDA for the third quarter of 2022 was $10 million, compared to a loss of $4 million in the same quarter of 2021. The increase in normalized EBITDA was mainly due to lower expenses related to employee incentive plans as a result of the decrease in share price in the third quarter of 2022.

Loss before income taxes in the Corporate/Other segment was $77 million in the third quarter of 2022, compared to a loss of $113 million in the same quarter of 2021. The lower loss was mainly due to the same previously referenced factors impacting normalized EBITDA and higher foreign exchange gains, partially offset by higher interest expense.

Nine Months Ended September 30

In the Corporate/Other segment, normalized EBITDA for the first nine months of 2022 was a loss of less than $1 million, compared to a loss of $17 million in the same period in 2021. The increase in normalized EBITDA was mainly due to lower expenses related to employee incentive plans as a result of the absence of the increase in share price during the first nine months of 2021.

AltaGas Ltd. – Q3 2022 MD&A and Financial Statements – 28

Loss before income taxes in the Corporate/Other segment was $244 million in the third quarter of 2022, compared to a loss of $260 million in the same quarter of 2021. The lower loss was mainly due to the same previously referenced factors impacting normalized EBITDA, higher foreign exchange gains, and the gain on the disposition of an energy storage development project in Goleta, California in the first quarter of 2022, partially offset by higher interest expense and the loss on the disposition of a power plant in Brush, Colorado in the second quarter of 2022.

In the first nine months of 2022, the Corporate/Other segment recognized pre-tax gains on dispositions of assets of approximately $5 million which was comprised of a pre-tax gain of $7 million on the sale of an energy storage development project in Goleta, California, partially offset by a pre-tax loss of $2 million on the sale of a power plant in Brush, Colorado. In the first nine months of 2021, the Corporate/Other segment recognized a pre-tax loss of approximately $1 million on the last remaining U.S. distributed generation project which was sold in 2019 but transferred to the purchaser during the second quarter of 2021.

Net Invested Capital

Net invested capital is a non-GAAP financial measure. Please refer to the Non-GAAP Financial Measures section of this MD&A for further discussion.

	Three Months Ended September 30, 2022
($ millions)	Utilities	Midstream	Corporate/ Other	Total
Invested capital:
Property, plant and equipment	$234	$14	$1	$249
Intangible assets	—	1	—	1
Long-term investments	—	(3)	—	(3)
Purchase of remaining non-controlling interest in a subsidiary	—	285	—	285
Invested and net invested capital	$234	$297	$1	$532

	Three Months Ended September 30, 2021
($ millions)	Utilities	Midstream	Corporate/ Other	Total
Invested capital:
Property, plant and equipment (1)	$199	$4	$1	$204
Long-term investments	—	1	—	1
Invested capital	199	5	1	205
Disposals:
Asset dispositions	—	(1)	—	(1)
Equity method investments	—	(3)	—	(3)
Net invested capital	$199	$1	$1	$201
(1)In prior periods, invested capital did not include adjustments for the cost of removal of utility assets; however, beginning in the fourth quarter of 2021, Management has adjusted for these costs to better align with the investing section of the Consolidated Statements of Cash Flows. Comparative periods have been restated to reflect this change.

During the third quarter of 2022, AltaGas’ invested capital was $532 million, compared to $205 million in the same quarter of 2021. The increase in invested capital was primarily due to cash paid to purchase the remaining equity ownership of Petrogas, higher additions to property, plant, and equipment as a result of higher spend on accelerated pipe replacement, new business, and system betterment programs at Washington Gas, and higher maintenance capital in the Midstream segment. The

AltaGas Ltd. – Q3 2022 MD&A and Financial Statements – 29

disposals of assets and equity method investments in the third quarter of 2021 related to the sale of certain Petrogas propane distribution assets and cash proceeds received from an escrow account related to the 2019 disposition of AltaGas' investment in Meade, which held WGL Midstream's indirect, non-operating interest in Central Penn, respectively.

Invested capital in the third quarter of 2022 included maintenance capital of $8 million (2021 ‑ $1 million) in the Midstream segment and $nil (2021 - $1 million) related to the remaining power assets in the Corporate/Other segment. The increase in Midstream maintenance capital in the third quarter of 2022 was primarily related to routine maintenance expenditures at the Petrogas and Harmattan facilities, and the completion of planned turnaround maintenance capital at the Harmattan, Townsend, and Gordondale facilities.

During the third quarter of 2022, AltaGas' cash flow from investing activities was an outflow of $534 million compared to $263 million in the same quarter of 2021. Please refer to the Non-GAAP Financial Measures and Liquidity sections of this MD&A for further information on AltaGas' cash flow from investing activities.

	Nine Months Ended September 30, 2022
($ millions)	Utilities	Midstream	Corporate/ Other	Total
Invested capital:
Property, plant and equipment	$552	$60	$9	$621
Intangible assets	1	2	—	3
Long-term investments	—	(2)	—	(2)
Purchase of remaining non-controlling interest in a subsidiary	—	285	—	285
Invested capital	553	345	9	907
Disposals:
Asset dispositions	—	(225)	(20)	(245)
Net invested capital	$553	$120	$(11)	$662

	Nine Months Ended September 30, 2021
($ millions)	Utilities	Midstream	Corporate/ Other	Total
Invested capital:
Property, plant and equipment (1)	$471	$50	$7	$528
Intangible assets	1	1	1	3
Long-term investments	—	8	—	8
Contributions from non-controlling interest	—	(1)	—	(1)
Other	—	7	—	7
Invested capital	472	65	8	545
Disposals:
Equity method investments	—	(3)	—	(3)
Asset dispositions	—	(344)	(1)	(345)
Net invested capital	$472	$(282)	$7	$197
(1)In prior periods, invested capital did not include adjustments for the cost of removal of utility assets; however, beginning in the fourth quarter of 2021, Management has adjusted for these costs to better align with the investing section of the Consolidated Statements of Cash Flows. Comparative periods have been restated to reflect this change.

In the first nine months of 2022, AltaGas’ invested capital was $907 million, compared to $545 million in the same period of 2021. The increase in invested capital was primarily due to cash paid to purchase the remaining equity ownership of Petrogas, higher additions to property, plant, and equipment as a result of higher spend on accelerated pipe replacement, system betterment, and new business programs at Washington Gas, and higher turnaround maintenance capital in the Midstream

AltaGas Ltd. – Q3 2022 MD&A and Financial Statements – 30

segment. These were partially offset by the absence of spend on the Nig Creek expansion in the first half of 2021 and lower capital invested at consolidated Petrogas facilities. The asset dispositions in the first nine months of 2022 primarily related to proceeds received from the sale of AltaGas' interest in the Aitken Creek processing facilities, a power plant in Brush, Colorado, and an energy storage development project in Goleta, California. The asset dispositions in the first nine months of 2021 primarily related to the sale of the U.S. transportation and storage business and the previously mentioned sale of certain Petrogas propane distribution assets. The disposal of equity method investments in the first nine months of 2021 related to the previously mentioned proceeds received from the 2019 disposition of AltaGas' investment in Meade.

The invested capital in the first nine months of 2022 included maintenance capital of $47 million (2021 ‑ $7 million) in the Midstream segment and $8 million (2021 ‑ $6 million) related to the remaining power assets in the Corporate/Other segment. The increase in Midstream maintenance capital was primarily due to the completion of planned turnaround maintenance capital at the Harmattan, Townsend, and Gordondale facilities, as well as routine maintenance expenditures incurred at the Petrogas, Harmattan, RIPET, and Townsend facilities. The increase in maintenance capital in the Corporate/Other segment was primarily due to the planned spring outage at Blythe.

During the first nine months of 2022, AltaGas' cash flow from investing activities was an outflow of $661 million, compared to $242 million in the first nine months of 2021. Please refer to the Non-GAAP Financial Measures and Liquidity sections of this MD&A for further information on AltaGas' cash flow from investing activities.

Liquidity

As a result of certain commitments made to the PSC of DC, the PSC of MD, and the SCC of VA in respect of the WGL Acquisition, Washington Gas is subject to certain restrictions when paying dividends to AltaGas. However, AltaGas does not expect that this will have an impact on AltaGas’ ability to meet its obligations.

In addition, Wrangler SPE LLC and Washington Gas made certain ring fencing commitments to the PSC of DC, the PSC of MD, and the SCC of VA with the intention of removing Washington Gas from the bankruptcy estate of AltaGas and its affiliates, other than Washington Gas and Wrangler SPE LLC (together, the “Ring Fenced Entities”). Because of these ring fencing measures, none of the assets of the Ring Fenced Entities would be available to satisfy the debt or contractual obligations of AltaGas or any non-Ring Fenced Entity Affiliate, including any indebtedness or other contractual obligations of AltaGas, and the Ring Fenced Entities do not bear any liability for indebtedness or other contractual obligations of any non-Ring Fenced Entity, and vice versa.

AltaGas Ltd. – Q3 2022 MD&A and Financial Statements – 31

	Three Months Ended September 30		Nine Months Ended September 30
($ millions)	2022	2021	2022	2021
Cash from (used by) operations	$(384)	$209	$827	$895
Investing activities	(534)	(263)	(661)	(242)
Financing activities	818	174	(104)	(542)
Increase (decrease) in cash, cash equivalents, and restricted cash	$(100)	$120	$62	$111

Cash From (Used By) Operations

Cash from operations decreased by $68 million for the nine months ended September 30, 2022 compared to the same period in 2021, primarily due to unfavourable variances in the net change in operating assets and liabilities and lower net income after taxes (after adjusting for non-cash items). The majority of the variance in net change in operating assets and liabilities was due to lower cash flows from inventory as a result of fluctuations in commodity prices, partially offset by higher cash flows from accounts payable and accrued liabilities driven by fluctuations in commodity prices as well as higher cash flows from customer deposits due to an increase in cash collateral received from counterparties as a result of higher commodity prices in the period.

Working Capital

($ millions, except working capital ratio)	September 30, 2022	December 31, 2021
Current assets	$4,086	$2,624
Current liabilities	3,760	2,657
Working capital (deficiency)	$326	$(33)
Working capital ratio (1)	1.09	0.99
(1)Calculated as current assets divided by current liabilities.

The increase in the working capital ratio was primarily due to the reclassification of assets held for sale related to the pending sale of AltaGas' Alaskan Utilities, increases in inventory, accounts receivable, and cash and cash equivalents, as well as a decrease in other current liabilities, partially offset by increases in accounts payable and accrued liabilities, short-term debt, current portion of long-term debt, liabilities associated with assets held for sale, and risk management liabilities, as well as a decrease in prepaid expenses and other current assets. AltaGas’ working capital will fluctuate in the normal course of business.

Investing Activities

Cash used in investing activities for the nine months ended September 30, 2022 was $661 million, compared to cash used in investing activities of $242 million in the same period in 2021. Investing activities for the nine months ended September 30, 2022 included proceeds of approximately $245 million primarily related to the disposition of the interest in the Aitken Creek processing facilities, a 60 MW stand-alone energy development project in Goleta, California, and a power plant in Brush, Colorado, and approximately $2 million of net distributions from equity investments, partially offset by expenditures of approximately $623 million for property, plant and equipment and intangible assets, and a cash payment of approximately $285 million for the purchase of the remaining non-controlling interest of Petrogas. Investing activities for the nine months ended September 30, 2021 primarily included proceeds of approximately $345 million from the sale of the U.S. transportation and storage business and other minor asset sales, and proceeds of approximately $3 million received from an escrow account related to the 2019 disposition of AltaGas' investment in Meade, partially offset by expenditures of approximately $575 million for property, plant and equipment and intangible assets, approximately $8 million of contributions to equity investments, and $7 million for other changes in investing activities.

AltaGas Ltd. – Q3 2022 MD&A and Financial Statements – 32

Financing Activities

Cash used in financing activities for the nine months ended September 30, 2022 was $104 million, compared to $542 million in the same period in 2021. Financing activities for the nine months ended September 30, 2022 were primarily comprised of dividends of $256 million, redemption of preferred shares of $574 million, distributions to non-controlling interests of $15 million, and net repayments under credit facilities of $422 million, partially offset by the net issuance of short-term debt and long-term debt of $144 million, long-term debt issuances of $449 million, issuance of subordinated hybrid notes, net of debt issuance costs of $544 million, and proceeds from shares issued on exercise of options of $26 million. Financing activities for the nine months ended September 30, 2021 were primarily comprised of net repayments of short-term debt and long-term debt of $325 million, net repayments under credit facilities of $508 million, dividends of $251 million, and distributions to non-controlling interests of $17 million, partially offset by long-term debt issuances of $545 million, contributions from non-controlling interests of $1 million, and proceeds from shares issued on exercise of options of $13 million.

Capital Resources

AltaGas' objective for managing capital is to maintain its investment grade credit ratings, ensure adequate liquidity, optimize the profitability of its existing assets and grow its energy infrastructure to create long‑term value and enhance returns for its investors. AltaGas' capital structure is comprised of shareholders' equity (including non‑controlling interests), short‑term and long‑term debt (including the current portion and debt classified as held for sale), and subordinated hybrid notes, less cash and cash equivalents.

The use of debt or equity funding is based on AltaGas’ capital structure, which is determined by considering the norms and risks associated with operations and cash flow stability and sustainability.

AltaGas Ltd. – Q3 2022 MD&A and Financial Statements – 33

($ millions, except net debt-to-total capitalization)	September 30, 2022	December 31, 2021
Short-term debt (1)	$326	$161
Current portion of long-term debt (2)	834	511
Long-term debt (3)	7,576	7,684
Subordinated hybrid notes (4) (5)	544	—
Debt classified as held for sale (6)	64	—
Total debt	9,344	8,356
Less: cash and cash equivalents	(132)	(63)
Net debt	$9,212	$8,293
Shareholders' equity	7,589	6,949
Non-controlling interests	164	652
Total capitalization	$16,965	$15,894

Net debt-to-total capitalization (%)	54	52
(1)For the purposes of the net debt calculation, short-term debt excludes third-party project financing obtained on behalf of the United States federal government to provide funds for the construction of certain energy management services projects. As this debt was obtained on behalf of the U.S. government, AltaGas would only need to repay in the event that the project is not completed or accepted by the government. At September 30, 2022, the project financing balance excluded from short-term debt in above table was $nil (December 31, 2021 - $8 million).
(2)Net of debt issuance costs of less than $1 million as at September 30, 2022 (December 31, 2021 - $1 million).
(3)Net of debt issuance costs of $41 million as at September 30, 2022 (December 31, 2021 - $43 million).
(4)The $300 million subordinated hybrid notes, Series 1 have a coupon rate of 5.25 percent and are due on January 11, 2082. They were offered under AltaGas' short form base shelf prospectus dated February 22, 2021, as supplemented by a prospectus supplement dated January 5, 2022. The $250 million subordinated hybrid notes, Series 2 have a coupon rate of 7.35 percent and are due on August 17, 2082. They were offered under AltaGas' short form base shelf prospectus dated February 22, 2021, as supplemented by a prospectus supplement dated August 4, 2022.
(5)Net of debt issuance costs of $6 million as at September 30, 2022 (December 31, 2021 - $nil).
(6)Pursuant to the May 26, 2022 announcement of the sale of the Alaskan Utilities, $64 million of related debt was reclassified to "liabilities associated with assets held for sale" on the Consolidated Balance Sheets at September 30, 2022. Refer to Note 5 of the interim financial statements for more details.

As at September 30, 2022, AltaGas’ total debt primarily consisted of outstanding medium term notes (MTNs) of $4.3 billion (December 31, 2021 - $4.3 billion), WGL and Washington Gas long-term debt of $2.6 billion (December 31, 2021 - $2.4 billion), reflecting fair value adjustments on acquisition, SEMCO long‑term debt of $677 million (December 31, 2021 - $633 million) of which $64 million is classified as held for sale (December 31, 2021 - $nil), $773 million drawn under the bank credit facilities (December 31, 2021 - $495 million), $550 million of subordinated hybrid notes (December 31, 2021 - $nil), and short-term debt of $326 million (December 31, 2021 - $169 million). In addition, AltaGas had $193 million of letters of credit outstanding (December 31, 2021 - $245 million).

As at September 30, 2022, AltaGas’ total market capitalization was approximately $7.4 billion based on approximately 282 million common shares outstanding and a closing trading price on September 30, 2022 of $26.45 per common share.

AltaGas' earnings interest coverage for the rolling twelve months ended September 30, 2022 was 1.8 times (twelve months ended September 30, 2021 – 2.7 times).

AltaGas Ltd. – Q3 2022 MD&A and Financial Statements – 34

Credit Facilities		Drawn at	Drawn at
($ millions)	Borrowing capacity	September 30, 2022	December 31, 2021
AltaGas demand credit facilities (1) (2)	$70	$—	$34
AltaGas revolving credit facilities (1) (2)	2,300	324	375
AltaGas term credit facility (1)	450	449	—
SEMCO Energy US$150 million credit facilities (1) (2)	206	—	120
WGL US$300 million revolving credit facility (1) (2) (3)	411	90	342
Washington Gas US$450 million revolving credit facility (1) (2) (3)	617	463	288
Petrogas revolving credit facilities	200	—	—
Petrogas demand credit facilities	25	—	—
	$4,279	$1,326	$1,159
(1)Amount drawn at September 30, 2022 converted at the month‑end rate of 1 U.S. dollar = 1.3707 Canadian dollar (December 31, 2021 - 1 U.S. dollar = 1.2678 Canadian dollar).
(2)All US$ borrowing capacity was converted at the September 30, 2022 Canadian/U.S. dollar month-end exchange rate.
(3)Amounts drawn include commercial paper that is supported by the long term facilities. WGL and Washington Gas have the right to request additional borrowings of up to US$100 million with the bank’s approval, for a total of US$400 million and US$550 million on their respective facilities.

In addition to the facilities listed above, AltaGas has demand letter of credit facilities of $500 million (December 31, 2021 - $467 million). At September 30, 2022, there were letters of credit for $193 million (December 31, 2021 - $245 million) issued on these facilities and less than $1 million (December 31, 2021 - less than $1 million) issued on the Company's revolving credit facilities.

WGL and Washington Gas use short-term debt in the form of commercial paper or unsecured short-term bank loans to fund seasonal cash requirements. Revolving committed credit facilities are maintained in an amount equal to or greater than the expected maximum commercial paper position. At September 30, 2022, commercial paper outstanding totaled $553 million for WGL and Washington Gas (December 31, 2021 – $630 million).

All of the borrowing facilities have covenants customary for these types of facilities, which must be met at each quarter end. AltaGas and its subsidiaries have been in compliance with all financial covenants each quarter since the establishment of the facilities. AltaGas and its subsidiaries are also in compliance with trust indenture requirements for its MTNs as at September 30, 2022 and December 31, 2021.

The following table summarizes the Corporation's primary financial covenants as defined by the credit facility agreements:

Ratios	Debt covenant requirements	As at September 30, 2022
Bank debt-to-capitalization (1) (2)	not greater than 65%	less than 52%
Bank EBITDA-to-interest expense (1) (2)	not less than 2.5x	greater than 4.2x
Bank debt-to-capitalization (SEMCO) (2) (3)	not greater than 60%	less than 41%
Bank EBITDA-to-interest expense (SEMCO) (2) (3)	not less than 2.25x	greater than 9.5x
Bank debt-to-capitalization (WGL) (2) (4)	not greater than 65%	less than 46%
Bank debt-to-capitalization (Washington Gas) (2) (4)	not greater than 65%	less than 51%
Net debt-to-EBITDA (Petrogas) (2) (5)	not greater than 4.00x	less than 0.61x
Net Senior debt-to-EBITDA (Petrogas) (2) (5)	not greater than 3.00x	less than 0.1x
Interest Coverage (Petrogas) (2) (5)	not less than 3.00x	greater than 7.0x
(1)Calculated in accordance with the Corporation’s $2.3 billion credit facility agreement, which is available on SEDAR at www.sedar.com. The covenants are equivalent and applicable to all the Corporation’s committed credit facilities.
(2)Estimated, subject to final adjustments.
(3)Bank EBITDA-to-interest expense (SEMCO) and Bank debt-to-capitalization (SEMCO) are calculated based on SEMCO’s consolidated financial statements and are calculated similarly to Bank debt-to-capitalization and Bank EBITDA-to-interest expense.
(4)WGL’s bank debt-to-capitalization ratio is calculated based on WGL’s consolidated financial statements.
(5)Calculated in accordance with the Petrogas credit facility agreement.

AltaGas Ltd. – Q3 2022 MD&A and Financial Statements – 35

On February 22, 2021, a $2.5 billion base shelf prospectus for the issuance of certain types of future public debt and/or equity issuances was filed to replace the base shelf prospectus dated September 25, 2019. This enables AltaGas to access the Canadian capital markets on a timely basis during the 25-month period that the base shelf prospectus remains effective. As at September 30, 2022, approximately $1.4 billion was available under the base shelf prospectus.

On February 22, 2021, AltaGas filed a US$2.0 billion short form base shelf prospectus in both Alberta and the U.S. to replace the US$2.0 billion short form base shelf prospectus filed on January 21, 2020. This will enable AltaGas to access the U.S. capital markets during the 25-month period that the base shelf prospectus remains effective. As at September 30, 2022, US$2.0 billion was available under the base shelf prospectus.

Related Party Transactions

In the normal course of business, AltaGas transacts with its subsidiaries, affiliates, and joint ventures. There were no significant changes in the nature of the related party transactions described in Note 30 of the 2021 Annual Consolidated Financial Statements.

Risk Management

Risks Related to COVID-19

To date, AltaGas has been able to respond to the COVID-19 related challenges without materially disrupting its operations and business. Although many governments have recently relaxed the restrictive measures previously put in place in response to COVID-19, given the dynamic nature of the COVID-19 pandemic, any further impacts will depend on future developments and factors outside of AltaGas' control, which are uncertain, evolving, and cannot be predicted. This includes new information which may emerge concerning the severity or duration of the pandemic, including new COVID-19 variants and the efficacy of vaccines, as well as further actions taken by governments and others to contain or mitigate the impacts of COVID-19. Such developments could include disruptions which may have an adverse effect on our customers, suppliers, regulators, business, operations, or financial results. AltaGas continues to take proactive steps to effectively prepare for and address the evolution of risks and regulatory mandates in the jurisdictions in which it operates. There can be no assurance that AltaGas' strategies to address potential disruptions will mitigate these risks or the adverse impacts to its business, operations, and financial results. While the Company has managed the return to work for personnel at all of its workplaces, AltaGas' approach has been, and will continue to be, risk-based and guided by its core values. The health and safety of AltaGas' employees, customers, contractors, and the communities in which it operates is the top priority and is integrated into each aspect of AltaGas' response efforts.

AltaGas has identified the following as potential direct or indirect impacts to its business and operations from the pandemic:

▪Resurgence of COVID-19 variants: Widespread inability of AltaGas’ workforce or contractors to perform their duties as a result of pervasive incidence of a COVID-19 variant or inability to comply with any applicable mandates on a timely basis would have an adverse impact on AltaGas’ ability to continue normal operations; and
▪Return to work: While the Company has managed the return to work for personnel at all of its workplaces, the occurrence of additional waves of the virus or its variants may require AltaGas to reassess current work models.

To the extent these risks materialize, the Corporation’s ability to carry out its business plans may be adversely impacted.

AltaGas Ltd. – Q3 2022 MD&A and Financial Statements – 36

Political Uncertainty, Terrorism and Activism

Uncertainty exists with regard to the political climate globally and in the jurisdictions where AltaGas operates. Changes in social, political, regulatory, or economic conditions, or in laws and policies governing health and safety, environment, development, tax, foreign trade, investment or energy could materially adversely affect AltaGas' business and operations. Terrorist attacks and threats (including cyber-attacks), escalation of military activity or acts of war, or other civil unrest or activism may have significant effects on general economic conditions and could adversely affect AltaGas' business. Future terrorist attacks, rumors or threats of war, actual conflicts involving the U.S. or Canada, or military or trade disruptions may significantly affect AltaGas' operations. Strategic targets, such as energy related assets, may be at greater risk of future attacks than other targets in the U.S. and Canada. In addition, Canadian and American government agencies have increased their warnings of potential cyberattacks against critical North American infrastructure. Further, increased environmental activism against pipeline construction and operation could potentially result in work delays, reduced demand for AltaGas' products and services, increased legislation or denial or delay of permits and rights-of-way. It is possible that any of these occurrences, or a combination of them, could adversely affect AltaGas' business, operations or financial results.

Inflation

AltaGas continues to actively monitor inflationary pressures on labour and materials across the Company’s operating businesses and throughout its supply chains. Although AltaGas benefits from a reasonably high level of inflation protection over a long-term time period through its cost-of-service operating model across the Utilities segment and various take-or-pay and fee-for-service arrangements in the Midstream segment, the Company is exposed to short-term changes in key input costs. As such, AltaGas is taking continuous active steps to manage controllable costs across its operations.

Other

AltaGas is exposed to various market risks in the normal course of operations that could impact earnings and cash flows. AltaGas enters into physical and financial derivative contracts to manage exposure to fluctuations in commodity prices and foreign exchange rates, as well as to optimize certain owned and managed natural gas assets. The Board of Directors of AltaGas has established a risk management policy for the Corporation establishing AltaGas’ risk management control framework. Derivative instruments are governed under, and subject to, this policy. As at September 30, 2022 and December 31, 2021, the fair values of the Corporation’s derivatives were as follows:

($ millions)	September 30, 2022	December 31, 2021
Natural gas	$(146)	$(91)
Energy exports	36	15
NGL frac spread	2	(19)
Power	(223)	(26)
Crude oil and NGLs	9	(8)
Net derivative liability	$(322)	$(129)

Summary of Risk Management Contracts

Commodity Price Contracts
▪The average indicative spot NGL frac spread for the nine months ended September 30, 2022 was approximately $35/Bbl (2021 - $27/Bbl), inclusive of basis differentials. The average NGL frac spread realized by AltaGas (based on

AltaGas Ltd. – Q3 2022 MD&A and Financial Statements – 37

average spot price and realized hedge price inclusive of basis differentials) for the nine months ended September 30, 2022 was approximately $26/Bbl inclusive of basis differentials (2021 - $13/Bbl).
▪At RIPET and Ferndale, NGL price margins are mostly protected through AltaGas' hedging programs. AltaGas is well hedged for the remainder of 2022 with approximately 74 percent of its expected 2022 frac exposed volumes hedged at approximately $38/Bbl, prior to transportation costs. In addition, approximately 57 percent of AltaGas' expected export volumes for the remainder of 2022 are either tolled or financially hedged with an average FEI to North American financial hedge price of approximately US$12/Bbl for non-tolled propane volumes. AltaGas plans to manage the export facilities such that a growing portion of annual capacity will be underpinned by tolling arrangements, and expects to reach this objective over the next several years.

Foreign Exchange Contracts

The following foreign exchange forward contracts were outstanding as at September 30, 2022:

Foreign exchange forward contract	Notional Amount (US$ millions)	Duration	Weighted average foreign exchange rate	Fair Value ($ millions)
Forward USD sales	US$7	Less than one month	1.3795	$10

The following foreign exchange forward contracts were outstanding as at December 31, 2021:

Foreign exchange forward contract	Notional Amount (US$ millions)	Duration	Weighted average foreign exchange rate	Fair Value ($ millions)
Foreign exchange swaps (purchases)	US$10	Less than one year	1.2640	Less than $1 million

For the nine months ended September 30, 2022, AltaGas recorded no realized gains or losses on foreign exchange forward contracts (nine months ended September 30, 2021 - after-tax realized gain of $18 million).

Weather Instruments

▪For the nine months ended September 30, 2022, AltaGas recorded no gains or losses (nine months ended September 30, 2021 - $nil) related to heating degree day (HDD) and cooling degree day (CDD) instruments.

AltaGas Ltd. – Q3 2022 MD&A and Financial Statements – 38

The Effects of Derivative Instruments on the Consolidated Statements of Income (Loss)

The following table presents the unrealized gains (losses) on derivative instruments as recorded in the Corporation’s Consolidated Statements of Income (Loss):

	Three Months Ended September 30		Nine Months Ended September 30
($ millions)	2022	2021	2022	2021
Natural gas	$14	$70	$41	$60
Energy exports	(22)	(38)	33	20
Crude oil and NGLs	(1)	(17)	6	(16)
NGL frac spread	21	(12)	21	(42)
Power	(9)	32	6	51
Foreign exchange	—	(6)	—	(21)
	$3	$29	$107	$52

Please refer to Note 23 of the 2021 Annual Consolidated Financial Statements and Note 16 of the unaudited condensed interim Consolidated Financial Statements as at and for the three and nine months ended September 30, 2022 for further details regarding AltaGas’ risk management activities.

Dividends

Effective March 31, 2022, common share dividends are declared and paid on a quarterly basis. Dividends on preferred shares are paid quarterly. Dividends are at the discretion of the Board of Directors and dividend levels are reviewed periodically, giving consideration to the ongoing sustainable cash flow from operating activities, maintenance and growth capital expenditures, and debt repayment requirements of AltaGas.

The following tables summarize AltaGas’ dividend declaration history:

Common Share Dividends
Year ended December 31
($ per common share)	2022	2021
First quarter	$0.265000	$0.249900
Second quarter	0.265000	0.249900
Third quarter	0.265000	0.249900
Fourth quarter	—	0.249900
Total	$0.795000	$0.999600

Series A Preferred Share Dividends
Year ended December 31
($ per preferred share)	2022	2021
First quarter	$0.191250	$0.191250
Second quarter	0.191250	0.191250
Third quarter	0.191250	0.191250
Fourth quarter	—	0.191250
Total	$0.573750	$0.765000

AltaGas Ltd. – Q3 2022 MD&A and Financial Statements – 39

Series B Preferred Share Dividends
Year ended December 31
($ per preferred share)	2022	2021
First quarter	$0.171920	$0.170690
Second quarter	0.198020	0.170360
Third quarter	0.260690	0.174480
Fourth quarter	—	0.178830
Total	$0.630630	$0.694360

Series C Preferred Share Dividends (1)
Year ended December 31
(US$ per preferred share)	2022	2021
First quarter	$0.330625	$0.330625
Second quarter	0.330625	0.330625
Third quarter	0.330625	0.330625
Fourth quarter	—	0.330625
Total	$0.991875	$1.322500
(1)On September 30, 2022, AltaGas redeemed all of its outstanding Series C preferred shares.

Series E Preferred Share Dividends
Year ended December 31
($ per preferred share)	2022	2021
First quarter	$0.337063	$0.337063
Second quarter	0.337063	0.337063
Third quarter	0.337063	0.337063
Fourth quarter	—	0.337063
Total	$1.011189	$1.348252

Series G Preferred Share Dividends
Year ended December 31
($ per preferred share)	2022	2021
First quarter	$0.265125	$0.265125
Second quarter	0.265125	0.265125
Third quarter	0.265125	0.265125
Fourth quarter	—	0.265125
Total	$0.795375	$1.060500

Series H Preferred Share Dividends
Year ended December 31
($ per preferred share)	2022	2021
First quarter	$0.196582	$0.195349
Second quarter	0.222950	0.195295
Third quarter	0.285890	0.199690
Fourth quarter	—	0.204038
Total	$0.705422	$0.794372

AltaGas Ltd. – Q3 2022 MD&A and Financial Statements – 40

Series K Preferred Share Dividends (1)
Year ended December 31
($ per preferred share)	2022	2021
First quarter	$0.312500	$0.312500
Second quarter	—	0.312500
Third quarter	—	0.312500
Fourth quarter	—	0.312500
Total	$0.312500	$1.250000
(1)On March 31, 2022, AltaGas redeemed all of its outstanding Series K preferred shares.

Critical Accounting Estimates

Since a determination of the value of many assets, liabilities, revenues and expenses is dependent upon future events, the preparation of AltaGas' Consolidated Financial Statements requires the use of estimates and assumptions that have been made using careful judgment. AltaGas’ significant accounting policies have remained unchanged and are contained in the notes to the 2021 Annual Consolidated Financial Statements. Certain of these policies involve critical accounting estimates as a result of the requirement to make particularly subjective or complex judgments about matters that are inherently uncertain, and because of the likelihood that materially different amounts could be reported under different conditions or using different assumptions.

AltaGas’ critical accounting estimates relate to revenue recognition, financial instruments, depreciation and amortization expense, accounting for leases, asset retirement obligations and other environmental costs, impairment assessments, inventory valuation, income taxes, pension plans and post-retirement benefits, regulatory assets and liabilities, and contingencies. For a full discussion of these accounting estimates, refer to the 2021 Annual Consolidated Financial Statements and MD&A and Note 2 of the unaudited condensed interim Consolidated Financial Statements as at and for the three and nine months ended September 30, 2022.

Adoption of New Accounting Standards

Effective January 1, 2022, AltaGas adopted the following Financial Accounting Standards Board (FASB) issued Accounting Standards Updates (ASU):

▪In August 2020, FASB issued ASU No. 2020-06 "Debt with Conversion and Other Options and Topic 815-40 - Derivatives and Hedging - Contracts in Entity's Own Equity: Accounting for Convertible Instruments and Contract in an Entity's Own Equity". The amendments in this ASU simplify the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts in an entity’s own equity. The adoption of this ASU did not have a material impact on AltaGas' consolidated financial statements; and

▪In July 2021, FASB issued ASU No. 2021-05 "Leases (Topic 842): Lessors - Certain Leases with Variable Lease Payments". The amendments in this ASU affect lessors with lease contracts that have variable lease payments that do not depend on a reference index or a rate as an operating lease that and would have resulted in the recognition of a selling loss at lease commencement if classified as sales-type or direct financing. The adoption of this ASU did not have a material impact on AltaGas' consolidated financial statements.

AltaGas Ltd. – Q3 2022 MD&A and Financial Statements – 41

Future Changes in Accounting Principles

In October 2021, FASB issued ASU 2021-08 "Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers". The amendments in this ASU require an entity to recognize and measure contract assets and liabilities acquired in a business combination in accordance with Topic 606. The amendments in this ASU are effective for fiscal years beginning after December 15, 2022 and should be applied prospectively to business combinations occurring on or after the effective date of the amendment. The adoption of this ASU is not expected to have a material impact on AltaGas' consolidated financial statements.

In November 2021, FASB issued ASU No. 2021-10 "Government Assistance (Topic 832): Disclosures by Business Entities about Government Assistance". The amendments in this ASU require annual disclosure about transactions with a government entity, including the nature of the transactions, the method applied to account for the government assistance, impacted line items on the financial statements, and significant terms and conditions of the agreement. The amendments in this ASU are effective for fiscal years beginning after December 15, 2021 and could either be applied prospectively to all new transactions with a government that are entered into after the date of initial application or retrospectively to those transactions. The adoption of this ASU is not expected to have a material impact on AltaGas' consolidated financial statements.

In March 2022, FASB issued ASU No. 2022-01 "Derivatives and Hedging (Topic 815): Fair Value Hedging - Portfolio Layer Method". The amendments in this ASU will allow non-prepayable financial assets to be included in a closed portfolio hedged using the portfolio layer method and promote consistency in single and multiple hedged layers. The amendments in this ASU are effective for fiscal years beginning after December 15, 2022 and should be applied on a modified retrospective basis. Early adoption is permitted. The adoption of this ASU is not expected to have a material impact on AltaGas' consolidated financial statements.

In March 2022, FASB issued ASU No. 2022-02 "Financial Instruments - Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures". The amendments in this ASU will eliminate the accounting guidance for troubled debt restructurings (TDRs) by creditors while enhancing disclosure requirements for certain loan refinancings and restructurings by creditors when a borrower is experiencing financial difficulty, as well as require the disclosure of current-period write offs by year of origination for financing receivables and net investments in leases. The amendments in this ASU are effective for fiscal years beginning after December 15, 2022 and should be applied prospectively with an option to apply on a modified retrospective basis for the transition method related to the recognition and measurement of TDRs. The adoption of this ASU is not expected to have a material impact on AltaGas' consolidated financial statements.

In June 2022, FASB issued ASU No. 2022-03 "Fair Value Measurement (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions". The amendments in this ASU clarify that a contractual restriction on the sale of an equity security is not considered part of the unit of account of the equity security, and therefore, is not considered in measuring fair value. In addition, an entity cannot, as a separate unit of account, recognize a contractual sale restriction. Equity securities subject to contractual sale restrictions also require certain additional disclosures. The amendments in this ASU are effective for fiscal years beginning after December 15, 2023 and should be applied prospectively with adjustments as a result of adopting this ASU being recognized in earnings. The adoption of this ASU is not expected to have a material impact on AltaGas' consolidated financial statements.

In September 2022, FASB issued ASU No. 2022-04 "Liabilities (Subtopic 405-50) - Supplier Finance Programs". The amendments in this ASU will require a buyer in a supplier finance program to disclose the key terms of the program, the amount outstanding at the end of the period, a roll forward of that obligation during the period, and where the obligation is presented on the balance sheet. The amendments in this ASU are effective for fiscal years beginning after December 15,

AltaGas Ltd. – Q3 2022 MD&A and Financial Statements – 42

2022, except for the amendment on the roll forward information, which is effective for fiscal years beginning after December 15, 2023. The amendments in this ASU should be applied retrospectively, except for the amendment on the roll forward information, which is applied prospectively. The adoption of this ASU is not expected to have a material impact on AltaGas' consolidated financial statements.

Off-Balance Sheet Arrangements

AltaGas did not enter into any material off-balance sheet arrangements during the nine months ended September 30, 2022. Reference should be made to the audited Consolidated Financial Statements and MD&A as at and for the year ended December 31, 2021 for further information on off-balance sheet arrangements.

Disclosure Controls and Procedures (DCP) and Internal Control Over Financial Reporting (ICFR)

Management, including the Chief Executive Officer and Chief Financial Officer, is responsible for establishing and maintaining DCP and ICFR, as those terms are defined in National Instrument 52‑109 "Certification of Disclosure in Issuers' Annual and Interim Filings". The objective of this instrument is to improve the quality, reliability, and transparency of information that is filed or submitted under securities legislation.

Management, including the Chief Executive Officer and the Chief Financial Officer, has designed, or caused to be designed under their supervision, DCP and ICFR to provide reasonable assurance that information required to be disclosed by AltaGas in its annual filings, interim filings, or other reports to be filed or submitted by it under securities legislation is made known to them, is reported on a timely basis, financial reporting is reliable, and financial statements prepared for external purposes are in accordance with U.S. GAAP.

The ICFR has been designed based on the framework established in the 2013 Internal Control ‑ Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

Management has designed the existing framework to result in both a complete and accurate consolidation of related information. During the period covered by this MD&A, there were no changes made to AltaGas’ ICFR that materially affected, or are reasonably likely to materially affect, its ICFR.

It should be noted that a control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues, including instances of fraud, if any, have been detected. The design of any system of controls is also based in part on certain assumptions about the likelihood of future events, and there can be no assurances that any design will succeed in achieving its stated goals under all potential conditions.

AltaGas Ltd. – Q3 2022 MD&A and Financial Statements – 43

Share Information

As at October 21, 2022
Issued and outstanding
Common shares	281,518,948
Preferred Shares
Series A	6,746,679
Series B	1,253,321
Series E	8,000,000
Series G	6,885,823
Series H	1,114,177
Issued
Share options	7,235,561
Share options exercisable	5,183,242

Summary of Consolidated Results for the Eight Most Recent Quarters (1)

($ millions)	Q3-22	Q2-22	Q1-22	Q4-21	Q3-21	Q2-21	Q1-21	Q4-20
Total revenue	3,056	3,241	3,892	3,140	2,339	2,009	3,085	1,689
Normalized EBITDA (2)	233	276	574	334	239	227	671	392
Net income (loss) applicable to common shares	(48)	35	357	(156)	25	24	337	48
($ per share)	Q3-22	Q2-22	Q1-22	Q4-21	Q3-21	Q2-21	Q1-21	Q4-20
Net income (loss) per common share
Basic	(0.17)	0.12	1.27	(0.56)	0.09	0.09	1.21	0.17
Diluted	(0.17)	0.12	1.26	(0.56)	0.09	0.09	1.20	0.17
Dividends declared	0.27	0.27	0.27	0.25	0.25	0.25	0.25	0.24
(1)Amounts may not add due to rounding.
(2)Non‑GAAP financial measure. Prior periods have been revised to reflect a change in the composition of normalized EBITDA made in the third quarter of 2022. See discussion in the Non‑GAAP Financial Measures section of this MD&A.

AltaGas’ quarter-over-quarter financial results are impacted by seasonality, fluctuations in commodity prices, weather, the Canadian/U.S. dollar exchange rate, planned and unplanned plant outages, timing of in-service dates of new projects, and acquisition and divestiture activities.

Revenue for the Utilities is generally the highest in the first and fourth quarters of any given year as the majority of natural gas demand occurs during the winter heating season, which typically extends from November to March.

Other significant items that impacted quarter-over-quarter revenue during the periods noted include:

▪The impact of the acquisition of additional equity interest in Petrogas in the fourth quarter of 2020;
▪The impact of the sale of the U.S. transportation and storage business in the second quarter of 2021; and
▪The impact of the sale of AltaGas' interest in the Aitken Creek processing facilities in the second quarter of 2022.

Net income (loss) applicable to common shares is also affected by non-cash items such as deferred income tax, depreciation and amortization expense, accretion expense, provisions on assets, gains or losses on long-term investments, and gains or losses on the sale of assets. In addition, net income (loss) applicable to common shares is also impacted by preferred share

AltaGas Ltd. – Q3 2022 MD&A and Financial Statements – 44

dividends. For these reasons, the net income (loss) may not necessarily reflect the same trends as revenue. Net income (loss) applicable to common shares during the periods noted was impacted by:

▪After-tax transaction costs and acquired contingencies of approximately $28 million due to the acquisition of Petrogas and other asset sales;
▪The after-tax provision of approximately $79 million recognized in the fourth quarter of 2020 related to the Alton Natural Gas Storage Project;
▪The impact of the acquisition of additional equity interest in Petrogas in the fourth quarter of 2020;
▪The impact of the sale of the U.S. transportation and storage business in the second quarter of 2021;
▪The after-tax provision of approximately $43 million recognized in 2021 related to the sale of the U.S. transportation and storage business;
▪The after-tax provision on equity investments of approximately $209 million recognized in the fourth quarter of 2021 related to AltaGas' investments in MVP, which includes the Mountain Valley Pipeline and MVP Southgate projects;
▪The gain on sale of the energy storage development project in Goleta, California in the first quarter of 2022;
▪The loss on the redemption of the Series K Preferred Shares on March 31, 2022;
▪Favourable adjustments to certain accruals for contingencies related to the acquisition of Petrogas in the second quarter of 2022; and
▪The loss on the redemption of the U.S. dollar denominated Series C Preferred Shares in September 2022, including the associated foreign exchange impact.

AltaGas Ltd. – Q3 2022 MD&A and Financial Statements – 45

CONSOLIDATED BALANCE SHEETS
(condensed and unaudited)

As at ($ millions)	September 30, 2022	December 31, 2021

ASSETS
Current assets
Cash and cash equivalents (note 22)	$132	$63
Accounts receivable (net of credit losses of $45 million) (note 16)	1,499	1,427
Inventory (note 7)	1,156	782
Restricted cash holdings from customers (note 22)	—	3
Regulatory assets	43	48
Risk management assets (note 16)	101	113
Prepaid expenses and other current assets (note 22)	106	188
Assets held for sale (note 5)	1,049	—
	4,086	2,624

Property, plant and equipment	11,567	11,323
Intangible assets	129	171
Operating right of use assets	295	311
Goodwill (note 8)	5,308	5,153
Regulatory assets	397	436
Risk management assets (note 16)	65	51
Prepaid post-retirement benefits	739	674
Long-term investments and other assets (net of credit losses of $1 million) (notes 9, 16, and 22)	257	227
Investments accounted for by the equity method (note 11)	661	623
	$23,504	$21,593

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$1,790	$1,544
Short-term debt	326	169
Current portion of long-term debt (notes 12 and 16)	834	511
Customer deposits	82	74
Regulatory liabilities	96	79
Risk management liabilities (note 16)	225	128
Operating lease liabilities	95	91
Other current liabilities (note 16)	38	61
Liabilities associated with assets held for sale (note 5)	274	—
	3,760	2,657

Long-term debt (notes 12 and 16)	7,576	7,684
Asset retirement obligations	456	429
Unamortized investment tax credits	2	2
Deferred income taxes	1,334	1,158
Subordinated hybrid notes (notes 13 and 16)	544	—
Regulatory liabilities	1,420	1,424
Risk management liabilities (note 16)	263	165
Operating lease liabilities	229	253
Other long-term liabilities	91	134
Future employee obligations	76	86
	$15,751	$13,992

AltaGas Ltd. – Q3 2022 MD&A and Financial Statements – 46

As at ($ millions)	September 30, 2022	December 31, 2021

Shareholders' equity
Common shares, no par values, unlimited shares authorized; 2022 - 281.5 million and 2021 - 280.3 million issued and outstanding (note 18)	$6,762	$6,735
Preferred shares (note 18)	586	1,076
Contributed surplus	624	388
Accumulated deficit	(1,121)	(1,243)
Accumulated other comprehensive income (AOCI) (note 14)	738	(7)
Total shareholders' equity	7,589	6,949
Non-controlling interests	164	652
Total equity	$7,753	$7,601
	$23,504	$21,593

Variable interest entities (note 10)
Commitments, guarantees, and contingencies (note 20)
Seasonality (note 23)
Segmented information (note 24)
Subsequent events (note 25)

See accompanying notes to the Consolidated Financial Statements.

AltaGas Ltd. – Q3 2022 MD&A and Financial Statements – 47

CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(condensed and unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
($ millions except per share amounts)	2022	2021	2022	2021

REVENUE (note 15)	$3,056	$2,339	$10,190	$7,433

EXPENSES
Cost of sales, exclusive of items shown separately	2,459	1,734	7,936	5,237
Operating and administrative	387	360	1,174	1,073
Accretion expenses	2	1	5	2
Depreciation and amortization	106	111	327	318
Provisions on assets (note 6)	—	—	—	57
	$2,954	$2,206	$9,442	$6,687

Income from equity investments (note 11)	5	3	11	8
Other income	19	22	101	59
Foreign exchange gains	7	—	9	3
Interest expense	(85)	(69)	(231)	(208)
Income before income taxes	48	89	638	608
Income tax expense (recovery)
Current	(13)	13	30	70
Deferred	20	17	101	64
Net income after taxes	$41	$59	$507	$474

Net income applicable to non-controlling interests	5	21	45	48
Net income applicable to controlling interests	36	38	462	426
Preferred share dividends	(10)	(13)	(33)	(40)
Loss on redemption of preferred shares (note 18)	(74)	—	(84)	—
Net income (loss) applicable to common shares	$(48)	$25	$345	$386

Net income (loss) per common share (note 19)
Basic	$(0.17)	$0.09	$1.23	$1.38
Diluted	$(0.17)	$0.09	$1.22	$1.37

Weighted average number of common shares outstanding (millions) (note 19)
Basic	281.2	280.2	280.8	279.9
Diluted	281.2	282.4	283.3	281.6

See accompanying notes to the Consolidated Financial Statements.

AltaGas Ltd. – Q3 2022 MD&A and Financial Statements – 48

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(condensed and unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
($ millions)	2022	2021	2022	2021

Net income after taxes	$41	$59	$507	$474
Other comprehensive income (loss), net of taxes
Gain (loss) on foreign currency translation	606	248	763	(9)
Unrealized loss on net investment hedge	(16)	—	(19)	—
Reclassification of actuarial gains and prior service credits on defined benefit (DB) and post-retirement benefit plans (PRB) to net income (notes 14 and 21)	—	—	—	1
Total other comprehensive income (loss) (OCI), net of taxes	590	248	744	(8)
Comprehensive income attributable to controlling interests and non-controlling interests, net of taxes	$631	$307	$1,251	$466

Comprehensive income attributable to:
Non-controlling interests	$3	$21	$49	$48
Controlling interests	628	286	1,202	418
	$631	$307	$1,251	$466

 See accompanying notes to the Consolidated Financial Statements.

AltaGas Ltd. – Q3 2022 MD&A and Financial Statements – 49

CONSOLIDATED STATEMENTS OF EQUITY
(condensed and unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
($ millions)	2022	2021	2022	2021

Common shares (note 18)
Balance, beginning of period	$6,752	$6,734	$6,735	$6,723
Shares issued for cash on exercise of options	10	1	28	13
Deferred taxes on share issuance costs	—	(1)	(1)	(2)
Balance, end of period	$6,762	$6,734	$6,762	$6,734
Preferred shares (note 18)
Balance, beginning of period	$786	$1,077	$1,076	$1,077
Redemption of preferred shares	(200)	—	(490)	—
Balance, end of period	$586	$1,077	$586	$1,077
Contributed surplus
Balance, beginning of period	$388	$385	$388	$383
Share options expense	—	2	2	5
Exercise of share options	(1)	—	(3)	(1)
Purchase of remaining non-controlling interest in a subsidiary (note 3)	237	—	237	—
Balance, end of period	$624	$387	$624	$387
Accumulated deficit
Balance, beginning of period	$(999)	$(972)	$(1,243)	$(1,192)
Net income applicable to controlling interests	36	38	462	426
Common share dividends	(74)	(70)	(223)	(211)
Preferred share dividends	(10)	(13)	(33)	(40)
Loss on redemption of preferred shares (note 18)	(74)	—	(84)	—
Balance, end of period	$(1,121)	$(1,017)	$(1,121)	$(1,017)
AOCI (note 14)
Balance, beginning of period	$141	$(206)	$(7)	$50
Other comprehensive income (loss)	592	248	740	(8)
Purchase of remaining non-controlling interest in a subsidiary (note 3)	5	—	5	—
Balance, end of period	$738	$42	$738	$42
Total shareholders' equity	$7,589	$7,223	$7,589	$7,223

Non-controlling interests
Balance, beginning of period	$688	$636	$652	$620
Net income applicable to non-controlling interests	5	21	45	48
Foreign currency translation adjustments	(2)	—	4	—
Purchase of remaining non-controlling interest in a subsidiary (note 3)	(522)	—	(522)	—
Contributions from non-controlling interests to subsidiaries	—	—	—	1
Distributions by subsidiaries to non-controlling interests	(5)	(5)	(15)	(17)
Balance, end of period	$164	$652	$164	$652
Total equity	$7,753	$7,875	$7,753	$7,875

See accompanying notes to the Consolidated Financial Statements.

AltaGas Ltd. – Q3 2022 MD&A and Financial Statements – 50

CONSOLIDATED STATEMENTS OF CASH FLOWS
(condensed and unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
($ millions)	2022	2021	2022	2021
Cash from (used by) operations
Net income after taxes	$41	$59	$507	$474
Items not involving cash:
Depreciation and amortization	106	111	327	318
Provisions on assets (note 6)	—	—	—	57
Accretion expenses	2	1	5	2
Share-based compensation (note 18)	1	2	1	5
Deferred income tax expense	20	17	101	64
Losses (gains) on sale of assets (note 4)	3	(3)	(3)	(7)
Income from equity investments (note 11)	(5)	(3)	(11)	(8)
Unrealized gains on risk management contracts (note 16)	(3)	(29)	(107)	(52)
Amortization of deferred financing costs	2	2	5	5
Provision for doubtful accounts	3	3	19	14
Change in pension and other post-retirement benefits	(12)	(6)	(34)	(18)
Other	7	7	8	11
Asset retirement obligations settled	(2)	(4)	(5)	(7)
Distributions from equity investments	3	3	11	10
Changes in operating assets and liabilities (note 22)	(550)	49	3	27
	$(384)	$209	$827	$895
Investing activities
Capital expenditures - property, plant and equipment	(252)	(266)	(619)	(571)
Capital expenditures - intangible assets	—	—	(4)	(4)
Distributions from (contributions to) equity investments	3	(1)	2	(8)
Proceeds from disposition of equity investments	—	3	—	3
Proceeds from disposition of assets, net of transaction costs (note 4)	—	1	245	345
Purchase of remaining non-controlling interest in a subsidiary (note 3)	(285)	—	(285)	—
Other changes in investing activities	—	—	—	(7)
	$(534)	$(263)	$(661)	$(242)
Financing activities
Net issuance of short-term debt	309	229	155	34
Issuance of long-term debt, net of debt issuance costs	448	—	449	545
Repayment of long-term debt	(3)	(354)	(11)	(359)
Net borrowing (repayment) under credit facilities	170	386	(422)	(508)
Issuance of subordinated hybrid notes, net of debt issuance costs (note 13)	247	—	544	—
Dividends - common shares	(74)	(70)	(223)	(211)
Dividends - preferred shares	(10)	(13)	(33)	(40)
Distributions to non-controlling interests	(5)	(5)	(15)	(17)
Contributions from non-controlling interests	—	—	—	1
Net proceeds from shares issued on exercise of options (note 18)	10	1	26	13
Redemption of preferred shares (note 18)	(274)	—	(574)	—
	$818	$174	$(104)	$(542)
Change in cash, cash equivalents, and restricted cash	(100)	120	62	111
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	4	1	5	—
Net change in cash classified within assets held for sale (note 5)	—	—	(1)	—
Cash, cash equivalents, and restricted cash, beginning of period	246	64	84	74
Cash, cash equivalents, and restricted cash, end of period (note 22)	$150	$185	$150	$185
See accompanying notes to the Consolidated Financial Statements.

AltaGas Ltd. – Q3 2022 MD&A and Financial Statements – 51

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

(Tabular amounts and amounts in footnotes to tables are in millions of Canadian dollars unless otherwise indicated.)

1. Organization and Overview of the Business

The businesses of AltaGas are operated by the Company and a number of its subsidiaries including, without limitation, AltaGas Services (U.S.) Inc., AltaGas Utility Holdings (U.S.) Inc., WGL Holdings, Inc. (WGL), Wrangler 1 LLC, Wrangler SPE LLC, Washington Gas Resources Corporation, WGL Energy Services, Inc. (WGL Energy Services), and SEMCO Holding Corporation; in regard to the Utilities business, Washington Gas Light Company (Washington Gas), Hampshire Gas Company, and SEMCO Energy, Inc. (SEMCO); and in regard to the Midstream business, AltaGas Extraction and Transmission Limited Partnership, AltaGas Pipeline Partnership, AltaGas Processing Partnership, AltaGas Northwest Processing Limited Partnership, Harmattan Gas Processing Limited Partnership, Ridley Island LPG Export Limited Partnership, AltaGas Pacific Partnership, AltaGas LPG Limited Partnership, Petrogas Energy Corporation (Petrogas), Petrogas Holdings Partnership, and Petrogas Inc. In the Corporate/Other segment, subsidiaries include AltaGas Power Holdings (U.S.) Inc., WGL Energy Systems, Inc. (WGL Energy Systems), and Blythe Energy Inc. (Blythe). SEMCO conducts its Michigan natural gas distribution business under the name SEMCO Energy Gas Company (SEMCO Gas), its Alaska natural gas distribution business under the name ENSTAR Natural Gas Company (ENSTAR) and its 65 percent interest in an Alaska regulated gas storage utility under the name Cook Inlet Natural Gas Storage Alaska LLC (CINGSA). ENSTAR and CINGSA (the Alaskan Utilities) are currently pending sale.

AltaGas is a leading energy infrastructure company that connects natural gas and NGLs to domestic and global markets. The Company operates a diversified, lower-risk, high-growth energy infrastructure business that is focused on delivering resilient and durable value for its stakeholders.

AltaGas' operating segments include the following:

▪    Utilities, which owns and operates franchised, cost-of-service, rate regulated natural gas distribution and storage utilities that focus on providing safe, reliable, affordable energy to approximately 1.7 million residential and commercial customers. This includes operating four utilities that operate across five major U.S. jurisdictions with a rate base of approximately US$5.0 billion. The Utilities business also includes storage facilities and contracts for interstate natural gas transportation and storage services, as well as the affiliated retail energy marketing business, which sells natural gas and electricity directly to residential, commercial, and industrial customers located in Maryland, Virginia, Delaware, Pennsylvania, Ohio, and the District of Columbia. The Alaskan Utilities are currently pending sale; and

▪    Midstream, which is a leading North American platform that connects customers and markets from wellhead to tidewater and beyond. The three pillars of the Midstream business include: 1) global exports, which includes AltaGas' two LPG export terminals; 2) natural gas gathering and extraction; and 3) fractionation and liquids handling. AltaGas' Midstream segment also includes its natural gas and NGL marketing business, domestic logistics, trucking and rail terminals, and liquid storage capability.

The Corporate/Other segment consists of AltaGas' corporate activities and a small portfolio of gas-fired power generation and distribution assets capable of generating 508 MW of power primarily in the state of California.

AltaGas Ltd. – Q3 2022 MD&A and Financial Statements – 52

2. Summary of Significant Accounting Policies

BASIS OF PRESENTATION

These unaudited condensed interim Consolidated Financial Statements have been prepared by Management in accordance with United States Generally Accepted Accounting Principles (U.S. GAAP). As a result, these unaudited condensed interim Consolidated Financial Statements do not include all of the information and disclosures required in the annual Consolidated Financial Statements and should be read in conjunction with the Corporation's 2021 annual audited Consolidated Financial Statements prepared in accordance with U.S. GAAP. In Management's opinion, these unaudited condensed interim Consolidated Financial Statements include all adjustments that are of a recurring nature and necessary to present fairly the financial position of the Corporation.

Pursuant to National Instrument 52‑107, "Acceptable Accounting Principles and Auditing Standards" (NI 52‑107), financial statements of an “SEC issuer” may be prepared in accordance with U.S. GAAP. On February 22, 2021, AltaGas filed a final short form base shelf prospectus in Alberta and a corresponding registration statement on Form F-10 in the United States, by virtue of which AltaGas is required to file reports under section 15(d) of the Securities Exchange Act of 1934 with the United States Securities and Exchange Commission. As a result, AltaGas is an SEC issuer and is entitled to prepare its financial statements in accordance with U.S. GAAP.

PRINCIPLES OF CONSOLIDATION

These unaudited condensed interim Consolidated Financial Statements of AltaGas include the accounts of the Corporation, its subsidiaries, variable interest entities (VIEs) for which the Corporation is the primary beneficiary, and its interest in various partnerships and joint ventures where AltaGas has an undivided interest in the assets and liabilities. Investments in unconsolidated companies that AltaGas has significant influence, but not control over are accounted for using the equity method.

All intercompany balances and transactions are eliminated on consolidation. Where there is a party with a non‑controlling interest in a subsidiary that AltaGas controls, that non‑controlling interest is reflected as “non‑controlling interests” in the Consolidated Financial Statements. The non‑controlling interests in net income (or loss) of consolidated subsidiaries are shown as an allocation of the consolidated net income and are presented separately in "net income applicable to non-controlling interests".

USE OF ESTIMATES AND MEASUREMENT UNCERTAINTY

The preparation of Consolidated Financial Statements in accordance with U.S. GAAP requires Management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenue and expenses during the period. Key areas where Management has made complex or subjective judgments, when matters are inherently uncertain, include but are not limited to: determining the nature and timing of satisfaction of performance obligations and determining the transaction price and amounts allocated to performance obligations for revenue recognition; depreciation and amortization rates; determination as to whether a contract is or contains a lease; determination of the classification, term, and discount rate for leases; fair value of asset retirement obligations; valuation of inventory at the lower of cost or net realizable value; fair value of property, plant and equipment, investments accounted for by the equity method, and goodwill for impairment assessments; fair value of financial instruments; measurement of credit losses; provisions for income taxes; assumptions used to measure employee future benefits; provisions for contingencies; purchase price allocations; and carrying value of regulatory assets and liabilities. Certain estimates are necessary for the regulatory environment in which AltaGas' subsidiaries or affiliates operate, which often require amounts to be recorded at estimated values until these amounts are

AltaGas Ltd. – Q3 2022 MD&A and Financial Statements – 53

finalized pursuant to regulatory decisions or other regulatory proceedings. By their nature, these estimates are subject to measurement uncertainty and may impact the Consolidated Financial Statements of future periods.

SIGNIFICANT ACCOUNTING POLICIES

Except as noted below, these unaudited condensed interim Consolidated Financial Statements have been prepared following the same accounting policies and methods as those used in preparing the Corporation's 2021 annual audited Consolidated Financial Statements.

ADOPTION OF NEW ACCOUNTING STANDARDS

Effective January 1, 2022, AltaGas adopted the following Financial Accounting Standards Board (FASB) issued Accounting Standards Updates (ASU):

▪In August 2020, FASB issued ASU No. 2020-06 "Debt with Conversion and Other Options and Topic 815-40 - Derivatives and Hedging - Contracts in Entity's Own Equity: Accounting for Convertible Instruments and Contract in an Entity's Own Equity". The amendments in this ASU simplify the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts in an entity’s own equity. The adoption of this ASU did not have a material impact on AltaGas' consolidated financial statements; and

▪In July 2021, FASB issued ASU No. 2021-05 "Leases (Topic 842): Lessors - Certain Leases with Variable Lease Payments". The amendments in this ASU affect lessors with lease contracts that have variable lease payments that do not depend on a reference index or a rate as an operating lease that and would have resulted in the recognition of a selling loss at lease commencement if classified as sales-type or direct financing. The adoption of this ASU did not have a material impact on AltaGas' consolidated financial statements.

FUTURE CHANGES IN ACCOUNTING PRINCIPLES

In October 2021, FASB issued ASU 2021-08 "Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers". The amendments in this ASU require an entity to recognize and measure contract assets and liabilities acquired in a business combination in accordance with Topic 606. The amendments in this ASU are effective for fiscal years beginning after December 15, 2022 and should be applied prospectively to business combinations occurring on or after the effective date of the amendment. The adoption of this ASU is not expected to have a material impact on AltaGas' consolidated financial statements.

In November 2021, FASB issued ASU No. 2021-10 "Government Assistance (Topic 832): Disclosures by Business Entities about Government Assistance". The amendments in this ASU require annual disclosure about transactions with a government entity, including the nature of the transactions, the method applied to account for the government assistance, impacted line items on the financial statements, and significant terms and conditions of the agreement. The amendments in this ASU are effective for fiscal years beginning after December 15, 2021 and could either be applied prospectively to all new transactions with a government that are entered into after the date of initial application or retrospectively to those transactions. The adoption of this ASU is not expected to have a material impact on AltaGas' consolidated financial statements.

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In March 2022, FASB issued ASU No. 2022-01 "Derivatives and Hedging (Topic 815): Fair Value Hedging - Portfolio Layer Method". The amendments in this ASU will allow non-prepayable financial assets to be included in a closed portfolio hedged using the portfolio layer method and promote consistency in single and multiple hedged layers. The amendments in this ASU are effective for fiscal years beginning after December 15, 2022 and should be applied on a modified retrospective basis. Early adoption is permitted. The adoption of this ASU is not expected to have a material impact on AltaGas' consolidated financial statements.

In March 2022, FASB issued ASU No. 2022-02 "Financial Instruments - Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures". The amendments in this ASU will eliminate the accounting guidance for troubled debt restructurings (TDRs) by creditors while enhancing disclosure requirements for certain loan refinancings and restructurings by creditors when a borrower is experiencing financial difficulty, as well as require the disclosure of current-period write offs by year of origination for financing receivables and net investments in leases. The amendments in this ASU are effective for fiscal years beginning after December 15, 2022 and should be applied prospectively with an option to apply on a modified retrospective basis for the transition method related to the recognition and measurement of TDRs. The adoption of this ASU is not expected to have a material impact on AltaGas' consolidated financial statements.

In June 2022, FASB issued ASU No. 2022-03 "Fair Value Measurement (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions". The amendments in this ASU clarify that a contractual restriction on the sale of an equity security is not considered part of the unit of account of the equity security, and therefore, is not considered in measuring fair value. In addition, an entity cannot, as a separate unit of account, recognize a contractual sale restriction. Equity securities subject to contractual sale restrictions also require certain additional disclosures. The amendments in this ASU are effective for fiscal years beginning after December 15, 2023 and should be applied prospectively with adjustments as a result of adopting this ASU being recognized in earnings. The adoption of this ASU is not expected to have a material impact on AltaGas' consolidated financial statements.

In September 2022, FASB issued ASU No. 2022-04 "Liabilities (Subtopic 405-50) - Supplier Finance Programs". The amendments in this ASU will require a buyer in a supplier finance program to disclose the key terms of the program, the amount outstanding at the end of the period, a roll forward of that obligation during the period, and where the obligation is presented on the balance sheet. The amendments in this ASU are effective for fiscal years beginning after December 15, 2022, except for the amendment on the roll forward information, which is effective for fiscal years beginning after December 15, 2023. The amendments in this ASU should be applied retrospectively, except for the amendment on the roll forward information, which is applied prospectively. The adoption of this ASU is not expected to have a material impact on AltaGas' consolidated financial statements.

3. Acquisitions

On July 5, 2022, AltaGas acquired the remaining 25.97 percent equity ownership of Petrogas from Idemitsu Canada Corporation, a wholly owned subsidiary of Idemitsu Kosan Co., Ltd. (Idemitsu) for total cash consideration of approximately $285 million. Subsequent to this transaction, AltaGas now owns 100 percent of Petrogas. Due to the acquisition of the remaining equity ownership, AltaGas' accumulated other comprehensive income increased by $5 million and contributed surplus increased by $237 million.

AltaGas Ltd. – Q3 2022 MD&A and Financial Statements – 55

4. Dispositions

Energy Storage Development Project

In the first quarter of 2022, AltaGas completed the sale of a 60 MW stand-alone energy storage development project in Goleta, California for total proceeds of approximately $20 million (US$15 million), subject to certain contingencies. As a result, AltaGas recognized a pre-tax gain on disposition of approximately $7 million in the Consolidated Statements of Income under the line item "other income" for the nine months ended September 30, 2022.

Midstream Processing Facilities

On April 12, 2022, AltaGas completed the sale of its interest in the Aitken Creek processing facilities for proceeds of approximately $224 million, net of closing adjustments. As a result, AltaGas recognized a pre-tax gain on disposition of approximately $1 million in the Consolidated Statements of Income under the line item "other income" for the nine months ended September 30, 2022.

Brush II

On May 27, 2022, AltaGas closed the stock sale of its 70 MW combined cycle power plant in Brush, Colorado for total proceeds of approximately $1 million, net of closing adjustments. As a result, AltaGas recognized a pre-tax loss on disposition of approximately $2 million in the Consolidated Statements of Income under the line item "other income" for the nine months ended September 30, 2022.

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5. Assets Held for Sale

As at	September 30, 2022	December 31, 2021
Assets held for sale
Accounts receivable (net of credit losses of $1 million) (note 16)	$37	$—
Inventory	104	—
Restricted cash holdings from customers	1	—
Prepaid expenses and other current assets	3	—
Property, plant and equipment	642	—
Intangible assets	5	—
Operating right of use assets	1	—
Goodwill	228	—
Regulatory assets - non-current	26	—
Long-term investments and other assets	2	—
	$1,049	$—

Liabilities associated with assets held for sale
Accounts payable and accrued liabilities	$28	$—
Current portion of long-term debt	7	—
Customer deposits	14	—
Regulatory liabilities - current	1	—
Long-term debt	57	—
Asset retirement obligations	9	—
Regulatory liabilities - non-current	95	—
Other long-term liabilities	53	—
Future employee obligations	10	—
	$274	$—

Alaskan Utilities

On May 26, 2022, AltaGas entered into an agreement for the sale of its Alaskan Utilities for total cash proceeds of approximately US$800 million (approximately CAD$1.1 billion). As such, the carrying value of the assets and liabilities related to this business were classified as held for sale at September 30, 2022, which resulted in the reclassification of $1,049 million of assets to assets held for sale and $274 million of liabilities to liabilities associated with assets held for sale on the Consolidated Balance Sheets. The transaction is expected to close no later than the first quarter of 2023, subject to customary closing conditions and regulatory approvals.

6. Provisions on Assets

Nine Months Ended September 30	2022	2021
Midstream	$—	$57
	$—	$57

Midstream

For the nine months ended September 30, 2021, AltaGas recorded a pre-tax provision of $57 million related to the sale of the U.S. transportation and storage business. In the first quarter of 2021, AltaGas originally recorded a provision of $76 million related to this sale, however due to an increase in the fair value of the net assets held for sale upon close of the transaction in

AltaGas Ltd. – Q3 2022 MD&A and Financial Statements – 57

April 2021, a $19 million partial reversal of the provision was subsequently recorded in the second quarter of 2021. The pre-tax provision was recorded against intangible assets.

7. Inventory

As at	September 30, 2022	December 31, 2021
Natural gas held in storage (a)	$680	$341
Natural gas liquids	262	175
Crude oil and condensate	130	109
Renewable energy credits and emission compliance instruments	102	82
Materials and supplies	80	70
Processed finished products	6	5
	$1,260	$782
Less: inventory reclassified to assets held for sale (note 5) (b)	(104)	—
	$1,156	$782
(a)As at September 30, 2022, $592 million of the natural gas held in storage was held by rate-regulated utilities (December 31, 2021 - $304 million).
(b)Pursuant to the May 26, 2022 announcement of the sale of the Alaska Utilities, $89 million of the natural gas held in storage that was held by rate-regulated utilities was reclassified to "assets held for sale" on the Consolidated Balance Sheets at September 30, 2022. Refer to Note 5 for more details.

8. Goodwill

As at	September 30, 2022	December 31, 2021
Balance, beginning of period	$5,153	$5,039
Adjustment to goodwill on business acquisition	—	147
Goodwill included in dispositions	—	(13)
Reclassified to assets held for sale (note 5)	(228)	—
Foreign exchange translation	383	(20)
Balance, end of period	$5,308	$5,153

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9. Long-Term Investments and Other Assets

As at	September 30, 2022	December 31, 2021
Deferred lease receivable	$14	$15
Debt issuance costs associated with credit facilities	8	8
Refundable deposits	10	9
Prepayment on long-term service agreements	77	72
Deferred information technology costs	6	6
Cash calls from joint venture partners	39	23
Contract asset (net of credit losses of $1 million) (notes 15 and 16)	38	41
Rabbi trust (notes 21 and 22)	9	10
Capitalized contract costs	5	5
Financial transmission rights	32	17
Other	21	21
	$259	$227
Less: long-term investments and other assets reclassified to assets held for sale (note 5)	(2)	—
	$257	$227

10. Variable Interest Entities

Consolidated VIEs

AltaGas consolidates a variable interest entity (VIE) where the Corporation is deemed the primary beneficiary. The primary beneficiary of a VIE has the power to direct the activities of the entity that most significantly impact its economic performance such as being the provider of construction, operating, and marketing services to the entity. In addition, the primary beneficiary of a VIE also has the obligation to absorb losses of the entity or the right to receive benefits that could potentially be significant to the VIE. AltaGas determined that it is the primary beneficiary of the following VIEs:

Ridley Island LPG Export Limited Partnership

On May 5, 2017, AltaGas LPG Limited Partnership (AltaGas LPG), a wholly-owned subsidiary of AltaGas, and Vopak Development Canada Inc. (Vopak), a wholly-owned subsidiary of Koninklijke Vopak N.V. (Royal Vopak), a public company incorporated under the laws of the Netherlands, formed the Ridley Island LPG Export Limited Partnership (RILE LP) to develop, own, and operate the Ridley Island Propane Export Terminal (RIPET). AltaGas’ subsidiaries hold a 70 percent interest while Vopak holds a 30 percent interest in RILE LP. The construction cost of RIPET was funded by AltaGas LPG and Vopak in proportion to their respective interests in RILE LP. As part of the arrangements, AltaGas entered into a long-term agreement for the capacity of RIPET with RILE LP, and AltaGas and certain of its subsidiaries provide operating services to RILE LP.

AltaGas has determined that RILE LP is a VIE in which it holds variable interests and is the primary beneficiary. In the determination that AltaGas is the primary beneficiary of the VIE, AltaGas noted that it has the power to direct the activities that most significantly impact the VIE’s economic performance through the operating and marketing services provided to RILE LP. In addition, AltaGas has the obligation to absorb the losses and the right to receive the benefits that could potentially be significant to RILE LP through the long-term agreement for the capacity of RIPET. As such, AltaGas has consolidated RILE LP.

The assets of RILE LP are the property of RILE LP and are not available to AltaGas for any other purpose. RILE LP’s asset balances can only be used to settle its own obligations. The liabilities of RILE LP do not represent additional claims against AltaGas’ general assets. AltaGas’ exposure to loss as a result of its interest as a limited partner is its net investment. AltaGas

AltaGas Ltd. – Q3 2022 MD&A and Financial Statements – 59

and Royal Vopak have provided limited guarantees for the obligations of their respective subsidiaries for the construction cost of RIPET. With the commencement of commercial operations at RIPET, the terms of the long-term capacity agreement between AltaGas LPG and RILE LP provide for a return on and of capital and reimbursement of RIPET's operating costs by AltaGas LPG in accordance with the terms set out in the agreement.

The following table represents amounts included in the Consolidated Balance Sheets attributable to RILE LP:

As at	September 30, 2022	December 31, 2021
Current assets	$16	$6
Property, plant and equipment	354	357
Long-term investments and other assets	45	47
Current liabilities	(15)	(8)
Asset retirement obligations	(3)	(3)
Net assets	$397	$399

AltaGas Hybrid Trust

On January 11, 2022, AltaGas closed its offering of $300 million of 5.25 percent Fixed-to-Fixed Rate Subordinated Notes, Series 1 (Note 13). In conjunction with the debt offering, AltaGas issued $300 million in Preferred Shares, Series 2022-A, to be held in the AltaGas Hybrid Trust with Computershare Trust Company of Canada acting as trustee. The Preferred Shares were issued to satisfy the obligations under the indenture governing the associated Series 1 Subordinated Notes. Following the occurrence of certain bankruptcy or insolvency events in respect of AltaGas, subject to certain exceptions, the Series 2022-A Preferred Shares would be delivered to the holders of the Series 1 Subordinated Notes. Upon delivery of the Series 2022-A Preferred Shares, the Series 1 Subordinated Notes would be immediately and automatically surrendered and cancelled and all rights of any Series 1 Subordinated Notes will automatically cease.

On August 17, 2022, AltaGas closed its offering of $250 million of 7.35 percent Fixed-to-Fixed Subordinated Notes, Series 2 (Note 13). In conjunction with the debt offering, AltaGas issued $250 million in Preferred Shares, Series 2022-B, to be held in the AltaGas Hybrid Trust with Computershare Trust Company of Canada acting as trustee. The Preferred Shares were issued to satisfy the obligations under the indenture governing the associated Series 2 Subordinated Notes. Following the occurrence of certain bankruptcy or insolvency events in respect of AltaGas, subject to certain exceptions, the Series 2022-B Preferred Shares would be delivered to the holders of the Series 2 Subordinated Notes. Upon delivery of the Series 2022-B Preferred Shares, the Series 2 Subordinated Notes would be immediately and automatically surrendered and cancelled and all rights of any Series 2 Subordinated Notes will automatically cease. The only assets held by the holding trust are the Series 2022-A and Series 2022-B Preferred Shares.

AltaGas has determined that AltaGas Hybrid Trust is a VIE in which it holds variable interests and is the primary beneficiary. In the determination that AltaGas is the primary beneficiary of the VIE, AltaGas noted that it has the power to direct the activities that most significantly impact the VIE’s economic performance through its role as the sole administrative agent. In addition, AltaGas has the obligation to absorb the administrative expenses that are significant to the trust through the associated administrative agreement. As such, AltaGas has consolidated the AltaGas Hybrid Trust.

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Unconsolidated VIE

Strathcona Storage Limited Partnership (SSLP)

Upon the acquisition of Petrogas on December 15, 2020, AltaGas acquired an indirect interest in SSLP, a partnership formed with ATCO Energy Solutions Ltd. to construct, operate, and maintain underground NGL storage caverns at Fort Saskatchewan, Alberta. The facility currently has four underground NGL storage salt caverns in service, with a fifth cavern under development.

On July 5, 2022, AltaGas acquired the remaining 25.97 percent equity ownership in Petrogas which resulted in an increase in AltaGas' ownership in SSLP from 30 percent to 40 percent. As at September 30, 2022, AltaGas' carrying value in SSLP was $130 million (December 31, 2021 - $131 million). SSLP is not consolidated by Petrogas and instead is accounted for by the equity method of accounting. Petrogas is not the primary beneficiary of SSLP and it does not have the power to direct the activities most significant to the economic performance of SSLP. The maximum financial exposure to loss as a result of the involvement with this VIE is equal to AltaGas' net investment in SSLP.

11. Investments Accounted for by the Equity Method

			Carrying value as at
	Location	Ownership Percentage	September 30, 2022	December 31, 2021
Eaton Rapids Gas Storage System	United States	50	$29	$27
Mountain Valley Pipeline, LLC (MVP) (a)	United States	10	484	447
Sarnia Airport Storage Pool LP	Canada	50	17	17
Petrogas Terminals Penn LLC (b)	United States	50	1	1
Strathcona Storage LP (b)	Canada	40	130	131
			$661	$623
(a)The equity method is considered appropriate because MVP is an LLC with specific ownership accounts and ownership between five and fifty percent, resulting in WGL Midstream exercising a more than minor influence over the investee's operating and financing policies. In the fourth quarter of 2021, a provision was recorded against the equity investment in MVP due to ongoing legal and regulatory issues.
(b)On July 5, 2022, AltaGas acquired the remaining 25.97 percent equity ownership of Petrogas which resulted in an increase in AltaGas' ownership in Petrogas Terminals Penn LLC from 37 percent to 50 percent and in Strathcona Storage LP from 30 percent to 40 percent. Refer to Note 3 for more details.

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			Equity income for the three months ended September 30		Equity income for the nine months ended September 30
	Location	Ownership Percentage	2022	2021	2022	2021
Constitution Pipeline, LLC (a)	United States	10	$3	$—	$3	$—
Eaton Rapids Gas Storage System	United States	50	—	1	2	2
Sarnia Airport Storage Pool LP	Canada	50	—	—	1	1
Strathcona Storage LP (b)	Canada	40	2	2	5	5
			$5	$3	$11	$8
(a)In the third quarter of 2022, AltaGas received a payment for the return of certain costs associated with the Constitution pipeline project as a result of its cancellation in February 2020.
(b)On July 5, 2022, AltaGas acquired the remaining 25.97 percent equity ownership of Petrogas which resulted in an increase in AltaGas' ownership in Strathcona Storage LP from 30 percent to 40 percent. Refer to Note 3 for more details.

The carrying amount of certain equity investments differs from the amount of the underlying equity in net assets. These basis differences include amounts related to purchase accounting adjustments, capitalized interest, and a contractual cap on contributions to MVP.

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12. Long-Term Debt

As at	Maturity date	September 30, 2022	December 31, 2021
Credit facilities
$2 billion unsecured extendible revolving facility (a)	4-May-2026	$324	$375
US$150 million unsecured extendible revolving facility	20-Dec-2026	—	120
Commercial paper (b)	Various	227	469
$450 million term loan	26-Aug-2024	449	—
AltaGas Ltd. medium-term notes (MTNs)
$500 million Senior unsecured - 2.61 percent	16-Dec-2022	500	500
$300 million Senior unsecured - 3.57 percent	12-Jun-2023	300	300
$200 million Senior unsecured - 4.40 percent	15-Mar-2024	200	200
$350 million Senior unsecured - 1.23 percent	18-Mar-2024	350	350
$300 million Senior unsecured - 3.84 percent	15-Jan-2025	300	300
$500 million Senior unsecured - 2.16 percent	10-Jun-2025	500	500
$350 million Senior unsecured - 4.12 percent	7-Apr-2026	350	350
$200 million Senior unsecured - 2.17 percent	16-Mar-2027	200	200
$200 million Senior unsecured - 3.98 percent	4-Oct-2027	200	200
$500 million Senior unsecured - 2.08 percent	30-May-2028	500	500
$200 million Senior unsecured - 2.48 percent	30-Nov-2030	200	200
$100 million Senior unsecured - 5.16 percent	13-Jan-2044	100	100
$300 million Senior unsecured - 4.50 percent	15-Aug-2044	300	300
$250 million Senior unsecured - 4.99 percent	4-Oct-2047	250	250
WGL and Washington Gas MTNs and private placement notes
US$20 million Senior unsecured - 6.65 percent	20-Mar-2023	27	25
US$41 million Senior unsecured - 5.44 percent	11-Aug-2025	56	51
US$53 million Senior unsecured - 6.62 to 6.82 percent	Oct 2026	73	67
US$72 million Senior unsecured - 6.40 to 6.57 percent	Feb - Sep 2027	99	91
US$52 million Senior unsecured - 6.57 to 6.85 percent	Jan - Mar 2028	71	66
US$9 million Senior unsecured - 7.50 percent	1-Apr-2030	12	11
US$50 million Senior unsecured - 5.70 to 5.78 percent	Jan - Mar 2036	69	63
US$75 million Senior unsecured - 5.21 percent	3-Dec-2040	103	95
US$75 million Senior unsecured - 5.00 percent	15-Dec-2043	103	95
US$300 million Senior unsecured - 4.22 to 4.60 percent	Sep - Nov 2044	411	380
US$450 million Senior unsecured - 3.80 percent	15-Sep-2046	617	572
US$400 million Senior unsecured - 3.65 percent (c)	15-Sep-2049	570	528
US$200 million Senior unsecured - 2.98 percent	15-Dec-2051	274	254
SEMCO long-term debt
US$82 million CINGSA Senior Secured - 4.48 percent (d)	2-Mar-2032	61	63
US$225 million First Mortgage Bonds - 2.45 percent	21-Apr-2030	308	285
US$225 million First Mortgage Bonds - 3.15 percent	21-Apr-2050	308	285
Fair value adjustment on WGL Acquisition		80	77
Finance lease liabilities		23	17
		$8,515	$8,239
Less: debt issuance costs		(41)	(44)
		$8,474	$8,195
Less: current portion		(834)	(511)
Less: liabilities associated with assets held for sale (note 5) (e)		(64)	—
		$7,576	$7,684
(a)Borrowings on the facility can be by way of prime loans, U.S. base-rate loans, LIBOR loans, bankers' acceptances, or letters of credit. Borrowings on the facility have fees and interest at rates relevant to the nature of the draw made. This facility has a $2 billion five-year extendable committed revolving tranche and a $300 million two-year extendable side car liquidity revolving facility.
(b)Commercial paper is supported by the availability of long-term committed credit facilities maturing in 2024. Commercial paper intended to be repaid within the next year is recorded as short-term debt.
(c)The outstanding balance includes a US$16 million premium which is amortized as a reduction to interest expense over the term of the note.
(d)Collateral for the CINGSA senior secured loan is certain CINGSA assets. Alaska Storage Holding Company, LLC, a subsidiary in which AltaGas has a controlling interest, is the non-recourse guarantor of this loan.
(e)Pursuant to the May 26, 2022 announcement of the sale of the Alaskan Utilities, related long-term debt balances totaling $64 million, including the CINGSA senior secured loan net of issuance costs as well as certain finance lease liabilities, were reclassified to "liabilities associated with assets held for sale" on the Consolidated Balance Sheets at September 30, 2022. Refer to Note 5 for more details.

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13. Subordinated Hybrid Notes

As at	Maturity date	September 30, 2022	December 31, 2021
$300 million Subordinated Notes, Series 1	11-Jan-2082	$300	$—
$250 million Subordinated Notes, Series 2	17-Aug-2082	250	—
		550	—
Less: debt issuance costs		(6)	—
		$544	$—

On January 11, 2022, AltaGas closed its offering of $300 million of 5.25 percent Fixed-to-Fixed Rate Subordinated Notes, Series 1, due January 11, 2082. The subordinated notes were offered under AltaGas' short form base shelf prospectus dated February 22, 2021, as supplemented by a prospectus supplement dated January 5, 2022.

On August 17, 2022, AltaGas closed its offering of $250 million of 7.35 percent Fixed-to-Fixed Rate Subordinated Notes, Series 2, due August 17, 2082. The subordinated notes were offered under AltaGas' short form base shelf prospectus dated February 22, 2021, as supplemented by a prospectus supplement dated August 4, 2022.

For the three and nine months ended September 30, 2022, AltaGas recorded interest expense of $7 million and $14 million, respectively, on the subordinated hybrid notes (three and nine months ended September 30, 2021 - $nil).

14. Accumulated Other Comprehensive Income (Loss)

	Defined benefit pension and PRB plans	Hedge net investments	Translation foreign operations	Total
Opening balance, January 1, 2022	$(8)	$(158)	$159	$(7)
OCI before reclassification	—	(21)	759	738
Current period OCI (pre-tax)	—	(21)	759	738
Income tax on amounts retained in AOCI	—	2	—	2
Net current period OCI	—	(19)	759	740
Purchase of remaining non-controlling interest in a subsidiary (note 3)	—	—	5	5
Ending balance, September 30, 2022	$(8)	$(177)	$923	$738

Opening balance, January 1, 2021	$(12)	$(158)	$220	$50
OCI before reclassification	—	—	(9)	(9)
Amounts reclassified from OCI to earnings	2	—	—	2
Current period OCI (pre-tax)	2	—	(9)	(7)
Income tax on amounts reclassified to earnings	(1)	—	—	(1)
Net current period OCI	1	—	(9)	(8)
Ending balance, September 30, 2021	$(11)	$(158)	$211	$42

For the three months ended September 30, 2022 and September 30, 2021, no AOCI amounts were reclassified to the Consolidated Statements of Income.

AltaGas Ltd. – Q3 2022 MD&A and Financial Statements – 64

AOCI components reclassified	Income statement line item	Nine Months Ended September 30, 2022	Nine Months Ended September 30, 2021
Defined benefit pension and PRB plans	Other income	$—	$2
Deferred income taxes	Income tax expense – deferred	—	(1)
		$—	$1

15. Revenue

The following tables disaggregate revenue by major sources for the period:

	Three Months Ended September 30, 2022
	Utilities	Midstream	Corporate/Other	Total
Revenue from contracts with customers
Commodity sales contracts	$428	$1,496	$—	$1,924
Midstream service contracts	—	588	—	588
Gas sales and transportation services	387	—	—	387
Storage services	6	—	—	6
Other	2	—	—	2
Total revenue from contracts with customers	$823	$2,084	$—	$2,907

Other sources of revenue
Revenue from alternative revenue programs (a)	$20	$—	$—	$20
Leasing revenue (b)	—	78	28	106
Risk management and trading activities (c)	(21)	37	—	16
Other	—	7	—	7
Total revenue from other sources	$(1)	$122	$28	$149
Total revenue	$822	$2,206	$28	$3,056
(a)A large portion of revenue generated from the Utilities segment is subject to rate regulation and accordingly there are circumstances where the revenue recognized is mandated by the applicable regulators in accordance with ASC 980.
(b)Revenue generated from certain of AltaGas’ gas facilities is accounted for as operating leases. For the Corporate/Other segment, a significant amount of revenue earned is through power purchase agreements which are accounted for as operating leases.
(c)Risk management activities involve the use of derivative instruments such as physical and financial swaps, forward contracts, and options. These derivatives are accounted for under ASC 815 and ASC 825. A portion of revenue generated by the Utilities segment is from the physical sale and delivery of natural gas and power to end users.

AltaGas Ltd. – Q3 2022 MD&A and Financial Statements – 65

	Three Months Ended September 30, 2021
	Utilities	Midstream	Corporate/Other	Total
Revenue from contracts with customers
Commodity sales contracts	$325	$1,334	$—	$1,659
Midstream service contracts	—	517	—	517
Gas sales and transportation services	312	—	—	312
Storage services	6	—	—	6
Other	1	—	1	2
Total revenue from contracts with customers	$644	$1,851	$1	$2,496

Other sources of revenue
Revenue from alternative revenue programs (a)	$17	$—	$—	$17
Leasing revenue (b)	—	52	26	78
Risk management and trading activities (c)	(83)	(172)	(1)	(256)
Other	—	3	1	4
Total revenue from other sources	$(66)	$(117)	$26	$(157)
Total revenue	$578	$1,734	$27	$2,339
(a)A large portion of revenue generated from the Utilities segment is subject to rate regulation and accordingly there are circumstances where the revenue recognized is mandated by the applicable regulators in accordance with ASC 980.
(b)Revenue generated from certain of AltaGas’ gas facilities is accounted for as operating leases. For the Corporate/Other segment, a significant amount of revenue earned is through power purchase agreements which are accounted for as operating leases.
(c)Risk management activities involve the use of derivative instruments such as physical and financial swaps, forward contracts, and options. These derivatives are accounted for under ASC 815 and ASC 825. A portion of revenue generated by the Utilities segment is from the physical sale and delivery of natural gas and power to end users.

	Nine Months Ended September 30, 2022
	Utilities	Midstream	Corporate / Other	Total
Revenue from contracts with customers
Commodity sales contracts	$1,218	$4,795	$—	$6,013
Midstream service contracts	—	1,817	—	1,817
Gas sales and transportation services	2,077	—	—	2,077
Storage services	18	—	—	18
Other	6	—	1	7
Total revenue from contracts with customers	$3,319	$6,612	$1	$9,932

Other sources of revenue
Revenue from alternative revenue programs (a)	$66	$—	$—	$66
Leasing revenue (b)	—	179	68	247
Risk management and trading activities (c)	(122)	56	—	(66)
Other	(7)	18	—	11
Total revenue from other sources	$(63)	$253	$68	$258
Total revenue	$3,256	$6,865	$69	$10,190
(a)A large portion of revenue generated from the Utilities segment is subject to rate regulation and accordingly there are circumstances where the revenue recognized is mandated by the applicable regulators in accordance with ASC 980.
(b)Revenue generated from certain of AltaGas’ gas facilities is accounted for as operating leases. For the Corporate/Other segment, a significant amount of revenue earned is through power purchase agreements which are accounted for as operating leases.
(c)Risk management activities involve the use of derivative instruments such as physical and financial swaps, forward contracts, and options. These derivatives are accounted for under ASC 815 and ASC 825. A portion of revenue generated by the Utilities segment is from the physical sale and delivery of natural gas and power to end users.

AltaGas Ltd. – Q3 2022 MD&A and Financial Statements – 66

	Nine Months Ended September 30, 2021
	Utilities	Midstream	Corporate/Other	Total
Revenue from contracts with customers
Commodity sales contracts	$963	$3,262	$—	$4,225
Midstream service contracts	—	1,348	—	1,348
Gas sales and transportation services	1,759	—	—	1,759
Storage services	18	—	—	18
Other	6	—	4	10
Total revenue from contracts with customers	$2,746	$4,610	$4	$7,360

Other sources of revenue
Revenue from alternative revenue programs (a)	$54	$—	$—	$54
Leasing revenue (b)	—	135	72	207
Risk management and trading activities (c) (d)	(117)	(81)	(3)	(201)
Other	(9)	17	5	13
Total revenue from other sources	$(72)	$71	$74	$73
Total revenue	$2,674	$4,681	$78	$7,433
(a)A large portion of revenue generated from the Utilities segment is subject to rate regulation and accordingly there are circumstances where the revenue recognized is mandated by the applicable regulators in accordance with ASC 980.
(b)Revenue generated from certain of AltaGas’ gas facilities is accounted for as operating leases. For the Corporate/Other segment, a significant amount of revenue earned is through power purchase agreements which are accounted for as operating leases.
(c)Risk management activities involve the use of derivative instruments such as physical and financial swaps, forward contracts, and options. These derivatives are accounted for under ASC 815 and ASC 825. A portion of revenue generated by the Utilities segment is from the physical sale and delivery of natural gas and power to end users.
(d)WGL Midstream trading margins are reported in risk management and trading activities from the Midstream segment. Prior to the sale of the U.S. transportation and storage business in the second quarter of 2021, WGL Midstream entered into derivative contracts for the purpose of optimizing its storage and transportation capacity as well as managing the transportation and storage assets on behalf of third parties. The trading margins of WGL Midstream, including unrealized gains and losses on derivative instruments, are netted within revenues. Gross revenues for the nine months ended September 30, 2021 of $172 million associated with the GAIL contract and an AMA, which are in scope of ASC 606, are reported within risk management and trading activities. While the GAIL contract and AMA are individually not accounted for as derivatives, they are inseparable from the overall trading portfolio. Revenue from the GAIL contract is recognized at a point in time based on the actual volumes of the commodity sold at the delivery point, which corresponds to the customer’s monthly invoice amount. The GAIL contract had a term of 20 years and began on March 31, 2018. Revenue from the AMA is recognized based on the amount WGL Midstream has the right to invoice the customer in accordance with ASC 606. WGL executed the AMA in April 2020. AltaGas completed the sale of the U.S. transportation and storage business, including the GAIL contract and the AMA, in April 2021.

Revenue Recognition

The following is a description of the Corporation’s revenue recognition policy by segment and by major source of revenue from contracts with customers.

Utilities Segment

Gas Sales and Transportation Services

Customers are billed monthly based on regular meter readings. Customer billings are based on two main components: (i) a fixed service fee and (ii) a variable fee based on usage. Revenue is recognized over time when the gas has been delivered or as the service has been performed. As meter readings are performed on a cycle basis, AltaGas recognizes accrued revenue for any services rendered to its customers but not billed at month-end. The vast majority of these contracts are “at-will” as customers may cancel their service at any time, however, there are certain contracts that have terms of one year or longer. For these long-term contracts, there is generally a contract demand specified in the contract whereby the customer has to pay regardless of whether or not gas has been delivered. These contracts generally do not contain any make up rights and revenue is recognized on a monthly basis as service has been performed.

AltaGas Ltd. – Q3 2022 MD&A and Financial Statements – 67

Gas Storage Services

Gas storage customers are billed monthly for services provided. Customer billings are based on four components: (i) reservation charges; (ii) capacity charges; (iii) injection/withdrawal charges; and (iv) excess charges. Reservation charges are based on the customer’s contract withdrawal quantity, capacity charges are based on the customer’s total contract quantity, and injection/withdrawal charges are based on the volume of gas delivered to or from the customer. Excess charges are applied to each day that the storage quantity exceeds 100 percent of the customer’s maximum storage quantity. Revenue is recognized as the service has been performed over time on a monthly basis, which corresponds to the invoice amount. The majority of these contracts have terms extending beyond one year.

Commodity Sales

Commodity sales include gas and electricity sales to residential, commercial, and industrial customers in certain states where WGL Energy Services is authorized as a competitive service provider. These commodity sales contracts have varying terms that generally range from one to five years. Customers are billed monthly based on the amount of energy delivered to the customer. Revenue is recognized based on the amount the Corporation is entitled to invoice the customer.

Midstream Segment

Commodity Sales

A portion of the NGL production from AltaGas’ extraction facilities is subject to frac spread between NGLs extracted and the natural gas purchased to make up the heating value of the NGLs extracted. For commodity sales contracts that do not meet the definition of a derivative or for contracts whereby AltaGas has elected to apply the normal purchase and normal sales scope exception, the sales contract is accounted for under ASC 606. These commodity sales contracts have varying terms, but the majority of the contracts have a one-year term which coincides with the NGL year. AltaGas recognizes revenue for commodity sales contracts at a point in time based on the actual volumes of the commodity sold at the delivery point, which corresponds to the customer’s monthly invoice amount.

Commodity sales contracts at RIPET and Ferndale generate revenue from the sale and delivery of LPGs to customers in Asia shipped from offshore export terminals. Revenue is recognized when LPGs are loaded onto transport vessels, which is the delivery point. AltaGas has the right to consideration in an amount that directly corresponds to the volumes of LPGs loaded on a vessel. Petrogas' commodity sales also include the sale of upgraded crude oil, processed finished products, and various fuels. Delivery takes place when there is a sales contract in place, specifying delivery volumes and sales prices. The consideration received under these contracts is variable based on commodity prices.

Midstream Service Contracts

AltaGas earns revenue from its field gathering and processing facilities, extraction facilities, storage facilities, truck hauling services, rail and truck loading and unloading terminalling, and transmission systems through a variety of contractual arrangements. For arrangements that do not contain a lease, the revenue is accounted for under ASC 606 as follows:

Fee-for-service – The customer is charged a fee for the service provided on a per unit volume basis. Contract terms generally range from one month to up to the life of the reserves. Revenue under this type of arrangement is recognized over time as the service is provided, which corresponds to the customer’s monthly invoice amount.

Take-or-pay – The customer has agreed to a minimum volume commitment whereby the customer must have AltaGas process or deliver a specified volume at a rate per unit that is specified in the contract. Quantities that the customer is unable to deliver are considered deficiency quantities. Certain of AltaGas’ take-or-pay contracts contain provisions whereby the customer can

AltaGas Ltd. – Q3 2022 MD&A and Financial Statements – 68

make up deficiency quantities in subsequent periods. Under this type of arrangement, any consideration received relating to the deficiency quantities that will be made up in a future period will be deferred until either: (i) the customer makes up the volumes or (ii) the likelihood that the customer will make up the volumes before the make up period expires becomes remote. If AltaGas does not expect the customer to make up the deficiency quantities (also referred to as breakage amount), AltaGas may recognize the expected breakage amount as revenue before the make up period expires. Significant judgment is required in estimating the breakage amount. For contracts where the customer has no make up rights, revenue is recognized on a monthly basis based on the higher of (i) the actual quantity delivered times the per unit rate or (ii) the contracted minimum amount.

Petrogas' storage fees are typically recognized in revenue ratably over the term of the contract and rail and truck loading and unloading fees are recognized when the volumes are delivered or received.

Corporate/Other Segment

For the Corporate/Other segment, the majority of revenue relates to remaining power assets, from which revenue is primarily earned through power purchase agreements which are accounted for as operating leases. In instances where power generation is not sold under a power purchase agreement, the commodity is sold via a merchant market, or via commodity sales agreements which are accounted for as financial instruments. For commodity sales contracts that do not meet the definition of a lease, derivative or for contracts whereby AltaGas has elected to apply the normal purchase and normal sales scope exception, the sales contract is accounted for under ASC 606.

Contract Balances

As at September 30, 2022, a contract asset of $39 million ($38 million net of credit losses) has been recorded within long-term investments and other assets (December 31, 2021 - $41 million net of credit losses) and $4 million within prepaid expenses and other current assets (December 31, 2021 - $13 million) on the Consolidated Balance Sheets. This contract asset represents the difference in revenue recognized under a new rate in a blend-and-extend contract modification with a customer. Revenue from this contract modification was recognized at the pre-modification rate until December 31, 2020, with the excess revenue recorded as a contract asset. The contract asset is now being drawn down over the remaining term of the modified contract.

At September 30, 2022, contract liabilities of $nil (December 31, 2021 - $1 million) have been recorded within other current liabilities on the Consolidated Balance Sheets. Contract assets and liabilities are reported in a net position on a contract-by-contract basis at the end of each reporting period.

Contract Assets

As at	September 30, 2022	December 31, 2021
Balance, beginning of period	$54	$71
Additions	1	—
Amortization (a)	(3)	(4)
Transfers to accounts receivable (b)	(10)	(13)
Balance, end of period	$42	$54
(a)Represents the drawdown of a contract asset under a blend-and-extend contract modification.
(b)Amounts included in contract assets are transferred to accounts receivable when AltaGas’ right to consideration becomes unconditional.

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Contract Liabilities

As at	September 30, 2022	December 31, 2021
Balance, beginning of period	$1	$—
Additions	—	1
Revenue recognized from contract liabilities (a)	(1)	—
Balance, end of period	$—	$1
(a)Recognition of revenue related to performance obligations satisfied in the current period for amounts that were previously included in contract liabilities.

Transaction price allocated to the remaining obligations

The following table includes estimated revenue expected to be recognized in the future related to performance obligations that are unsatisfied as of September 30, 2022:

	Remainder of 2022	2023	2024	2025	2026	> 2026	Total
Midstream service contracts	$25	$120	$120	$116	$113	$989	$1,483
Storage services	6	25	25	25	25	133	239
Other	1	2	2	2	2	8	17
	$32	$147	$147	$143	$140	$1,130	$1,739

AltaGas applies the practical expedient available under ASC 606 and does not disclose information about the remaining performance obligations for (i) contracts with an original expected length of one year or less, (ii) contracts for which revenue is recognized at the amount to which AltaGas has the right to invoice for performance completed, and (iii) contracts with variable consideration that is allocated entirely to a wholly unsatisfied performance obligation or to a wholly unsatisfied promise to transfer a distinct good or service that forms part of a single performance obligation. In addition, the table above does not include any estimated amounts of variable consideration that are constrained. The majority of midstream service contracts, gas sales and transportation service contracts, and storage service contracts contain variable consideration whereby uncertainty related to the associated variable consideration will be resolved (usually on a daily basis) as volumes are processed, gas is delivered or as service is provided.

16. Financial Instruments and Financial Risk Management

The Corporation’s financial instruments consist of cash and cash equivalents, accounts receivable, risk management contracts, certain long-term investments and other assets, accounts payable and accrued liabilities, dividends payable, short-term and long-term debt, and certain other current and long-term liabilities.

Fair Value Hierarchy

AltaGas categorizes its financial assets and financial liabilities into one of three levels based on fair value measurements and inputs used to determine the fair value.

Level 1 - fair values are based on unadjusted quoted prices in active markets for identical assets or liabilities. Fair values are based on direct observations of transactions involving the same assets or liabilities and no assumptions are used. Included in this category are publicly traded shares valued at the closing price as at the balance sheet date.

Level 2 - fair values are determined based on valuation models and techniques where inputs other than quoted prices included within Level 1 are observable for the asset or liability either directly or indirectly. AltaGas enters into derivative instruments in

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the futures, over-the-counter, and retail markets to manage fluctuations in commodity prices and foreign exchange rates. The fair values of power, natural gas, NGL, LPG, ocean freight, and crude oil derivative contracts were calculated using forward prices based on published sources for the relevant period, adjusted for factors specific to the asset or liability, including basis and location differentials, discount rates, and currency exchange. The fair value of foreign exchange derivative contracts was calculated using quoted market rates.

Level 3 - fair values are based on inputs for the asset or liability that are not based on observable market data. AltaGas uses valuation techniques when observable market data is not available. Level 3 derivatives include physical contracts at illiquid market locations with no observable market data, long-dated positions where observable pricing is not available over the life of the contract, contracts valued using historical spot price volatility assumptions, and valuations using indicative broker quotes for inactive market locations. A significant change to any one of these inputs in isolation could result in a significant upward or downward fluctuation in the fair value measurement.

The following methods and assumptions were used to estimate the fair value of each significant class of financial instruments:

Other current liabilities - the carrying amounts approximate fair value because of the short maturity of these instruments.

Current portion of long-term debt, long-term debt (including debt classified as held for sale), subordinated hybrid notes, and other long-term liabilities - the fair value of these liabilities was estimated based on discounted future interest and principal payments using the current market interest rates of instruments with similar terms.

Risk management assets and liabilities - the fair values of power, natural gas, NGL, and crude oil derivative contracts were calculated using forward prices from published sources for the relevant period. The fair value of foreign exchange derivative contracts was calculated using quoted market rates. The fair value of Level 3 derivative contracts was calculated using internally developed valuation inputs and pricing models.

Loans and receivables – the fair value of these assets was estimated based on discounted future interest and principal payments using the current market interest rates of instruments with similar terms.

AltaGas Ltd. – Q3 2022 MD&A and Financial Statements – 71

As at	September 30, 2022
	Carrying Amount	Level 1	Level 2	Level 3	Total Fair Value
Financial assets
Fair value through net income (a)
Risk management assets - current	$100	$—	$65	$35	$100
Risk management assets - non-current	65	—	42	23	65
Fair value through regulatory assets/liabilities (a)
Risk management assets - current	1	—	1	—	1
	$166	$—	$108	$58	$166
Financial liabilities
Fair value through net income (a)
Risk management liabilities - current	$188	$—	$8	$180	$188
Risk management liabilities - non-current	158	—	5	153	158
Fair value through regulatory assets/liabilities (a)
Risk management liabilities - current	37	—	—	37	37
Risk management liabilities - non-current	105	—	—	105	105
Amortized cost
Current portion of long-term debt	834	—	834	—	834
Long-term debt	7,576	—	6,855	—	6,855
Subordinated hybrid notes	544	—	483	—	483
Debt classified as held for sale (note 5)	64	—	61	—	61
Other current liabilities (b)	33	—	33	—	33
	$9,539	$—	$8,279	$475	$8,754
(a)To manage price risk associated with acquiring natural gas supply for Maryland, Virginia, and District of Columbia utility customers, Washington Gas, a subsidiary of the Corporation, enters into physical and financial derivative transactions. Any gains and losses associated with these derivatives are recorded as regulatory liabilities or assets, respectively, to reflect the rate treatment for these economic hedging activities. Additionally, as part of its asset optimization program, Washington Gas enters into derivatives with the primary objective of securing operating margins that Washington Gas will ultimately realize. Regulatory sharing mechanisms provide for the annual realized profit from these transactions to be shared between Washington Gas' shareholder and customers; therefore, changes in fair value are recorded through earnings, or as regulatory assets or liabilities to the extent that it is probable that realized gains and losses associated with these derivative transactions will be included in the rates charged to customers when they are realized.
(b)Excludes non-financial liabilities.

AltaGas Ltd. – Q3 2022 MD&A and Financial Statements – 72

As at	December 31, 2021
	Carrying Amount	Level 1	Level 2	Level 3	Total Fair Value
Financial assets
Fair value through net income (a)
Risk management assets - current	$112	$—	$73	$39	$112
Risk management assets - non-current	50	—	22	28	50
Fair value through regulatory assets/liabilities (a)
Risk management assets - current	1	—	—	1	1
Risk management assets - non-current	1	—	—	1	1
	$164	$—	$95	$69	$164
Financial liabilities
Fair value through net income (a)
Risk management liabilities - current	$113	$—	$58	$55	$113
Risk management liabilities - non-current	90	—	11	79	90
Fair value through regulatory assets/liabilities (a)
Risk management liabilities - current	15	—	—	15	15
Risk management liabilities - non-current	75	—	—	75	75
Amortized cost
Current portion of long-term debt	511	—	511	—	511
Long-term debt	7,684	—	7,898	—	7,898
Other current liabilities (b)	43	—	43	—	43
	$8,531	$—	$8,521	$224	$8,745
(a)To manage price risk associated with acquiring natural gas supply for Maryland, Virginia, and District of Columbia utility customers, Washington Gas, a subsidiary of the Corporation, enters into physical and financial derivative transactions. Any gains and losses associated with these derivatives are recorded as regulatory liabilities or assets, respectively, to reflect the rate treatment for these economic hedging activities. Additionally, as part of its asset optimization program, Washington Gas enters into derivatives with the primary objective of securing operating margins that Washington Gas will ultimately realize. Regulatory sharing mechanisms provide for the annual realized profit from these transactions to be shared between Washington Gas' shareholder and customers; therefore, changes in fair value are recorded through earnings, or as regulatory assets or liabilities to the extent that it is probable that realized gains and losses associated with these derivative transactions will be included in the rates charged to customers when they are realized.
(b)Excludes non-financial liabilities.

Financial assets and liabilities not included in the fair value hierarchy table include money market funds, short-term debt, and commercial paper. The carrying value of these financial instruments approximate their fair value, which reflects the short-term maturity and/or normal credit terms of these financial instruments.

The following table includes quantitative information about the significant unobservable inputs used in the fair value measurement of Level 3 financial instruments at September 30, 2022:

	Net Fair Value	Valuation Technique	Unobservable Inputs	Range			Weighted Average (a)
Natural gas	$(183)	Discounted Cash Flow	Natural Gas Basis Price (per Dth)	$(3.34)	-	$13.46	$(0.66)
Natural gas	$(3)	Option Model	Natural Gas Basis Price (per Dth)	$(2.66)	-	$7.39	$0.75
			Annualized Volatility of Spot Market Natural Gas	22%	-	209%	42%
Electricity	$(231)	Discounted Cash Flow	Electricity Congestion Price (per MWh)	$(9.55)	-	$225.96	$25.19
(a)Unobservable inputs were weighted by transaction volume.

AltaGas Ltd. – Q3 2022 MD&A and Financial Statements – 73

The following tables provide a reconciliation of changes in net fair value of derivative assets and liabilities classified as Level 3 in the fair value hierarchy:

Three Months Ended	September 30, 2022			September 30, 2021
	Natural Gas	Electricity	Total	Natural Gas	Electricity	Total
Balance, beginning of period	$(218)	$(192)	$(410)	$(109)	$(14)	$(123)
Realized and unrealized gains (losses):
Recorded in income	7	(83)	(76)	14	(17)	(3)
Recorded in regulatory assets	14	—	14	8	—	8
Purchases	—	12	12	—	2	2
Settlements	10	54	64	1	(3)	(2)
Change in cash collateral	11	(10)	1	(6)	(68)	(74)
Foreign exchange translation	(10)	(12)	(22)	(3)	(2)	(5)
Balance, end of period	$(186)	$(231)	$(417)	$(95)	$(102)	$(197)

Nine Months Ended	September 30, 2022			September 30, 2021
	Natural Gas	Electricity	Total	Natural Gas	Electricity	Total
Balance, beginning of period	$(107)	$(48)	$(155)	$(74)	$(19)	$(93)
Realized and unrealized gains (losses):
Recorded in income	(26)	(142)	(168)	(9)	(5)	(14)
Recorded in regulatory assets	(65)	—	(65)	(14)	—	(14)
Disposed	—	—	—	(4)	—	(4)
Transfers out of Level 3	3	—	3	—	—	—
Purchases	—	(1)	(1)	—	(5)	(5)
Settlements	22	92	114	11	(3)	8
Change in cash collateral	—	(115)	(115)	(6)	(68)	(74)
Foreign exchange translation	(13)	(17)	(30)	1	(2)	(1)
Balance, end of period	$(186)	$(231)	$(417)	$(95)	$(102)	$(197)

Transfers out of Level 3 financial instruments are due to an increase in valuations using observable market inputs.

Summary of Unrealized Gains (Losses) on Risk Management Contracts Recognized in Net Income (Loss)

	Three Months Ended September 30		Nine Months Ended September 30
	2022	2021	2022	2021
Natural gas	$14	$70	$41	$60
Energy exports	(22)	(38)	33	20
Crude oil and NGLs	(1)	(17)	6	(16)
NGL frac spread	21	(12)	21	(42)
Power	(9)	32	6	51
Foreign exchange	—	(6)	—	(21)
	$3	$29	$107	$52

AltaGas Ltd. – Q3 2022 MD&A and Financial Statements – 74

Offsetting of Derivative Assets and Derivative Liabilities

Certain of AltaGas’ risk management contracts are subject to master netting arrangements that create a legally enforceable right for a counterparty to offset the related financial assets and financial liabilities. As part of these master netting agreements, cash, letters of credit, and parental guarantees may be required to be posted or obtained from counterparties in order to mitigate credit risk related to both derivative and non-derivative positions. Collateral balances are also offset against the related counterparties’ derivative positions to the extent the application would not result in the over-collateralization of those derivative positions on the balance sheet.

As at	September 30, 2022
	Gross amounts of recognized assets/liabilities	Gross amounts offset in balance sheet	Netting of collateral	Net amounts presented in balance sheet
Risk management assets (a)
Natural gas	$291	$(115)	$(87)	$89
Energy exports	73	(68)	31	36
Crude oil and NGLs	1	(5)	13	9
NGL frac spread	7	(5)	—	2
Power	269	(38)	(201)	30
	$641	$(231)	$(244)	$166

Risk management liabilities (b)
Natural gas	$350	$(115)	$—	$235
Energy exports	68	(68)	—	—
Crude oil and NGLs	5	(5)	—	—
NGL frac spread	5	(5)	—	—
Power	291	(38)	—	253
	$719	$(231)	$—	$488
(a)Net amount of risk management assets on the Balance Sheet is comprised of risk management assets (current) balance of $101 million and risk management assets (non‑current) balance of $65 million.
(b)Net amount of risk management liabilities on the Balance Sheet is comprised of risk management liabilities (current) balance of $225 million and risk management liabilities (non‑current) balance of $263 million.

As at	December 31, 2021
	Gross amounts of recognized assets/liabilities	Gross amounts offset in balance sheet	Netting of collateral	Net amounts presented in balance sheet
Risk management assets (a)
Natural gas	$94	$(22)	$(25)	$47
Energy exports	61	(60)	37	38
NGL frac spread	4	—	—	4
Power	101	(25)	(1)	75
	$260	$(107)	$11	$164

Risk management liabilities (b)
Natural gas	$164	$(22)	$(4)	$138
Energy exports	81	(60)	2	23
Crude oil and condensates	6	—	2	8
NGL frac spread	23	—	—	23
Power	126	(25)	—	101
	$400	$(107)	$—	$293
(a)Net amount of risk management assets on the Balance Sheet is comprised of risk management assets (current) balance of $113 million and risk management assets (non‑current) balance of $51 million.
(b)Net amount of risk management liabilities on the Balance Sheet is comprised of risk management liabilities (current) balance of $128 million and risk management liabilities (non‑current) balance of $165 million.

AltaGas Ltd. – Q3 2022 MD&A and Financial Statements – 75

Cash Collateral

The following table presents collateral not offset against risk management assets and liabilities:

As at	September 30, 2022	December 31, 2021
Collateral posted with counterparties	$3	$9
Cash collateral held representing an obligation	$1	$2

Any collateral posted that is not offset against risk management assets and liabilities is included in the line item “prepaid expenses and other current assets” in the Consolidated Balance Sheets. Collateral received and not offset against risk management assets and liabilities is included in the line item “customer deposits” in the Consolidated Balance Sheets.

Certain derivative instruments contain contract provisions that require collateral to be posted if the credit rating of AltaGas or certain of its subsidiaries falls below certain levels. At September 30, 2022 and December 31, 2021, AltaGas has not posted any collateral related to its derivative liabilities that contained credit-related contingent features. The following table shows the aggregate fair value of all derivative instruments with credit-related contingent features that are in a liability position, as well as the maximum amount of collateral that would be required if specific credit-risk-related contingent features underlying these agreements were triggered:

As at	September 30, 2022	December 31, 2021
Risk management liabilities with credit-risk-contingent features	$147	$42
Maximum potential collateral requirements	$49	$21

Notional Summary

The following table presents the notional quantity outstanding related to the Corporation’s commodity contracts:

As at	September 30, 2022		December 31, 2021
Natural Gas
Sales	249,430,893 GJ		259,750,059 GJ
Purchases	536,820,308 GJ		606,923,548 GJ
Swaps	156,092,595 GJ		201,266,412 GJ
Crude Oil and NGLs
Swaps	662,000 Bbl		864,000 Bbl
Energy Exports
Purchases	181,292 Bbl		—
Propane and butane swaps	20,995,874 Bbl		38,860,780 Bbl
NGL Frac Spread
Propane swaps	546,838 Bbl		2,099,243 Bbl
Butane swaps	—		18,967 Bbl
Crude oil swaps	97,796 Bbl		369,495 Bbl
Natural gas swaps	3,090,280 GJ		11,873,390 GJ
Power
Sales	4,901,091	MWh	4,938,045 MWh
Purchases	5,879,529	MWh	6,393,003 MWh
Swaps	23,421,584	MWh	22,845,569 MWh

AltaGas Ltd. – Q3 2022 MD&A and Financial Statements – 76

Foreign Exchange Risk

AltaGas is exposed to foreign exchange risk as changes in foreign exchange rates may affect the fair value or future cash flows of the Corporation’s financial instruments. AltaGas has foreign operations whereby the functional currency is the U.S. dollar. As a result, the Corporation’s earnings, cash flows, and OCI are exposed to fluctuations resulting from changes in foreign exchange rates. This risk is partially mitigated to the extent that AltaGas has U.S. dollar-denominated debt and/or preferred shares outstanding. AltaGas may also enter into foreign exchange forward derivatives to manage the risk of fluctuating cash flows due to variations in foreign exchange rates.

AltaGas may designate its U.S. dollar-denominated debt or certain U.S. dollar-denominated loans that may give rise to a foreign currency translation gain or loss as a net investment hedge of its U.S. subsidiaries. As at September 30, 2022, AltaGas has designated US$222 million of outstanding loans as a net investment hedge (December 31, 2021 - US$122 million).

The following foreign exchange forward contracts are outstanding as at September 30, 2022:

Foreign exchange forward contract	Notional Amount (US$ millions)	Duration	Weighted average foreign exchange rate	Fair Value ($ millions)
Forward USD sales	US$7	Less than one month	1.3795	$10

The following foreign exchange forward contracts were outstanding as at December 31, 2021:

Foreign exchange forward contract	Notional Amount (US$ millions)	Duration	Weighted average foreign exchange rate	Fair Value ($ millions)
Foreign exchange swaps (purchases)	US$10	Less than one year	1.2640	Less than $1 million

For the three and nine months ended September 30, 2022, AltaGas recorded no realized gains or losses on foreign exchange forward contracts (three and nine months ended September 30, 2021 - gains of $5 million and $18 million, respectively).

AltaGas Ltd. – Q3 2022 MD&A and Financial Statements – 77

Allowance for Credit Losses

The following table presents changes to the allowance for credit losses by segment and major type:

	Three Months Ended September 30, 2022
	Accounts Receivable	Contract Assets (a)	Total
Utilities
Balance, beginning of period	$45	$—	$45
Foreign exchange translation	3	—	3
Adjustments to allowance (b)	3	—	3
Written off	(9)	—	(9)
Recoveries collected	1	—	1
Changes to amounts classified as assets held for sale (note 5)	1	—	1
Balance, end of period	$44	$—	$44
Midstream
Balance, beginning of period	1	1	2
Balance, end of period	$1	$1	$2
Total	$45	$1	$46
(a)An allowance for credit loss is assessed quarterly and is recorded based on historical default rates published by external credit rating agencies and a rate associated with the estimated time frame that the contract asset will be billed to the customer.
(b)Includes $4 million recorded to a regulatory asset relating to the impact of COVID-19 on uncollectible accounts.

	Three Months Ended September 30, 2021
	Accounts Receivable	Contract Assets (a)	Total
Utilities
Balance, beginning of period	$41	$—	$41
Foreign exchange translation	1	—	1
Adjustments to allowance (b)	5	—	5
Written off	(7)	—	(7)
Recoveries collected	1	—	1
Balance, end of period	$41	$—	$41
Midstream
Balance, beginning of period	1	1	2
Balance, end of period	$1	$1	$2
Total	$42	$1	$43
(a)An allowance for credit loss is assessed quarterly and is recorded based on historical default rates published by external credit rating agencies and a rate associated with the estimated time frame that the contract asset will be billed to the customer.
(b)Includes $3 million recorded to a regulatory asset relating to the impact of COVID-19 on uncollectible accounts.

AltaGas Ltd. – Q3 2022 MD&A and Financial Statements – 78

	Nine Months Ended September 30, 2022
	Accounts Receivable	Contract Assets (a)	Total
Utilities
Balance, beginning of period	$38	$—	$38
Foreign exchange translation	3	—	3
Adjustments to allowance (b)	19	—	19
Written off	(19)	—	(19)
Recoveries collected	4	—	4
Reclassified to assets held for sale (note 5)	(1)	—	(1)
Balance, end of period	$44	$—	$44
Midstream
Balance, beginning of period	1	1	2
Balance, end of period	$1	$1	$2
Total	$45	$1	$46
(a)An allowance for credit loss is assessed quarterly and is recorded based on historical default rates published by external credit rating agencies and a rate associated with the estimated time frame that the contract asset will be billed to the customer.
(b)Includes $4 million recorded to a regulatory asset relating to the impact of COVID-19 on uncollectible accounts.

	Nine Months Ended September 30, 2021
	Accounts Receivable	Contract Assets (a)	Other long-term investments and other assets	Total
Utilities
Balance, beginning of period	$40	$—	$—	$40
Foreign exchange translation	—	—	—	—
Adjustments to allowance (b)	13	—	—	13
Written off	(15)	—	—	(15)
Recoveries collected	3	—	—	3
Balance, end of period	$41	$—	$—	$41
Midstream
Balance, beginning of period	1	1	2	4
Adjustments to allowance	—	—	(2)	(2)
Balance, end of period	$1	$1	$—	$2
Total	$42	$1	$—	$43
(a)An allowance for credit loss is assessed quarterly and is recorded based on historical default rates published by external credit rating agencies and a rate associated with the estimated time frame that the contract asset will be billed to the customer.
(b)Includes $3 million recorded to a regulatory asset relating to the impact of COVID-19 on uncollectible accounts.

With the exception of accounts receivable which are due in one year or less, AltaGas does not have any past due receivables as at September 30, 2022.

Weather Related Instruments

WGL Energy Services utilizes heating degree day (HDD) instruments from time to time to manage weather and price risks related to its natural gas and electricity sales during the winter heating season. WGL Energy Services also utilizes cooling degree day (CDD) instruments and other instruments to manage weather and price risks related to its electricity sales during the summer cooling season. These instruments cover a portion of estimated revenue or energy-related cost exposure to variations in HDDs or CDDs. For the three and nine months ended September 30, 2022, AltaGas recorded no gains or losses related to these instruments (three and nine months ended September 30, 2021 - $nil).

AltaGas Ltd. – Q3 2022 MD&A and Financial Statements – 79

17. Leases

Lessor

Certain of AltaGas’ revenues are obtained through power purchase agreements or take-or-pay contracts whereby AltaGas is the lessor in these operating lease arrangements. Minimum lease payments received are amortized over the term of the lease. Contingent rentals are recorded when the condition that created the present obligation to make such payments occurs such as when actual electricity is generated and delivered. Revenue from these arrangements have been disclosed in Note 15.

18. Shareholders’ Equity

Authorization

AltaGas is authorized to issue an unlimited number of voting common shares. AltaGas is also authorized to issue such number of Preferred Shares in series at any time as have aggregate voting rights either directly or on conversion or exchange that in the aggregate represent less than 50 percent of the voting rights attaching to the then issued and outstanding Common Shares.

Common Shares Issued and Outstanding	Number of shares	Amount
January 1, 2021	279,494,299	$6,723
Shares issued for cash on exercise of options	774,739	15
Deferred taxes on share issuance cost	—	(3)
December 31, 2021	280,269,038	$6,735
Shares issued for cash on exercise of options	1,249,910	28
Deferred taxes on share issuance costs	—	(1)
Issued and outstanding at September 30, 2022	281,518,948	$6,762

Preferred Shares

As at	September 30, 2022		December 31, 2021
Issued and Outstanding	Number of shares	Amount	Number of shares	Amount
Series A	6,746,679	$169	6,746,679	$169
Series B	1,253,321	31	1,253,321	31
Series C (a)	—	—	8,000,000	206
Series E	8,000,000	200	8,000,000	200
Series G	6,885,823	172	6,885,823	172
Series H	1,114,177	28	1,114,177	28
Series K (b)	—	—	12,000,000	300
Share issuance costs, net of taxes		(14)		(30)
	24,000,000	$586	44,000,000	$1,076
(a)On September 30, 2022, AltaGas redeemed all of its outstanding U.S. dollar denominated Series C preferred shares. A loss of $74 million was recognized upon redemption, which was comprised of a foreign exchange loss of $69 million and a $5 million loss related to share issuance costs for the preferred shares.
(b)On March 31, 2022, AltaGas redeemed all of its outstanding Series K preferred shares. A loss of $10 million was recognized upon redemption related to share issuance costs for the preferred shares.

AltaGas Ltd. – Q3 2022 MD&A and Financial Statements – 80

Share Option Plan

AltaGas has an employee share option plan under which officers, employees, and service providers (as defined by the TSX) are eligible to receive grants. As at September 30, 2022, 11,726,252 shares were listed and reserved for issuance under the plan.

As at September 30, 2022, share options granted under the plan have a term between six and ten years until expiry and vest no longer than over a four‑year period.

As at September 30, 2022, the unexpensed fair value of share option compensation cost associated with future periods was $1 million (December 31, 2021 ‑ $3 million).

The following table summarizes information about the Corporation’s share options:

As at	September 30, 2022		December 31, 2021
	Number of options	Exercise price (a)	Number of options	Exercise price (a)
Share options outstanding, beginning of period	8,679,508	$19.98	8,362,211	$21.06
Granted	—	—	1,878,670	18.77
Exercised	(1,249,910)	19.98	(774,739)	17.44
Forfeited	(57,761)	21.23	(214,259)	25.24
Expired	(119,275)	30.93	(572,375)	33.26
Share options outstanding, end of period	7,252,562	$19.79	8,679,508	$19.98
Share options exercisable, end of period	5,194,243	$20.10	4,435,287	$20.72
(a)Weighted average.

As at September 30, 2022, the aggregate intrinsic value of the total share options exercisable was $37 million (December 31, 2021 - $33 million), the total intrinsic value of share options outstanding was $52 million (December 31, 2021 - $68 million) and the total intrinsic value of share options exercised was $11 million (December 31, 2021 - $5 million).

The following table summarizes the employee share option plan as at September 30, 2022:

	Options outstanding			Options exercisable
Price range	Number outstanding	Weighted average exercise price	Weighted average remaining contractual life	Number exercisable	Weighted average exercise price	Weighted average remaining contractual life
$14.52 to $18.00	1,747,186	$15.41	2.33	1,714,202	$15.40	2.30
$18.01 to $25.08	4,575,581	19.27	3.50	2,552,122	19.44	3.21
$25.09 to $37.86	929,795	30.62	0.74	927,919	30.63	0.74
	7,252,562	$19.79	2.86	5,194,243	$20.10	2.47

Phantom Unit Plan (Phantom Plan) and Deferred Share Unit Plan (DSUP)

AltaGas has a Phantom Plan for employees, executive officers, and directors, which includes restricted units (RUs) and performance units (PUs) with vesting periods of up to 36 months from the grant date. In addition, AltaGas has a DSUP, which allows granting of deferred share units (DSUs) to directors. DSUs granted under the DSUP vest immediately but settlement of the DSUs occur when the individual ceases to be a director.

AltaGas Ltd. – Q3 2022 MD&A and Financial Statements – 81

PUs, RUs, and DSUs (number of units)	September 30, 2022	December 31, 2021
Balance, beginning of year	3,877,843	5,920,300
Granted	1,344,270	1,611,727
Vested and paid out	(1,730,261)	(3,495,702)
Forfeited	(113,160)	(313,621)
Units in lieu of dividends	124,306	126,250
Additional units added by performance factor	786,907	28,889
Outstanding, end of period	4,289,905	3,877,843

For the three and nine months ended September 30, 2022, the compensation expense recorded for the Phantom Plan and DSUP was $7 million and $40 million, respectively (three and nine months ended September 30, 2021 - $16 million and $52 million, respectively). As at September 30, 2022, the unrecognized compensation expense relating to the remaining vesting period for the Phantom Plan was $33 million (December 31, 2021 ‑ $16 million) and is expected to be recognized over the vesting period.

19. Net Income Per Common Share

The following table summarizes the computation of net income per common share:

	Three Months Ended September 30		Nine Months Ended September 30
	2022	2021	2022	2021
Numerator:
Net income applicable to controlling interests	$36	$38	$462	$426
Less: Preferred share dividends	(10)	(13)	(33)	(40)
Loss on redemption of preferred shares	(74)	—	(84)	—
Net income (loss) applicable to common shares	$(48)	$25	$345	$386
Denominator:
(millions of shares)
Weighted average number of common shares outstanding	281.2	280.2	280.8	279.9
Dilutive equity instruments (a)	—	2.2	2.5	1.7
Weighted average number of common shares outstanding - diluted	281.2	282.4	283.3	281.6
Basic net income (loss) per common share	$(0.17)	$0.09	$1.23	$1.38
Diluted net income (loss) per common share	$(0.17)	$0.09	$1.22	$1.37
(a)Determined using the treasury stock method.

For the three and nine months ended September 30, 2022, 0.8 million and 0.9 million share options, respectively (three and nine months ended September 30, 2021 - 1.7 million and 1.8 million share options, respectively) were excluded from the diluted net income (loss) per common share calculation as their effects were anti‑dilutive.

20. Commitments, Guarantees, and Contingencies

Commitments

AltaGas has long-term natural gas purchase and transportation arrangements, LPG purchase agreements, crude oil and condensate purchase agreements, electricity purchase arrangements, service agreements, pipeline and storage service contracts, capital commitments, environmental commitments, merger commitments, and operating leases for office space, office equipment, vehicles, rail cars, land, storage, aquatic surface use, and other equipment, all of which are transacted at market prices and in the normal course of business.

AltaGas Ltd. – Q3 2022 MD&A and Financial Statements – 82

AltaGas’ utilities have contracts to purchase natural gas, natural gas transportation and storage services from various suppliers to ensure that there is an adequate supply of natural gas to meet the needs of customers and to minimize exposure to market price fluctuations. These contracts have expiration dates that range from 2022 to 2044. In addition, WGL Energy Services also enters into contracts to purchase natural gas and electricity designed to match the duration of its sales commitments, and to secure a margin on estimated sales over the terms of existing sales contracts.

In connection with the acquisition of WGL in 2018, AltaGas and WGL have made commitments related to the terms of the Public Service Commission of the District of Columbia (PSC of DC) settlement agreement and the conditions of approval from the Maryland Public Service Commission (PSC of MD) and the Commonwealth of Virginia State Corporation Commission (SCC of VA). Among other things, these commitments include rate credits distributable to both residential and non-residential customers, gas expansion and other programs, various public interest commitments, and safety programs. As at September 30, 2022, the remaining unpaid amount for the previously accrued merger commitments was approximately US$7 million. Additionally, there are a number of operational commitments, including the funding of leak mitigation and reducing leak backlogs, the funding of damage prevention efforts, developing projects to extend natural gas service, maintaining pre-merger quality of service standards including odor call response times, increasing supplier diversity, achieving synergy savings benefits, as well as reporting and tracking related to all the commitments, and developing 15 megawatts of either electric grid energy storage or Tier 1 renewable resources within five years after the merger closed.

As part of the Petrogas Acquisition in 2020, AltaGas acquired a commitment to pay post-acquisition contingent payments of up to $16 million based on certain criteria, including earnings targets being met. In the second quarter of 2022, AltaGas made the post-acquisition contingent payment of $16 million, satisfying the commitment.

In 2017, AltaGas entered into a 12-year service agreement for tug services to support the marine operations of RIPET. As at September 30, 2022, AltaGas is obligated to pay fixed fees of approximately $21 million over the remainder of the contract.

In 2019, AltaGas entered into propane supply contracts with various counterparties to secure physical volumes required for RIPET’s export capacity commitments. The contract terms range from 1-15 years, for an aggregate commitment amount of approximately $909 million.

In 2014, AltaGas’ Blythe facility entered into a Long-Term Service Agreement with Siemens to complete various upgrade and maintenance services on the Combustion Turbines (CT) at Blythe. The term of the agreement is over 124,000 equivalent operating hours per CT, or 25 years, whichever comes first. As at September 30, 2022, approximately $152 million is expected to be paid over the next 13 years, of which $53 million is expected to be paid over the next five years.

In 2021, AltaGas entered into a time charter agreement for the lease of a Very Large Gas Carrier (VLGC) over a two-year term. The vessel will be used by AltaGas to transport LPGs from AltaGas' export terminals to Asian markets. At September 30, 2022, AltaGas has approximately US$14 million remaining in future undiscounted cash flows associated with the lease.

At September 30, 2022, AltaGas has US$150 million in future undiscounted cash flows associated with operating leases not yet commenced. The leases are for the use of two VLGCs that are anticipated to commence in the fourth quarter of 2023 and first quarter of 2024. The lessor is primarily involved in the design and construction of both VLGCs.

Guarantees

AltaGas has guaranteed payments primarily for certain commitments on behalf of some of its subsidiaries. AltaGas has also guaranteed payments for certain of its external partners. As at September 30, 2022, AltaGas had no guarantees issued on behalf of external parties.

AltaGas Ltd. – Q3 2022 MD&A and Financial Statements – 83

Contingencies

AltaGas and its subsidiaries are subject to various legal claims and actions arising in the normal course of business. While the final outcome of such legal claims and actions cannot be predicted with certainty, the Corporation does not believe that the resolution of such claims and actions will have a material impact on the Corporation’s consolidated financial position or results of operations.

21. Pension Plans and Retiree Benefits

The costs of the defined benefit and post-retirement benefit plans are based on Management's estimate of the future rate of return on the fair value of pension plan assets, salary escalations, mortality rates, and other factors affecting the payment of future benefits.

In 2021, AltaGas made the decision to wind-up the Canadian defined benefit pension plan effective March 31, 2022. In October 2022, approval of the wind-up was received from the Alberta Superintendent of Pensions.

Rabbi trusts of $18 million as at September 30, 2022 have been funded to satisfy the employee benefit obligations associated with WGL’s various pension plans (December 31, 2021 - $18 million). These balances are included in "prepaid expenses and other current assets" and "long-term investments and other assets" in the Consolidated Balance Sheets.

The net pension expense by plan for the period was as follows:

	Three Months Ended September 30, 2022
	Canada		United States		Total
	Defined Benefit	Post-retirement Benefits	Defined Benefit	Post-retirement Benefits	Defined Benefit	Post-retirement Benefits
Current service cost (a)	$1	$—	$6	$3	$7	$3
Interest cost (b)	—	—	13	3	13	3
Expected return on plan assets (b)	—	—	(18)	(10)	(18)	(10)
Amortization of past service credit (b)	—	—	—	(5)	—	(5)
Amortization of net actuarial gain (b)	—	—	—	(2)	—	(2)
Net benefit cost (income) recognized	$1	$—	$1	$(11)	$2	$(11)
(a)Recorded under the line item “operating and administrative” expenses on the Consolidated Statements of Income (Loss).
(b)Recorded under the line item “other income” on the Consolidated Statements of Income (Loss).

	Three Months Ended September 30, 2021
	Canada		United States		Total
	Defined Benefit	Post-retirement Benefits	Defined Benefit	Post-retirement Benefits	Defined Benefit	Post-retirement Benefits
Current service cost (a)	$1	$—	$6	$3	$7	$3
Interest cost (b)	1	—	12	3	13	3
Expected return on plan assets (b)	—	—	(19)	(9)	(19)	(9)
Amortization of past service credit (b)	—	—	—	(4)	—	(4)
Amortization of net actuarial loss (gain) (b)	—	—	2	(2)	2	(2)
Net benefit cost (income) recognized	$2	$—	$1	$(9)	$3	$(9)
(a)Recorded under the line item “operating and administrative” expenses on the Consolidated Statements of Income (Loss).
(b)Recorded under the line item “other income” on the Consolidated Statements of Income (Loss).

AltaGas Ltd. – Q3 2022 MD&A and Financial Statements – 84

	Nine Months Ended September 30, 2022
	Canada		United States		Total
	Defined Benefit	Post-retirement Benefits	Defined Benefit	Post-retirement Benefits	Defined Benefit	Post-retirement Benefits
Current service cost (a)	$3	$—	$16	$8	$19	$8
Interest cost (b)	—	—	39	10	39	10
Expected return on plan assets (b)	—	—	(57)	(28)	(57)	(28)
Amortization of past service credit (b)	—	—	—	(14)	—	(14)
Amortization of net actuarial loss (gain) (b)	—	—	1	(6)	1	(6)
Net benefit cost (income) recognized	$3	$—	$(1)	$(30)	$2	$(30)
(a)Recorded under the line item “operating and administrative” expenses on the Consolidated Statements of Income (Loss).
(b)Recorded under the line item “other income” on the Consolidated Statements of Income (Loss).

	Nine Months Ended September 30, 2021
	Canada		United States		Total
	Defined Benefit	Post-retirement Benefits	Defined Benefit	Post-retirement Benefits	Defined Benefit	Post-retirement Benefits
Current service cost (a)	$3	$—	$17	$8	$20	$8
Interest cost (b)	1	—	36	9	37	9
Expected return on plan assets (b)	—	—	(57)	(26)	(57)	(26)
Amortization of past service credit (b)	—	—	—	(13)	—	(13)
Amortization of net actuarial loss (gain) (b)	—	—	5	(5)	5	(5)
Amortization of regulatory asset (b)	—	—	1	—	1	—
Plan settlements (b)	—	—	1	—	1	—
Net benefit cost (income) recognized	$4	$—	$3	$(27)	$7	$(27)
(a)Recorded under the line item “operating and administrative” expenses on the Consolidated Statements of Income (Loss).
(b)Recorded under the line item “other income” on the Consolidated Statements of Income (Loss).

AltaGas Ltd. – Q3 2022 MD&A and Financial Statements – 85

22. Supplemental Cash Flow Information

The following table details the changes in operating assets and liabilities from operating activities:

	Three Months Ended September 30		Nine Months Ended September 30
	2022	2021	2022	2021
Source (use) of cash:
Accounts receivable	$292	$(102)	$(23)	$(19)
Inventory	(309)	(212)	(421)	(192)
Risk management assets - current	(19)	(51)	(1)	(57)
Other current assets	8	24	73	79
Regulatory assets - current	(12)	17	9	40
Accounts payable and accrued liabilities	(256)	183	153	20
Customer deposits	(112)	249	278	228
Regulatory liabilities - current	3	(25)	12	(73)
Risk management liabilities - current	(20)	(1)	(10)	—
Other current liabilities	(48)	15	(30)	(6)
Other operating assets and liabilities	(77)	(48)	(37)	7
Changes in operating assets and liabilities	$(550)	$49	$3	$27

The following table details the changes in non-cash investing and financing activities:

	Three Months Ended September 30		Nine Months Ended September 30
	2022	2021	2022	2021
Decrease (increase) of balance:
Exercise of stock options	$1	$—	$2	$1
Net right-of-use assets obtained in exchange for new operating lease liabilities	$(9)	$—	$(44)	$(4)
Net right-of-use assets obtained in exchange for new finance lease liabilities	$(7)	$(4)	$(10)	$(8)
Capital expenditures included in accounts payable and accrued liabilities	$2	$62	$(1)	$44

The following cash payments have been included in the determination of earnings:

	Three Months Ended September 30		Nine Months Ended September 30
	2022	2021	2022	2021
Interest paid (net of capitalized interest)	$79	$74	$219	$218
Income taxes paid	$4	$2	$16	$23

The following table is a reconciliation of cash and cash equivalents and restricted cash balances:

As at September 30	2022	2021
Cash and cash equivalents	$132	$163
Restricted cash holdings from customers - current	—	3
Restricted cash included in prepaid expenses and other current assets (a)	9	3
Restricted cash included in long-term investments and other assets (a)	9	16
Cash, cash equivalents, and restricted cash per Consolidated Statements of Cash Flows	$150	$185
(a)The restricted cash balances included in "prepaid expenses and other current assets" and "long-term investments and other assets" relate to Rabbi trusts associated with WGL’s pension plans (Note 21).

AltaGas Ltd. – Q3 2022 MD&A and Financial Statements – 86

23. Seasonality

The Utilities business is highly seasonal with the majority of natural gas deliveries occurring during the winter heating season. Gas sales increase during the winter resulting in stronger first and fourth quarter results and weaker second and third quarter results. The retail business within the Utilities segment is also seasonal, with larger amounts of electricity being sold in the summer and peak winter months and larger amounts of natural gas being sold in the winter months.

24. Segmented Information

AltaGas owns and operates a portfolio of assets and services used to move energy from the source to the end‑user. The following describes the Corporation’s reportable segments:

Utilities
▪ rate-regulated natural gas distribution assets in Michigan, Alaska, the District of Columbia, Maryland,
    and Virginia. The utilities in Alaska are pending sale;
▪ rate-regulated natural gas storage in the United States, of which certain storage facilities in Alaska are pending sale; and
▪ sale of natural gas and power to residential, commercial, and industrial customers in Washington
    D.C., Maryland, Virginia, Delaware, Pennsylvania, and Ohio.

Midstream
▪ NGL processing and extraction plants;
▪ natural gas storage facilities;
▪ liquefied petroleum gas (LPG) export terminals;
▪ transmission pipelines to transport natural gas and NGL;
▪ natural gas gathering lines and field processing facilities;
▪ purchase and sale of natural gas;
▪ natural gas and NGL marketing;
▪ marketing, storage and distribution of wellsite fluids and fuel, crude oil and condensate diluents; and
▪ interest in a regulated gas pipeline in the Marcellus/Utica basins.

Corporate/Other
▪ the cost of providing corporate services, financing and general corporate overhead, corporate assets, financing other segments and the effects of changes in the fair value of certain risk management contracts; and
▪ a small portfolio of remaining power assets.

The following table provides a reconciliation of segment revenue to the disaggregated revenue table disclosed under Note 15:

	Three Months Ended September 30, 2022
	Utilities	Midstream	Corporate/Other	Total
External revenue (note 15)	$822	$2,206	$28	$3,056
Segment revenue	$822	$2,206	$28	$3,056

	Three Months Ended September 30, 2021
	Utilities	Midstream	Corporate/Other	Total
External revenue (note 15)	$578	$1,734	$27	$2,339
Segment revenue	$578	$1,734	$27	$2,339

AltaGas Ltd. – Q3 2022 MD&A and Financial Statements – 87

	Nine Months Ended September 30, 2022
	Utilities	Midstream	Corporate/Other	Total
External revenue (note 15)	$3,256	$6,865	$69	$10,190
Segment revenue	$3,256	$6,865	$69	$10,190

	Nine Months Ended September 30, 2021
	Utilities	Midstream	Corporate/Other	Total
External revenue (note 15)	$2,674	$4,681	$78	$7,433
Intersegment revenue	—	2	—	2
Segment revenue	$2,674	$4,683	$78	$7,435

The following tables show the composition by segment:

	Three Months Ended September 30, 2022
	Utilities	Midstream	Corporate/Other	Intersegment Elimination	Total
Segment revenue (note 15)	$822	$2,206	$28	$—	$3,056
Cost of sales	(487)	(1,963)	(9)	—	(2,459)
Operating and administrative	(231)	(144)	(12)	—	(387)
Accretion expenses	—	(2)	—	—	(2)
Depreciation and amortization	(69)	(29)	(8)	—	(106)
Income from equity investments (note 11)	—	5	—	—	5
Other income (loss)	19	(2)	2	—	19
Foreign exchange gains	—	—	7	—	7
Interest expense	—	—	(85)	—	(85)
Income (loss) before income taxes	$54	$71	$(77)	$—	$48
Net additions to:
Property, plant and equipment (a)	$234	$14	$1	$—	$249
Intangible assets	$—	$1	$—	$—	$1
(a)Net additions to property, plant and equipment, and intangible assets may not agree to changes reflected in the Consolidated Statements of Cash Flows due to classification of business acquisition and foreign exchange changes on U.S. assets.

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	Three Months Ended September 30, 2021
	Utilities	Midstream	Corporate/Other	Intersegment Elimination	Total
Segment revenue (note 15)	$578	$1,734	$27	$—	$2,339
Cost of sales	(208)	(1,519)	(7)	—	(1,734)
Operating and administrative	(215)	(119)	(26)	—	(360)
Accretion expenses	—	(1)	—	—	(1)
Depreciation and amortization	(71)	(32)	(8)	—	(111)
Income from equity investments (note 11)	1	2	—	—	3
Other income	16	3	3	—	22
Foreign exchange gains (losses)	1	32	(33)	—	—
Interest expense	—	—	(69)	—	(69)
Income (loss) before income taxes	$102	$100	$(113)	$—	$89
Net additions to:
Property, plant and equipment (a) (b)	$199	$3	$1	$—	$203
(a)Net additions to property, plant and equipment, and intangible assets may not agree to changes reflected in the Consolidated Statements of Cash Flows due to classification of business acquisition and foreign exchange changes on U.S. assets.
(b)In 2021, Management determined that it would include adjustments for the cost of removal of utility assets in net additions to property, plant and equipment. Comparative periods have been restated to reflect this change.

	Nine Months Ended September 30, 2022
	Utilities	Midstream	Corporate / Other	Intersegment Elimination	Total
Segment revenue (note 15)	$3,256	$6,865	$69	$—	$10,190
Cost of sales	(1,901)	(6,020)	(15)	—	(7,936)
Operating and administrative	(728)	(386)	(60)	—	(1,174)
Accretion expenses	1	(6)	—	—	(5)
Depreciation and amortization	(216)	(87)	(24)	—	(327)
Income from equity investments (note 11)	2	9	—	—	11
Other income	56	37	8	—	101
Foreign exchange gains	—	—	9	—	9
Interest expense	—	—	(231)	—	(231)
Income (loss) before income taxes	$470	$412	$(244)	$—	$638
Net additions (reductions) to:
Property, plant and equipment (a)	$552	$(165)	$(11)	$—	$376
Intangible assets	$1	$2	$—	$—	$3
(a)Net additions to property, plant and equipment, and intangible assets may not agree to changes reflected in the Consolidated Statements of Cash Flows due to classification of business acquisition and foreign exchange changes on U.S. assets.

AltaGas Ltd. – Q3 2022 MD&A and Financial Statements – 89

	Nine Months Ended September 30, 2021
	Utilities	Midstream	Corporate/Other	Intersegment Elimination	Total
Segment revenue (note 15)	$2,674	$4,683	$78	$(2)	$7,433
Cost of sales	(1,374)	(3,848)	(17)	2	(5,237)
Operating and administrative	(661)	(334)	(78)	—	(1,073)
Accretion expenses	—	(3)	1	—	(2)
Depreciation and amortization	(214)	(79)	(25)	—	(318)
Provisions on assets (note 6)	—	(57)	—	—	(57)
Income from equity investments (note 11)	2	6	—	—	8
Other income	49	9	1	—	59
Foreign exchange gains (losses)	—	15	(12)	—	3
Interest expense	—	—	(208)	—	(208)
Income (loss) before income taxes	$476	$392	$(260)	$—	$608
Net additions (reductions) to:
Property, plant and equipment (a) (b)	$471	$(294)	$6	$—	$183
Intangible assets	$1	$1	$1	$—	$3
(a)Net additions to property, plant and equipment, and intangible assets may not agree to changes reflected in the Consolidated Statements of Cash Flows due to classification of business acquisition and foreign exchange changes on U.S. assets.
(b)In 2021, Management determined that it would include adjustments for the cost of removal of utility assets in net additions to property, plant and equipment. Comparative periods have been restated to reflect this change.

The following table shows goodwill and total assets by segment:

	Utilities	Midstream	Corporate/Other	Total
As at September 30, 2022
Goodwill (note 8) (a)	$3,763	$1,545	$—	$5,308
Segmented assets	$16,199	$6,709	$596	$23,504
As at December 31, 2021
Goodwill (note 8)	$3,691	$1,462	$—	$5,153
Segmented assets	$14,603	$6,415	$575	$21,593
(a)An additional $228 million of goodwill relating to the Utilities segment is classified as assets held for sale on the Consolidated Balance sheets at September 30, 2022 (December 31, 2021 - $nil). Please refer to Note 5 for additional details.

25. Subsequent Events

Subsequent events have been reviewed through October 26, 2022, the date on which these unaudited condensed interim Consolidated Financial Statements were issued.

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SUPPLEMENTAL QUARTERLY OPERATING INFORMATION

	Q3-22	Q2-22	Q1-22	Q4-21	Q3-21
OPERATING HIGHLIGHTS
UTILITIES
Natural gas deliveries - end use (Bcf) (1)	12.6	23.0	74.7	44.0	12.2
Natural gas deliveries - transportation (Bcf) (1)	21.5	26.1	43.7	31.2	21.4
Service sites (thousands) (2)	1,695	1,693	1,694	1,689	1,676
Degree day variance from normal - SEMCO Gas (%) (3)	(3.7)	1.8	3.2	(15.0)	(41.8)
Degree day variance from normal - ENSTAR (%) (3)	12.6	(9.6)	(11.7)	11.9	16.9
Degree day variance from normal - Washington Gas (%) (3) (4)	750.0	20.7	(1.3)	(12.7)	—
WGL retail energy marketing - gas sales volumes (Mmcf)	7,133	10,469	23,637	16,299	7,682
WGL retail energy marketing - electricity sales volumes (GWh)	3,670	3,123	3,096	3,167	3,738
MIDSTREAM
LPG export volumes (Bbls/d) (5)	110,453	110,845	87,967	76,609	105,070
Total inlet gas processed (Mmcf/d) (5)	1,228	1,205	1,472	1,534	1,471
Extracted ethane volumes (Bbls/d) (5)	21,178	21,706	29,654	27,000	22,938
Extracted NGL volumes (Bbls/d) (5) (6)	31,483	29,402	35,770	35,734	34,671
Fractionation volumes (Bbls/d) (5)	35,578	28,944	33,090	37,000	29,130
Frac spread - realized ($/Bbl) (5) (7)	27.78	28.70	23.92	9.18	12.63
Frac spread - average spot price ($/Bbl) (5) (8)	36.25	32.97	36.98	35.82	36.32
Propane Far East Index (FEI) to Mont Belvieu spread (US$/Bbl) (5) (9)	10.48	12.94	12.91	12.65	9.00
Butane FEI to Mont Belvieu spread (US$/Bbl) (5) (10)	11.87	11.84	10.95	10.29	8.79
(1)Bcf is one billion cubic feet.
(2)Service sites reflect all of the service sites of the utilities, including transportation and non‑regulated business lines.
(3)A degree day is a measure of coldness determined daily as the number of degrees the average temperature during the day in question is below 65 degrees Fahrenheit. Degree days for a particular period are determined by adding the degree days incurred during each day of the period. Normal degree days for a particular period are the average of degree days during the prior 15 years for SEMCO Gas, during the prior 10 years for ENSTAR, and during the prior 30 years for Washington Gas.
(4)In certain of Washington Gas’ jurisdictions (Virginia and Maryland) there are billing mechanisms in place which are designed to eliminate the effects of variance in customer usage caused by weather and other factors such as conservation. In the District of Columbia, there is no weather normalization billing mechanism nor does Washington Gas hedge to offset the effects of weather. As a result, colder or warmer weather will result in variances to financial results.
(5)Average for the period.
(6)NGL volumes refer to propane, butane and condensate.
(7)Realized frac spread or NGL margin, expressed in dollars per barrel of NGL, is derived from sales recorded by the segment during the period for frac spread exposed volumes plus the settlement value of frac hedges settled in the period less extraction premiums, divided by the total frac exposed volumes produced during the period.
(8)Average spot frac spread or NGL margin, expressed in dollars per barrel of NGL, is indicative of the average sales price that AltaGas receives for propane, butane and condensate less extraction premiums, before accounting for hedges, divided by the respective frac spread exposed volumes for the period.
(9)Average propane price spread between FEI and Mont Belvieu TET commercial index.
(10)Average butane price spread between FEI and Mont Belvieu TET commercial index.

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OTHER INFORMATION

DEFINITIONS

Bbls/d	barrels per day
Bcf	billion cubic feet
Dth	dekatherm
GJ	gigajoule
GWh	gigawatt-hour
Mmcf	million cubic feet
Mmcf/d	million cubic feet per day
MW	megawatt
MWh	megawatt-hour
US$	United States dollar

ABOUT ALTAGAS

AltaGas is a leading North American energy infrastructure company that connects NGLs and natural gas to domestic and global markets. The Company operates a diversified, lower-risk, high-growth Utilities and Midstream business that is focused on delivering resilient and durable value for its stakeholders.

For more information visit www.altagas.ca or reach out to one of the following:

Jon Morrison
Senior Vice President, Investor Relations & Corporate Development
Jon.Morrison@altagas.ca

Adam McKnight
Director, Investor Relations
Adam.McKnight@altagas.ca

Investor Inquiries
1-877-691-7199
investor.relations@altagas.ca

Media Inquiries
1-403-206-2841
media.relations@altagas.ca

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